As filed with the Securities and Exchange Commission on June 17, 2010
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Standard Financial Corp. and
Standard Bank, PaSB 401(k) Plan Profit Sharing Plan
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	Being applied for (I.R.S. Employer Identification Number)
2640 Monroeville Boulevard
Monroeville, Pennsylvania 15146
(412) 856-0363
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)
Mr. Timothy K. Zimmerman
President and Chief Executive Officer
2640 Monroeville Boulevard
Monroeville, Pennsylvania 15146
(412) 856-0363
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)
Copies to:
Kent M. Krudys, Esq.
Marc P. Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(202) 274-2000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)]
CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Stock, $0.01 par value per share	3,967,500 shares	$10.00	$39,675,000 (1)	$2,829
Participation interests	interests (2)			(2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The securities of Standard Financial Corp. to be purchased by the Standard Bank, PaSB 401(k) Profit Sharing Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

STANDARD FINANCIAL CORP.
(Proposed Holding Company for Standard Bank)
Up to 3,450,000 Shares of Common Stock

Standard Financial Corp., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Standard Mutual Holding Company from the mutual to the stock form of organization. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “STND” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 3,450,000 shares of common stock for sale on a best efforts basis. We may sell up to 3,967,500 shares of common stock because of demand for the shares in excess of 3,450,000 shares or changes in market conditions that would increase our pro forma market value in excess of $34.5 million (3,450,000 shares multiplied by the $10.00 purchase price per share) without resoliciting subscribers. We must sell a minimum of 2,550,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Standard Bank, PaSB (“Standard Bank” or the “Bank”). Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company. In addition, Standard Financial Corp. intends to establish a charitable foundation in connection with the conversion and contribute to it $200,000 in cash and a number of shares of common stock with a value equal to 3.5% of the shares sold in the offering.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering is 20,000 shares, and no person, together with an associate or group of persons acting in concert, may purchase more than 30,000 shares in the offering. The offering is expected to expire at 2:00 p.m., Eastern Time, on [expiration date]. We may extend this expiration date without notice to you until [extension date]. The Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System may approve a later date which may not conclude beyond [final expiration date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 3,967,500 shares or decreased to fewer than 2,550,000 shares. If the offering is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 3,967,500 shares or decreased to fewer than 2,550,000 shares, we will resolicit subscribers and all funds delivered to us to purchase shares of common stock will be returned promptly, with interest. You will have the opportunity to maintain, change or cancel your order. Funds received during the offering will be held in a segregated account at Standard Bank and will earn interest calculated at Standard Bank’s statement savings rate, which is currently     % per annum.

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) will assist us in selling our shares of common stock on a best efforts basis. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of the common stock that are being offered for sale.

This investment involves a degree of risk, including the possible loss of your investment.
Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY
Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	2,550,000	3,000,000	3,450,000	3,967,500
Gross offering proceeds	$25,500,000	$30,000,000	$34,500,000	$39,675,000
Estimated offering expenses (excluding selling agent fees and expenses)	$948,500	$948,500	$948,500	$948,500
Estimated selling agent fees and expenses(1)(2)	$407,886	$449,160	$490,434	$537,899
Estimated net proceeds	$24,143,614	$28,602,340	$33,061,066	$38,188,601
Estimated net proceeds per share	$9.47	9.53	$9.58	$9.63

(1)	Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our ESOP), or approximately $347,900, at the adjusted maximum of the offering range; and (ii) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated as selling agent estimated to be $75,000. For information regarding compensation to be received by Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in the syndicated community offering, including the assumptions regarding the number of shares that may be sold in the subscription and community offerings and the syndicated community offering to determine the estimated offering expenses, see “Pro Forma Data” on page 38 and “The Conversion — Marketing and Distribution; Compensation” on page 121.

(2)	If all shares of common stock are sold in the syndicated community offering, the maximum selling agent commissions and expenses would be $1.3 million at the minimum, $1.5 million at the midpoint, $1.7 million at the maximum, and $2.0 million at the maximum, as adjusted.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Stifel, Nicolaus & Company
For assistance, please call the Stock Information Center, toll free, at (877)     -     .
The date of this prospectus is [Prospectus Date].

[MAP SHOWING MARKET AREA APPEARS ON INSIDE FRONT COVER]

Page
SUMMARY	1
RISK FACTORS	16
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	27
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING	31
OUR POLICY REGARDING DIVIDENDS	33
MARKET FOR THE COMMON STOCK	33
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE	35
CAPITALIZATION	36
PRO FORMA DATA	38
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION	44
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
BUSINESS OF STANDARD FINANCIAL CORP.	79
BUSINESS OF STANDARD BANK	79
SUPERVISION AND REGULATION	88
TAXATION	95
MANAGEMENT OF STANDARD FINANCIAL CORP.	97
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS	107
THE CONVERSION	108
STANDARD CHARITABLE FOUNDATION	132
RESTRICTIONS ON ACQUISITION OF STANDARD FINANCIAL CORP.	136
DESCRIPTION OF CAPITAL STOCK	140
TRANSFER AGENT	141
EXPERTS	142
LEGAL MATTERS	142
WHERE YOU CAN FIND ADDITIONAL INFORMATION	142

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF STANDARD MUTUAL HOLDING COMPANY	F-1
EX-1.1
EX-2
EX-3.1
EX-3.2
EX-4
EX-5
EX-8.1
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-21
EX-23.2
EX-23.3
EX-99.1
EX-99.2
EX-99.3
EX-99.6
EX-99.7
EX-99.8

i

SUMMARY
     The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.
     In this prospectus, the terms “we, “our,” and “us” refer to Standard Financial Corp. and Standard Bank unless the context indicates another meaning.
Standard Bank
     Standard Bank is a Pennsylvania chartered savings bank headquartered in Murrysville, Pennsylvania. Standard Bank was organized in 1913, and reorganized into the mutual holding company structure in 1998. Standard Bank is currently the wholly owned subsidiary of Standard Mutual Holding Company, a Pennsylvania mutual holding company. On a consolidated basis, as of March 31, 2010, Standard Mutual Holding Company had total assets of $403.2 million, total loans of $277.1 million, total deposits of $311.2 million and equity of $43.6 million. We provide financial services to individuals, families and businesses through our ten banking offices located in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland.
     Standard Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, one- to four-family residential mortgage loans, home equity loans and lines of credit, commercial business loans and investment securities. To a much lesser extent, we also originate construction loans and consumer loans. Standard Bank offers a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts.
     Standard Bank’s executive offices are located at 2640 Monroeville Boulevard, Monroeville, Pennsylvania 15146. Our telephone number at this address is (412) 856-0363. Our website address is www.standardbankpa.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.
Standard Financial Corp.
     Standard Financial Corp. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Standard Bank upon completion of the mutual-to-stock conversion and the offering. Other than matters of an organizational nature, Standard Financial Corp. has not engaged in any business to date.
     Our executive offices are located at 2640 Monroeville Boulevard, Monroeville, Pennsylvania 15146. Our telephone number at this address is (412) 856-0363.
Our Organizational Structure
     In 1998, Standard Bank reorganized into the mutual holding company form of organization by forming Standard Mutual Holding Company. Standard Mutual Holding Company owns 100% of the outstanding shares of common stock of Standard Bank. Standard Mutual Holding Company is a mutual holding company that has no stockholders and is controlled by the depositors of Standard Bank.

     Pursuant to the terms of Standard Mutual Holding Company’s plan of conversion, Standard Mutual Holding Company will convert from a mutual holding company to the stock holding company corporate structure. In addition, we intend to contribute cash and shares of common stock to a charitable foundation we will establish in connection with the conversion. Upon the completion of the conversion, Standard Mutual Holding Company will cease to exist, and Standard Bank will be a wholly owned subsidiary of Standard Financial Corp.
Market Area
     We conduct our operations from our ten branch offices (nine of which are full service) located in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland. Standard Bank considers its primary market area to be eastern Allegheny, Westmoreland, northern Fayette and southern Bedford counties in Pennsylvania and Allegany County, Maryland.
     Our market area did not fully benefit from the national economic expansion. Therefore we are not suffering as much during the current economic recession. The national unemployment rate increased to over 10% and the real estate prices across the country have declined substantially in many markets. Recently, there have been some signs that the economic decline may be near the bottom and even starting to improve. However, we are not insulated from the impact of the economic downturn. While still dramatically higher than a couple of years ago, parts of our market area’s unemployment rates have fared slightly better than Pennsylvania and nationally. The eastern portion of our market area has not fared quite as well with unemployment rates somewhat higher than the respective unemployment rates of Pennsylvania and Maryland.
     Real estate values have remained under pressure throughout our market area. However, in comparison to many areas throughout the country, real estate values in our market have been reasonably steady. Much of the country experienced more extreme increases in real estate values during the past decade than our market area. While real estate values in our market increased as well, they did so at a much more reasonable rate. That combined with a slightly better employment situation within our market area has meant real estate values within our market area have suffered much less over the past year than much of the nation.
     Our market area has a broad range of private employers, and has changed its focus from heavy industry to more specialized industries and service providers, including technology, health care, education and finance. Allegheny County, Pennsylvania is the headquarters for seven Fortune 500 companies, including H.J. Heinz, USX Corporation and Alcoa Inc. Westmoreland County is east of Allegheny County and is part of the Pittsburgh metropolitan area. Allegany County, Maryland is part of the Cumberland, Maryland-West Virginia metropolitan area, equidistant from Pittsburgh and Baltimore, with an economy including information technology, biotechnology, medical services and manufacturing.
     Median household income levels as a percentage change in Standard Mutual Holding Company’s market area have been mixed. Allegheny County, Pennsylvania and Allegany County, Maryland have trailed the median household growth rate of their respective states and the nation during that period over the last several years, while Westmoreland and Fayette Counties have outpaced it. However in dollar terms, the median household income in each of the counties within our market area is substantially less than their respective states and nationally.

Business Strategy
     Our business strategy is to grow and improve our profitability by:
•	Remaining a community-oriented financial institution while continuing to increase our customer base of small and medium-size businesses in our market area;

•	Increasing commercial real estate lending while maintaining our conservative loan underwriting;

•	Emphasizing lower cost core deposits by attracting new customers and enhancing existing customer relationships;

•	Expanding our branch network, primarily through branch purchases and de novo branching; and

•	To provide additional financial resources to pursue future expansion and acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions.
     A full description of our products and services begins on page 79 of this prospectus under the heading “Business of Standard Bank.”
     These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.
Reasons for the Conversion
     Our primary reasons for converting and raising additional capital through the offering are:
•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to provide additional financial resources to pursue future expansion and acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to improve our capital position during a period of significant economic uncertainty;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions;

•	to form a charitable foundation to benefit the communities we serve; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans.

     We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of March 31, 2010, Standard Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Pennsylvania Department of Banking, Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) to raise capital.
     For further information about our reasons for the conversion and stock offering, please see “The Conversion—Reasons for the Conversion.”
Terms of the Conversion and the Offering
     Under Standard Mutual Holding Company’s plan of conversion, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 2,550,000 and 3,450,000 shares of common stock to eligible depositors of Standard Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 3,967,500 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 3,967,500 or decreased to less than 2,550,000, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.
     The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company is not obligated to purchase any shares of common stock in the offering.
Persons Who May Order Shares of Common Stock in the Offering
     We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:
•	First, to depositors of Standard Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2009.

•	Second, to Standard Bank’s tax-qualified employee benefit plans (including our employee stock ownership plan and 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering and issued to the charitable foundation.

•	Third, to depositors of Standard Bank with aggregate account balances of at least $50 as of the close of business on [supplemental eligibility date].

•	Fourth, to depositors of Standard Bank as of [depositors record date].
     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany

County, Maryland, and thereafter to cover other members of the general public. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Stifel, Nicolaus & Company. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.
     To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at the applicable eligibility date. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
     If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first, in the order of priority to subscribers in the subscription offering before any shares are allocated in the community offering.
     For a detailed description of the offering, including share allocation procedures, please see “The Conversion.”
How We Determined the Offering Range
     The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Standard Financial Corp., assuming the conversion and the offering are completed and the charitable foundation is funded with a contribution of cash and common stock. RP Financial, LC., our independent appraiser, has estimated that, as of May 28, 2010, this market value, including shares sold in the offering and issued to the foundation, was $31,050,000. By regulation, the market value constitutes the midpoint of a valuation range, with a minimum of $26,392,500, and a maximum of $35,707,500. Based on this market value, and excluding the shares issued to the foundation, the offering ranges from a minimum of $25,500,000 to a maximum of $34,500,000 with a midpoint of $30,000,000. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. If market conditions warrant, the market value, including shares sold in the offering and issued to the foundation, can be increased to $41,063,630, and the offering, excluding shares issued to the foundation can be increased to $39,675,000.
     RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC. selected a group of 10 comparable public companies for this analysis.

     The appraisal peer group consists of the following companies, with asset size as of March 31, 2010.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Citizens Community Bancorp, Inc.	CZWI	NASDAQ	Eau Claire, WI	$577
Elmira Savings Bank, FSB	ESBK	NASDAQ	Elmira, NY	$489
First Capital, Inc.	FCAP	NASDAQ	Corydon, IN	$463
First Savings Financial Group	FSFG	NASDAQ	Clarksville, IN	$494
Harleysville Savings Financial Corp.	HARL	NASDAQ	Harleysville, PA	$843
River Valley Bancorp	RIVR	NASDAQ	Madison, IN	$395
Rome Bancorp, Inc.	ROME	NASDAQ	Rome, NY	$328
TF Financial Corp.	THRD	NASDAQ	Newtown, PA	$716
Wayne Savings Bancshares	WAYN	NASDAQ	Wooster, OH	$406
WVS Financial Corp.	WVFC	NASDAQ	Pittsburgh, PA	$377
     The following table presents a summary of selected pricing ratios for the peer group companies and Standard (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the six months ended March 31, 2010, stock price information as of May 28, 2010, as reflected in RP Financial, LC.’s appraisal report, dated May 28, 2010, and the number of shares assumed to be outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 38.1% on a price-to-book value basis, a discount of 35.2% on a price-to-tangible book value basis, and a discount of 2.9% on a price-to-earnings basis.

	Price-to-earnings	Price-to-book	Price-to-tangible
	multiple(1)	value ratio	book value ratio
Standard (on a pro forma basis, assuming completion of the conversion)
Minimum	11.01x	40.78%	47.98%
Midpoint	12.94x	45.23%	52.69%
Maximum	14.86x	49.16%	56.75%
Maximum, as adjusted	17.06x	53.22%	60.86%

Valuation of peer group companies, as of May 28, 2010
Averages	15.30x	79.38%	87.62%
Medians	12.79x	80.81%	88.09%

(1)	Information is derived from the RP Financial appraisal report and are based upon reported earnings for the twelve months ended March 31, 2010. These ratios are different from the ratios in “Pro Forma Data.”
     Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 39.2% on a price-to-book value basis, a discount of 35.6% on a price-to-tangible book value basis, and a premium of 16.2% on a core price-to-earnings basis.
     Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Standard Financial Corp. would be required to raise under the regulatory appraisal guidelines.

     The independent appraisal also reflects the contribution of cash and shares of common stock to the charitable foundation we are organizing in connection with the conversion. The contribution of cash and shares of our common stock to the charitable foundation will reduce our estimated pro forma market value. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
     RP Financial, LC. will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value, including offering shares and excluding shares contributed to the charitable foundation, changes to either below $25.5 million or above $39.7 million, we will resolicit persons who submitted stock orders. See “The Conversion—Share Pricing and Number of Shares to be Issued.”
     The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Standard Financial Corp. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.
     For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “The Conversion—Share Pricing and Number of Shares to be Issued.”
Limits on How Much Common Stock You May Purchase
     The minimum number of shares of common stock that may be purchased is 25. Generally, no individual may purchase more than 20,000 shares ($200,000) of common stock in the offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 30,000 shares ($300,000):
•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.
     See the detailed descriptions of “acting in concert” and “associate” in “The Conversion—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock
     In the subscription offering and community offering, you may pay for your shares only by:
•	personal check, bank check or money order, made payable to Standard Financial Corp.; or

•	authorizing us to withdraw funds from the types of Standard Bank deposit accounts permitted on the stock order form.
     Standard Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not submit a check drawn on a Standard Bank line of credit, and you may not submit a third-party check to pay for shares of common stock. Please do not submit cash. Wire transfers may not be used to pay for shares of common stock.
     You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Standard Bank deposit accounts, so that it is received (not postmarked) before 2:00 p.m., Eastern Time, on [expiration date], which is the expiration of the offering period. You may submit your stock order form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Stock Information Center, located at                                                             . We will not accept stock order forms at our branch offices.
     You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”) or other retirement account. If you wish to use some or all of the funds in your Standard Bank IRA or other retirement account to purchase our common stock, the applicable funds must first be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] expiration of the offering period, for assistance with purchases using funds from your Standard Bank retirement account or any other retirement account that you may have elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.
     See “The Conversion—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.
Deadline for Orders of Common Stock
     The deadline for purchasing shares of common stock in the offering is 2:00 p.m., Eastern Time, on [expiration date]. Your stock order form, with full payment, must be received (not postmarked) by 2:00 p.m., Eastern Time on [expiration date].
     Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

     See “The Conversion—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.
Delivery of Stock Certificates
     Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering. It is possible that, until this information is delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. All shares of Standard Financial Corp. common stock being sold will be in book entry form and paper stock certificates will not be issued.
After-Market Stock Price Performance Provided by Independent Appraiser
     The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2009 and May 28, 2010. None of these companies was included in the group of 10 comparable public companies utilized in RP Financial, LC.’s valuation analysis.
Mutual-to-Stock Conversion Offerings with Closing Dates
between January 1, 2009 and May 28, 2010

			Percentage Price Appreciation (Depreciation)
			From Initial Trading Date
Company Name and						Through May 28,
Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	2010
			%	%	%	%
Harvard Illinois Bancorp, Inc. (HARI)	4/09/10	OTCBB	0.0	0.0	(1.0)	(21.5)
OBA Financial Services, Inc. (OBAF)	1/22/10	NASDAQ	3.9	1.1	3.0	14.6
OmniAmerican Bancorp, Inc. (OABC)	1/21/10	NASDAQ	18.5	13.2	9.9	15.7
Versailles Financial Corp. (VERF)	1/13/10	OTCBB	0.0	0.0	0.0	0.0
Athens Bancshares, Inc. (AFCB)	1/07/10	NASDAQ	16.0	13.9	10.6	6.0
Territorial Bancorp, Inc. (TBNK)	7/15/09	NASDAQ	49.9	47.5	48.7	97.0
St. Joseph Bancorp, Inc. (SJBA)	2/02/09	OTCBB	0.0	0.0	0.0	0.0
Hibernia Hmstd Bncrp, Inc. (HIBE)	1/28/09	OTCBB	5.0	5.0	5.0	50.0

Average			11.7	10.1	9.5	20.2
Median			4.5	3.1	4.0	10.3
High			49.9	47.5	48.7	97.0
Low			0.0	0.0	(1.0)	(21.5)
     Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above are exactly similar to Standard Financial Corp. The pricing ratios for their stock offerings were in some cases different from the pricing ratios for Standard Financial Corp.’s common stock and the market conditions in which these offerings were completed were, in most cases, different from current market conditions. The performance of these stocks may not be indicative of how our stock will perform.
     There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.
Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares
     If we do not receive orders for at least 2,550,000 shares of common stock, we may take the following steps to issue the minimum number of shares of common stock in the offering range:
•	increase the maximum purchase limitations; and/or

•	seek the approval of the Pennsylvania Department of Banking and the Federal Reserve Board to extend the offering beyond [extension date], so long as we resolicit subscriptions that we have previously received in the offering.
     If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and indicated on their stock order forms a desire to be resolicited, will be given the opportunity to increase their subscription up to the then-applicable limit.
Possible Change in the Offering Range
     RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 3,967,500 shares in the offering without further notice to you. If our pro forma market value at that time is either below 26.4 million or above $41.1 million (including the value of shares issued to the foundation), then, after consulting with the Pennsylvania Department of Banking and the Federal Reserve Board, we may:
•	terminate the stock offering and promptly return all funds;

•	set a new offering range; or

•	take such other actions as may be permitted by the Pennsylvania Department of Banking and the Federal Reserve Board and the Securities and Exchange Commission.
     If we set a new offering range, we will be required to resolicit subscribers and we will promptly return your subscription funds, with interest at ___%, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.
Possible Termination of the Offering
     We may terminate the offering at any time and for any reason prior to the special meeting of depositors of Standard Bank that is being called to vote upon the conversion, and at any time after depositor approval with the approval of the Pennsylvania Department of Banking and the Federal Reserve Board. If we terminate the offering, we will promptly return your funds with interest calculated at Standard Bank’s statement savings rate, and we will cancel deposit account withdrawal authorizations.
How We Intend to Use the Proceeds From the Offering
     We intend to invest 50% of the net proceeds from the offering in Standard Bank, loan funds to our employee stock ownership plan to fund its purchase of our shares of common stock, contribute

$200,000 in cash and a number of shares of common stock with a value equal to 3.5% of the shares sold in the offering to the charitable foundation and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 3,000,000 shares of common stock in the stock offering, and we have net proceeds of $28.6 million, we intend to invest $14.3 million in Standard Bank, loan $2.5 million to our employee stock ownership plan to fund its purchase of our shares of common stock, contribute $200,000 to Standard Charitable Foundation, and retain the remaining $11.6 million of the net proceeds.
     We may use the funds we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Standard Bank may use the proceeds it receives from us to support increased lending and other products and services, and to repay borrowings.
     Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.
You May Not Sell or Transfer Your Subscription Rights
     Regulations issued by the Office of Thrift Supervision or Federal Deposit Insurance Corporation regulations, as implemented by the Pennsylvania Department of Banking and Federal Reserve Board, prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.
Purchases by Officers and Directors
     We expect our directors and executive officers, together with their associates, to subscribe for 160,000 shares ($1.6 million) of common stock in the offering, or 6.3% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.
     See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of our shares of common stock by our directors and executive officers.
Benefits to Management and Potential Dilution to Stockholders Following the Conversion
     We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all our employees, to purchase 8% of the total number of shares of common stock that we sell in the offering and issued to the charitable foundation. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. We reserve the right to purchase shares of common stock in the open market following the stock offering in order to fund all or a portion of the employee stock ownership plan.

     Our current intention is to adopt one or more stock-based benefit plans no earlier than twelve months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to regulations as implemented by the Pennsylvania Department of Banking and the Federal Reserve Board. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering and issued to the charitable foundation (reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the stock offering), for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering and issued to the charitable foundation for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of our shares of common stock. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans.
     The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares sold in the offering and issued to the charitable foundation for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all eligible employees.

	Number of Shares to be Granted or Purchased			Dilution	Value of Grants (1)
				Resulting		At
		At	As a	From	At	Adjusted
	At	Adjusted	Percentage	Issuance of	Minimum	Maximum
	Minimum	Maximum	of Common	Shares for	of	of
	of Offering	of Offering	Stock to be	Stock Benefit	Offering	Offering
	Range	Range	Issued (2)	Plans	Range	Range
					(Dollars in thousands)
Employee stock ownership plan	211,140	328,509	8.00%	—	$2,111	$3,285
Stock awards	105,570	164,255	4.00	3.85%	1,056	1,643
Stock options	263,925	410,636	10.00	9.09%	784	1,220

Total	580,635	903,400	22.00%	12.28%	$3,951	$6,147

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.97 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)	The stock-based benefit plans may award a greater number of options and shares and issued to the charitable foundation, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

     In addition to the stock-based benefit plans that we may adopt, we intend to enter into employment agreements and change of control agreements with certain of our executive and other officers. See “Management of Standard Financial Corp.—Executive Officer Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management of Standard Financial Corp.—Benefits to be Considered Following Completion of the Stock Offering.”
Market for Common Stock
     We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “STND.” Stifel, Nicolaus & Company currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”
Our Issuance of Shares of Common Stock and Cash to the Charitable Foundation
     To further our commitment to the communities we serve and may serve in the future, we intend, subject to our depositor’s approval, to establish and fund a new charitable foundation as part of the conversion. Standard Financial Corp. intends to contribute to the charitable foundation $200,000 in cash and shares of common stock with an aggregate value of stock equal to 3.5% of the shares sold in the stock offering. These shares and cash will have a value of $1.1 million at the minimum of the valuation range and $1.4 million at the maximum of the valuation range, subject to adjustment to $1.6 million. As a result of the issuance of shares to the charitable foundation and the cash contribution, we expect to record an after-tax expense of approximately $700,000 at the minimum of the valuation range and approximately $1.0 million at the adjusted maximum of the valuation range, during the quarter in which the conversion is completed.
     Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.
     The new charitable foundation will be governed by a Board of Directors, initially consisting of the current members of the Company’s Board of Directors (except for Timothy K. Zimmerman, our President, Chief Executive Officer and a director), and one individual who is not affiliated with us. None of these individuals will receive compensation for their service as a director of the charitable foundation. In addition, some of our employees will serve as executive officers of the charitable foundation. None of these individuals will receive compensation for their service as an executive officer of the charitable foundation.
     The new charitable foundation will be dedicated to supporting charitable causes and community development activities in the communities in which we operate or may operate in the future. In addition to traditional community contributions and community reinvestment initiatives, the charitable foundation is expected to emphasize grants or donations to support housing assistance, local education and other types of organizations or civic-minded projects.
Issuing shares of common stock to the charitable foundation will:
•	dilute the ownership interests of purchasers of shares of our common stock in the stock offering;

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in our earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit equal to 34.2% of such contribution.
     The establishment and funding of the charitable foundation has been approved by the Board of Trustees of Standard Mutual Holding Company, and must be approved by the depositors of Standard Bank at its special meeting being held to consider and vote upon the plan of conversion. If depositors do not approve the establishment and funding of the charitable foundation, we will proceed with the conversion and offering without the foundation and subscribers for common stock will not be resolicited (unless required by the Federal Reserve Board or the Pennsylvania Department of Banking). Without the charitable foundation, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
     RP Financial, LC. will update its appraisal of our estimated pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions, as well as whether the charitable foundation is formed and funded with shares of our common stock.
     See “Risk Factors—The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income,” “Risk Factors—Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Standard Charitable Foundation.”
Our Policy Regarding Dividends
     Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors.
For further information, see “Our Policy Regarding Dividends.”
Tax Consequences
     As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Standard Mutual Holding Company, Standard Bank, Standard Financial Corp., or persons eligible to subscribe in the subscription offering. See “The Conversion—Material Income Tax Consequences” for additional information.
Conditions to Completion of the Conversion and the Offering
     We cannot complete the conversion and the offering unless:
•	the plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of Standard Bank. A special meeting of depositors to consider and vote upon the plan of conversion has been set for [depositor meeting date];

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Pennsylvania Department of Banking and the Federal Reserve Board to complete the conversion and the offering.
How You Can Obtain Additional Information
     Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at (877) ___-                    , Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern Time, or visit the Stock Information Center located at                                         , Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.
TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE].

RISK FACTORS
You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.
Risks Related to Our Business
Because we intend to continue to emphasize commercial real estate loan originations, our credit risk will increase and continued downturns in the local real estate market or economy could adversely affect our earnings.
     We intend to continue our emphasis on originating commercial real estate loans. Commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate portfolio increases, the corresponding risks and potential for losses from these loans may also increase.
If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.
     We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.
     In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.
Future changes in interest rates could reduce our profits.
     Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:
•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

     As a result of our historical focus on one- to four-family residential real estate loans, the majority of our loans have fixed interest rates. Additionally, many of our securities investments have fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of March 31, 2010, 42.3% of our loans had maturities of 15 years or longer, while 28.3% of our certificates of deposit had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”
     Changes in interest rates creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining interest rate environment. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates.
     At March 31, 2010, the “rate shock” analysis indicated that our net portfolio value (the difference between the present value of our assets and the present value of our liabilities) would decrease by $2.6 million, or 4.9%, if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”
Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase the risk of increased nonperforming assets.
     Our success depends primarily on the general economic conditions in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland, as nearly all of our loans are to customers in these markets. Accordingly, the local economic conditions in these markets (and the Pittsburgh market area in general) have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the decline in real estate values in these markets would also lower the value of the collateral securing loans on properties in these markets. In addition, a continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.
     According to the National Association of Realtors statistics, the median sales price for existing single family homes in the Pittsburgh, Pennsylvania metropolitan area decreased from $120,700 in 2007 to $118,900 in 2009. The median sales price for existing homes in the United States also decreased from $217,900 in 2007 to $172,100 in 2009. As can be seen from the above data, home prices in the Pittsburgh metropolitan area have been and continue to be below the national averages which makes home ownership more affordable for customers in our market area.
     The slowing local economy has also resulted in a rise in delinquency and foreclosure rates. For the Commonwealth of Pennsylvania, foreclosure activity rose to 44,732 filings in 2009, a 20% increase from the level reported for 2008. For the State of Maryland, foreclosure activity rose to 43,248 filings in 2009, a 33.7% increase from the level reported for 2008.
Continued and sustained deterioration in the housing sector and related markets and prolonged elevated unemployment levels may adversely affect our business and financial results.
     During 2009 and the beginning of 2010, general economic conditions continued to worsen nationally as well as in our market area. While we did not invest in sub-prime mortgages and related investments, our lending business is tied, in large part, to the housing market. Declines in home prices, increases in foreclosures and unemployment have adversely impacted the credit performance of real estate related loans, resulting in the write-down of asset values. The continuing housing slump has resulted in reduced demand for the construction of new housing, further declines in home prices, and increased delinquencies on construction, residential and commercial mortgage loans. The ongoing concern about the stability of the financial markets in general has caused many lenders to reduce or cease providing funding to borrowers. These conditions may also cause a further reduction in loan demand, and increases in our non-performing assets, net charge-offs and provisions for loan losses. A worsening of these negative economic conditions could adversely impact our prospects for growth, asset and goodwill valuations and could result in a decrease in our interest income and a material increase in our provision for loan losses.
If our investment in the common stock of the Federal Home Loan Bank of Pittsburgh is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.
     We own common stock of the Federal Home Loan Bank of Pittsburgh. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Pittsburgh’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Pittsburgh common stock as of March 31, 2010 was $3.4 million based on its par value. There is no market for our Federal Home Loan Bank of Pittsburgh common stock.
     Published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a Federal Home Loan Bank, including the Federal Home Loan Bank of Pittsburgh, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Pittsburgh common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.
Continued or further declines in the value of certain investment securities could require write-downs, which would reduce our earnings.
     Our securities portfolio includes securities that have declined in value due to negative perceptions about the health of the financial sector in general and the lack of liquidity for securities that are real estate related. A prolonged decline in the value of these or other securities could result in an other-than-temporary impairment write-down which would reduce our earnings.

The requirement to account for certain assets at estimated fair value, and a proposal to account for additional financial assets and liabilities at estimated fair value, may adversely affect our results of operations.
     We report certain assets, including securities, at fair value, and a recent proposal would require us to report nearly all of our financial assets and liabilities at fair value. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our books at their estimated fair value, we may incur losses even if the asset in question presents minimal credit risk. Under current accounting requirements, elevated delinquencies, defaults, and estimated losses from the disposition of collateral in our private-label mortgage-backed security may require us to recognize additional other-than-temporary impairments in future periods with respect to our securities portfolio. The amount and timing of any impairment recognized will depend on the severity and duration of the decline in the estimated fair value of the asset and our estimate of the anticipated recovery period. Under proposed accounting requirements, we may be required to record reductions in the fair value of nearly all of our financial assets and liabilities (including loans) either through a charge to net income or through a reduction to accumulated other comprehensive income. Accordingly, we could be required to record charges on assets such as loans where we have no intention to sell the loan and expect to receive repayment in full on the loan. This could result in a decrease in net income, or a decrease in our stockholders’ equity, or both.
Government responses to economic conditions may adversely affect our operations, financial condition and earnings.
     New federal legislation has been introduced in Congress that would change the bank regulatory framework, as well as lending and funding practices and liquidity standards for banks. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business operations, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans. These events may have a significant adverse effect on our financial performance and operating flexibility. In addition, these risks could affect the performance and value of our loan and investment securities portfolios, which also would negatively affect our financial performance.
     Furthermore, the Board of Governors of the Federal Reserve System, in an attempt to help the overall economy, has, among other things, kept interest rates low through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve increases the federal funds rate, overall interest rates will likely rise, which may negatively impact the housing markets and the U.S. economic recovery. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.
Legislation has been introduced that would, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau, give stockholders greater influence over Board elections and compensation, and generally increase our costs.
     Legislation has been introduced in Congress that would implement sweeping changes to the current bank regulatory structure. The Senate bill requires the bank regulators to set minimum capital levels for holding companies that are as strong as those required for the insured depository subsidiaries, but the components of capital would be restricted to capital allowed for insured depository institutions.

This would effectively eliminate the ability of bank holding companies to include trust preferred securities or subordinated debt as part of capital.
     The proposed legislation would also create a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau would have broad rule-making authority for a wide range of consumer protection laws that would apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau would have examination and enforcement authority over all banks and credit unions with more than $10 billion in assets. Banks and credit unions with $10 billion or less in assets would be examined by their applicable bank regulators. The new legislation would also weaken the federal preemption available for national banks and federal savings associations, and would give state attorneys general the ability to enforce applicable consumer laws. The proposed legislation also could severely limit our ability to charge fees for overdraft protection. This would have a material effect on our net income.
     The proposed legislation would also broaden the base for Federal Deposit Insurance Corporation insurance assessments to be the average consolidated total assets less tangible equity capital of a financial institution, and restrict bank proprietary trading in securities. Lastly, the proposed legislation would significantly increase stockholder influence over Boards of Directors by requiring companies to give stockholders a non-binding vote on executive compensation, and allow stockholders to nominate their own candidates using a company’s proxy ballots. Public companies would also be required to adopt majority voting for the election of directors, and the Federal Reserve Board would be directed to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.
     If adopted, the proposed legislation and its implementing regulations would significantly increase our operating costs, make it more difficult for bank holding companies to attract and retain management talent, and adversely affect the ability of our Board and management team to implement our business strategy without undue interference from stockholders.
We are subject to extensive regulatory oversight.
     We and our subsidiaries are subject to extensive regulation and supervision. Regulators have intensified their focus on bank lending criteria and controls, and on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements. There also is increased scrutiny of our compliance practices generally and particularly with the rules enforced by the Office of Foreign Assets Control. It is possible that we are not in full compliance with these requirements. Our failure to comply with these and other regulatory requirements could lead to, among other remedies, administrative enforcement actions and legal proceedings. In addition, proposed future legislation and regulations are likely to have a significant effect on the financial services industry. Regulatory or legislative changes could make regulatory compliance more difficult or expensive for us, and could cause us to change or limit some of our products and services, or the way we operate our business.
Strong competition within our market areas may limit our growth and profitability.
     Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Standard Bank—Competition.”
Legislative or regulatory responses to perceived financial and market problems could impair our rights against borrowers.
     Current and future proposals made by members of Congress would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans, and may limit the ability of lenders to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting Standard Bank’s rights as a creditor, were to be implemented, we could experience increased credit losses on our loans and mortgage-backed securities, or increased expense in pursuing our remedies as a creditor.
Recent health care legislation could increase our expenses or require us to pass further costs on to our employees, which could adversely affect our operations, financial condition and earnings.
     Legislation enacted in 2010 requires companies to provide expanded health care coverage to their employees, such as affordable coverage to part-time employees and coverage to dependent adult children of employees. Companies will also be required to enroll new employees automatically into their health plans. Compliance with these and other new requirements of the health care legislation will increase our employee benefits expense, and may require us to pass these costs on to our employees, which could give us a competitive disadvantage in hiring and retaining qualified employees.
Any future Federal Deposit Insurance Corporation insurance premium increases will adversely affect our earnings. The Federal Deposit Insurance Corporation has adopted a rule that required us to prepay insurance premiums.
     In May 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $177,000 during the quarter ended June 30, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levy will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation increased the general assessment rate and our prior credits for federal deposit insurance were fully utilized during the quarter ended June 30, 2009. Therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase compared to prior periods.
     The Federal Deposit Insurance Corporation also issued a final rule pursuant to which all insured depository institutions were required to prepay on December 30, 2009 their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. We prepaid $1.5 million of our assessments on December 30, 2009, based on our deposits and assessment rate as of September 30, 2009.

Risks Related to this Stock Offering
The future price of the shares of common stock may be less than the purchase price in the stock offering.
     If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The aggregate purchase price of the shares of common stock sold in the offering and issued to the charitable foundation is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Pennsylvania Department of Banking and the Federal Reserve Board. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the stock offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.
Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.
     Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the stock offering, we expect our consolidated equity to be between $64.7 million at the minimum of the offering range and $77.2 million at the adjusted maximum of the offering range. Based upon our pro forma net income for the six months ended March 31, 2010, and these pro forma equity levels, our annualized return on equity would be 4.75% and 4.00% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.
Our stock-based benefit plans will increase our costs, which will reduce our income.
     We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering and issued to the charitable foundation, with funds borrowed from Standard Financial Corp. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 328,509 shares in the offering at the adjusted maximum of the offering range, we will recognize additional annual pre-tax compensation expense of $164,000 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.
     Our current intention is to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, including shares issued to the charitable foundation, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $2.97 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $244,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under a stock-based benefit plan would be $329,000 at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further. The shares of restricted stock granted under a stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded.
The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.
     We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then stockholders would experience a reduction in their ownership interest, which would total 3.85% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% or 4%, respectively, of the shares issued in the stock offering and issued to the charitable foundation. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.
     Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.
We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs.
     If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then grants of shares of common stock or stock options under our stock-based benefit plans may exceed 4% and 10%, respectively, of our total outstanding shares. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.” Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Our current intention is to adopt one or more stock-based benefit plans no earlier than twelve months after completion of the conversion.
The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income.
     Subject to depositor approval, we intend to establish a charitable foundation in connection with the conversion. We will make a contribution to the charitable foundation in the form of $200,000 in cash and a number of shares of common stock with a value equal to 3.5% of the shares sold in the offering. The contribution of cash and shares of common stock will total $1.1 million at the minimum of the offering range, and up to $1.6 million at the adjusted maximum of the offering range. The aggregate contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income by approximately $1.0 million at the adjusted maximum of the offering range. We had net income of $1.5 million for the six months ended March 31, 2010 and $2.1 million for the year ended September 30, 2009, respectively. Persons purchasing shares in the stock offering will have their ownership and voting interests diluted by up to 3.4% due to the issuance of shares of common stock to the charitable foundation.
We intend to enter into employment agreements and change in control agreements with certain of our officers, all of which may increase our compensation costs or increase the cost of acquiring us.
     We intend to enter into employment agreements with Timothy K. Zimmerman, our President and Chief Executive Officer, Colleen M. Brown, our Senior Vice President and Chief Financial Officer and Paul A. Knapp, our Senior Vice President and Chief Commercial Lending Officer. We also intend to enter into three change in control agreements with certain of our other officers. In the event of termination of employment of Mr. Zimmerman, Ms. Brown and Mr. Knapp other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the employment agreements provide for cash severance benefits that would cost up to approximately $1.5 million in the aggregate based on the compensation information included in “Management of Standard Financial Corp.—Executive Officer Compensation.”
Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.
     The Internal Revenue Service may not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. The total value of the contribution would be $1.6 million at the adjusted maximum of the offering range, which would result in after-tax expense of approximately $1.0 million. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize after-tax expense up to the value of the entire contribution, or $1.6 million at the adjusted maximum of the offering range.
     In addition, even if the contribution is tax deductible, we may not have sufficient taxable income to be able to use the deduction fully. Under the Internal Revenue Code, a corporate entity is generally permitted to deduct charitable contributions in an amount of up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity could, if necessary, be deducted for federal income tax purposes over a six-year period. Our taxable income over this period may not be sufficient to fully use this deduction.
We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.
     Standard Financial Corp. will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Standard Bank, acquire other financial services companies or branch offices or for other general corporate purposes. Standard Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.
Our stock value may be negatively affected by regulations that restrict takeovers.
     For three years following the stock offering, federal regulations as applied by the Pennsylvania Department of Banking and the Federal Reserve Board will prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and the Federal Reserve Board. See “Restrictions on Acquisition of Standard Financial Corp.” for a discussion of applicable regulations regarding acquisitions.
The corporate governance provisions in our articles of incorporation and bylaws, Standard Bank’s stock charter and the corporate governance provisions under relevant state law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company.
     Provisions in our articles of incorporation and bylaws, as well as the stock charter of Standard Bank, may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Standard Financial Corp. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified Board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Standard Bank’s stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Standard Financial Corp. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Standard Bank. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the stock charter. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Standard Financial Corp.”
We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating costs.
     Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.
     Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which will increase our operating costs.
We have never issued common stock and there is no guarantee that a liquid market will develop.
     We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “STND,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Stifel, Nicolaus & Company has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.
We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the subscription and community offerings. Such actions may reduce the net proceeds from the stock offering.
     If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, acting as our agent. The fee to be paid in connection with such an offering would be higher than the fee paid in the subscription and community offerings, which would increase the expenses associated with the stock offering and reduce the net proceeds. Specifically, Stifel, Nicolaus & Company will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, less shares acquired by our directors and executive officers, and our ESOP as well as the shares of common stock issued to the charitable foundation. If there is a syndicated community offering, Stifel, Nicolaus & Company will receive a fee not to exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering, less the amount of common stock already sold in the subscription and community offerings.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
     The summary financial information presented below is derived in part from the consolidated financial statements of Standard Mutual Holding Company and subsidiaries. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2009 and 2008 and for the years ended September 30, 2009 and 2008 is derived in part from the audited consolidated financial statements of Standard Mutual Holding Company that appear in this prospectus. The operating data for the six months ended March 31, 2010 and 2009 and the financial condition data at March 31, 2010 were not audited. However, in the opinion of management of Standard Mutual Holding Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended March 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31,	At September 30,
	2010	2009	2008	2007	2006	2005
	(unaudited)	(In thousands)
Selected Financial Condition Data:

Total assets	$403,209	$382,415	$353,971	$342,938	$328,989	$269,016
Cash and cash equivalents	25,130	12,420	18,817	18,143	21,485	14,695
Securities available for sale	70,023	69,244	28,949	26,240	40,361	77,363
Securities held to maturity	—	—	19,518	27,710	34,289	42,157
Loans receivable, net	277,148	270,769	257,551	243,742	205,653	119,288
Bank owned life insurance	9,244	9,080	8,756	8,424	8,106	7,805
Federal Home Loan Bank stock, at cost	3,416	3,416	3,335	2,488	1,939	2,271
Deposits	311,196	286,934	254,632	263,977	262,999	199,267
Federal Home Loan Bank advances	42,078	46,618	50,948	32,809	20,727	31,274
Securities sold under agreements to repurchase	2,905	3,866	3,537	3,990	4,655	232
Total net worth	43,561	42,168	38,695	39,444	37,844	36,374

	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)		(In thousands)
Selected Operating Data:

Interest and dividend income	$9,160	$9,197	$18,236	$18,679	$18,191	$15,527	$11,652
Interest expense	3,373	4,225	8,091	9,237	10,075	8,394	6,252

Net interest income	5,787	4,972	10,145	9,442	8,116	7,133	5,400
Provision for loan losses	429	547	1,100	316	—	—	—

Net interest and dividend income after provision for loan losses	5,358	4,425	9,045	9,126	8,116	7,133	5,400
Noninterest income	1,151	1,075	1,798	959	2,587	2,231	1,286
Noninterest expense	4,169	4,471	8,698	8,169	8,036	7,670	5,930

Income before income tax expense (benefit)	2,340	1,029	2,145	1,916	2,667	1,694	756
Income tax expense (benefit)	801	(254)	1	776	607	264	(101)

Net income	$1,539	$1,283	$2,144	$1,140	$2,060	$1,430	$857

	At or For the Six Months
	Ended March 31,		At or For the Years Ended September 30,
	2010	2009	2009	2008	2007	2006	2005
Selected Financial Ratios and Other Data (1):

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.79%	0.72%	0.58%	0.33%	0.62%	0.46%	0.33%
Return on average equity (ratio of net income to average equity)	7.14%	6.43%	5.27%	2.86%	5.33%	3.89%	2.34%
Interest rate spread (2)	3.11%	2.92%	2.88%	2.83%	2.50%	2.40%	1.98%
Net interest margin (3)	3.20%	3.03%	2.99%	2.98%	2.66%	2.54%	2.22%
Efficiency ratio (4)	60.09%	73.94%	72.83%	78.54%	75.08%	81.91%	88.69%
Noninterest expense to average total assets	2.13%	2.50%	2.36%	2.37%	2.43%	2.47%	2.28%
Average interest-earning assets to average interest-bearing liabilities	104.70%	104.38%	104.45%	104.94%	104.94%	104.75%	109.65%

Asset Quality Ratios:
Non-performing assets to total assets	0.41%	0.46%	0.61%	0.51%	0.26%	0.21%	0.13%
Non-performing loans to total loans	0.60%	0.66%	0.86%	0.71%	0.36%	0.34%	0.30%
Allowance for loan losses to non-performing loans	627.67%	152.28%	233.08%	150.17%	294.65%	355.81%	435.84%
Allowance for loan losses to total loans	1.23%	0.99%	1.12%	0.93%	0.97%	1.16%	1.31%
Net charge-offs to average loans	0.02%	0.14%	0.17%	0.10%	0.02%	0.08%	0.02%

Capital Ratios:
Total capital (to risk-weighted assets)	14.68%	14.54%	14.30%	14.59%	14.60%	15.20%	26.90%
Tier I capital (to risk-weighted assets)	13.43%	13.40%	13.05%	13.48%	13.10%	13.50%	25.00%
Tier I capital (to average assets)	8.37%	8.41%	8.47%	8.61%	8.50%	7.90%	12.70%
Equity to assets	10.80%	10.77%	11.03%	10.93%	11.50%	11.50%	13.52%
Tangible equity to tangible assets	8.60%	8.38%	8.69%	8.35%	8.81%	8.62%	13.47%

Other Data:
Number of offices	10	10	10	10	10	11	7
Full time equivalent employees	89	86	89	89	93	91	67

(1)	Ratios for the six months ended March 31, 2010 and 2009 are annualized.

(2)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the year.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.

(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.
     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.
     Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
     Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $24.1 million and $33.1 million, or $38.2 million if the offering range is increased by 15%.
     We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,550,000 Shares		3,000,000 Shares		3,450,000 Shares		3,967,500 Shares (1)
		Percent		Percent		Percent		Percent
		of Net		of Net		of Net		of Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in thousands)
Stock offering proceeds	$25,500		$30,000		$34,500		$39,675

Less offering expenses	1,356		1,398		1,439		1,486

Net offering proceeds (2)	$24,144	100.0%	$28,602	100.0%	$33,061	100.0%	$38,189	100.0%

Use of net proceeds:
To Standard Bank	$12,072	50.0%	$14,301	50.0%	$16,531	50.0%	$19,095	50.0%
Cash contributed to foundation	$200	0.8%	$200	0.7%	$200	0.6%	$200	0.5%
To fund loan to employee stock ownership plan	$2,111	8.7%	$2,484	8.6%	$2,857	8.6%	$3,285	8.6%
Retained by Standard	$9,761	40.5%	$11,617	40.7%	$13,474	40.8%	$15,610	40.9%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes all shares of common stock are sold in the subscription offering.
     Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Standard Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.
     Standard Financial Corp. may use the proceeds it retains from the offering:
•	to invest in securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises, mortgage-backed securities and equities, collateralized mortgage obligations and municipal securities;

•	to finance the acquisition of financial institutions or other financial service companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.
     With the exception of the funding of the loan to the employee stock ownership plan, Standard Financial Corp. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Standard Financial Corp. also intends to contribute $200,000 in cash and a number of shares of common stock with a value equal to 3.5% of the shares sold in the offering . Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Under current regulations as implemented by the Pennsylvania Department of Banking and the Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.
     Standard Bank may use the net proceeds it receives from the offering:
•	to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies;

•	to fund new loans;

•	to repay borrowings;

•	to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises; and

•	for other general corporate purposes.
     Standard Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies. There can be no assurance that we will be able to consummate any acquisition.
     Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS
     Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Pennsylvania Department of Banking policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Standard Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Pennsylvania Department of Banking regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.
     Pursuant to our Certificate of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Initially, dividends we can declare and pay will depend upon the proceeds retained from the stock offering and the earnings received from the investment of those proceeds. In the future, dividends will depend in large part upon receipt of dividends from Standard Bank, because we expect to have limited sources of income other than dividends from Standard Bank and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Pennsylvania Department of Banking imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Banking Regulation—Capital Distributions.”
     Any payment of dividends by Standard Bank to us that would be deemed to be drawn out of Standard Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Standard Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Standard Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”
MARKET FOR THE COMMON STOCK
     We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “STND,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Stifel, Nicolaus & Company has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

     The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
     At March 31, 2010, Standard Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Standard Bank at March 31, 2010, and the pro forma regulatory capital of Standard Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Standard Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Standard Bank
	Historical at March		Pro Forma at March 31, 2010, Based Upon the Sale in the Offering of (1)
	31, 2010		2,550,000 Shares		3,000,000 Shares		3,450,000 Shares		3,967,500 Shares (2)
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)
	(Dollars in thousands)
Equity (1)	$43,013	10.67%	$51,918	12.51%	$53,588	12.84%	$55,259	13.17%	$57,180	13.55%

Tier 1 leverage capital	$32,365	8.44%	$41,270	10.43%	$42,940	10.79%	$44,611	11.15%	$46,532	11.56%
Tier 1 leverage requirement (4)	19,175	5.00	19,778	5.00	19,890	5.00	20,001	5.00	20,129	5.00

Excess	$13,190	3.44%	$21,492	5.43%	$23,050	5.79%	$24,610	6.15%	$26,403	6.56%

Tier 1 risk-based capital (5)	$32,365	13.23%	$41,270	16.70%	$42,940	17.35%	$44,611	17.99%	$46,532	18.72%
Risk-based requirement	14,682	6.00	14,826	6.00	14,853	6.00	14,880	6.00	14,911	6.00

Excess	$17,683	7.23%	$26,444	10.70%	$28,087	11.35%	$29,731	11.99%	$31,621	12.72%

Total risk-based capital (5)	$35,431	14.48%	$44,336	17.94%	$46,006	18.58%	$47,677	19.22%	$49,598	19.96%
Risk-based requirement	24,469	10.00	24,711	10.00	24,755	10.00	24,800	10.00	24,851	10.00

Excess	$10,962	4.48%	$19,625	7.94%	$21,251	8.58%	$22,877	9.22%	$24,747	9.96%

Reconciliation of capital infused into Standard Bank:
Net proceeds			$12,072		$14,301		$16,531		$19,094
Less: Common stock acquired by employee stock ownership plan			(2,111)		(2,484)		(2,857)		(3,285)
Less: Common stock acquired by the stock-based incentive plan			(1,056)		(1,242)		(1,428)		(1,643)

Pro forma increase			$8,905		$10,575		$12,246		$14,166

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering and issued to the charitable foundation with funds we lend. Pro forma Generally Accepted Accounting Principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan. See “Management of Standard Financial Corp.” for a discussion of the employee stock ownership plan.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Tier 1 leverage levels are shown as a percentage of average adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Required capital ratio reflects “well capitalized” under prompt corrective action regulations. The current Pennsylvania Department of Banking capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(5)	Required capital ratio reflects “well capitalized” under prompt corrective action regulations. Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION
     The following table presents the historical consolidated capitalization of Standard Mutual Holding Company at March 31, 2010 and the pro forma consolidated capitalization of Standard Financial Corp., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Standard
	Mutual Holding	Standard Financial Corp. Pro Forma,
	Company	Based Upon the Sale in the Offering at $10.00 per Share of
	Historical at	2,550,000	3,000,000	3,450,000	3,967,500
	March 31, 2010	Shares	Shares	Shares	Shares (1)
	(Dollars in thousands)
Deposits (2)	$311,196	$311,196	$311,196	$311,196	$311,196
Borrowings	44,983	44,983	44,983	44,983	44,983

Total deposits and borrowed funds	$356,179	$356,179	$356,179	$356,179	$356,179

Stockholders’ equity:
Preferred stock $0.01 par value, 10,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 40,000,000 shares authorized; assuming shares outstanding as shown (3)(4)	—	26	31	36	41
Additional paid-in capital (4)	—	25,010	29,621	34,233	39,536
Retained earnings (5)	42,675	42,675	42,675	42,675	42,675

Less:
Accumulated other comprehensive income	886	886	886	886	886
After-tax expense of contribution to charitable foundation (6)	—	(719)	(823)	(926)	(1,045)
Common stock to be acquired by employee stock ownership plan (7)	—	(2,111)	(2,484)	(2,857)	(3,285)
Common stock to be acquired by stock-based benefit plans (8)	—	(1,056)	(1,242)	(1,428)	(1,643)

Total stockholders’ equity	$43,561	$64,711	$68,665	$72,619	$77,165

Pro forma shares outstanding:
Shares issued to charitable foundation	—	89,250	105,000	120,750	138,863
Shares offered for sale	—	2,550,000	3,000,000	3,450,000	3,967,500

Total shares outstanding	—	2,639,250	3,105,000	3,570,750	4,106,363

Total stockholders’ equity as a percentage of total assets (2)	10.80%	15.25%	16.03%	16.80%	17.67%
Tangible equity as a percent of assets	8.40%	12.96%	13.76%	14.55%	15.44%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of Standard Financial Corp. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Standard Financial Corp. common stock sold in the offering and issued to the charitable foundation will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Standard Financial Corp.”

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.

(5)	The retained earnings of Standard Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.”
(footnotes continue on next page)

(footnotes continued from previous page)

(6)	Represents the expense of the contribution to the charitable foundation based on a 34.2% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of our annual taxable income, subject to our ability to carry forward for federal or state purposes any unused portion of the deduction for the five years following the year in which the contribution is made.

(7)	Assumes that 8% of the shares sold in the offering and issued to the charitable foundation will be acquired by the employee stock ownership plan financed by a loan from Standard Financial Corp. The loan will be repaid principally from Standard Bank’s contributions to the employee stock ownership plan. Since Standard Financial Corp. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Standard Financial Corp.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(8)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and issued to the charitable foundation will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Standard Financial Corp. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Standard Financial Corp.

PRO FORMA DATA
     The following tables summarize historical data of Standard Mutual Holding Company and pro forma data of Standard Financial Corp. at and for the six months ended March 31, 2010 and at and for the fiscal year ended September 30, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.
     The net proceeds in the tables are based upon the following assumptions:
•	all shares of common stock will be sold in the subscription offering;

•	160,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering and contributed to the charitable foundation with a loan from Standard Financial Corp. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, adjusted annually) over a period of 20 years. Interest income that Standard Financial Corp. will earn on the loan will offset the interest paid on the loan by Standard Bank;

•	Stifel, Nicolaus & Company will receive a fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families and shares issued to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Stifel, Nicolaus & Company, will be $948,500.
     We calculated pro forma consolidated net income for the six months ended March 31, 2010 and the fiscal year ended September 30, 2009 as if the estimated net proceeds we received had been invested at an assumed interest rate of 2.55% (1.68% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of March 31, 2010, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally utilized by Pennsylvania Department of Banking and the Federal Reserve Board regulations.
     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
     The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.
     We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock sold in the stock offering and issued to the charitable foundation. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.97 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 23.90% for the shares of common stock, a dividend yield of 2.0%, an expected option life of 10 years and a risk-free interest rate of 3.84%. Because there is currently no market for our shares of common stock, the assumed expected volatility is based on the SNL Securities index for all publicly-traded thrift institutions and their holding companies. The dividend yield reflects the average dividend yield for publicly traded thrifts.
     We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.
     As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Standard Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.
     The pro forma table does not give effect to:
•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.
     The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or For the Six Months Ended March 31, 2010
Based Upon the Sale at $10.00 Per Share of
2,550,000	3,000,000	3,450,000	3,967,500
Shares	Shares	Shares	Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$25,500	$30,000	$34,500	$39,675
Market value of shares issued to charitable foundation	893	1,050	1,208	1,389

Pro forma market capitalization	$26,393	$31,050	$35,708	$41,064

Gross proceeds of stock offering	$25,500	$30,000	$34,500	$39,675
Less: expenses	1,356	1,398	1,439	1,486

Estimated net proceeds	24,144	28,602	33,061	38,189
Less: Common stock purchased by ESOP (2)	(2,111)	(2,484)	(2,857)	(3,285)
Less: Cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: Common stock awarded under stock-based benefit plans (3)	(1,056)	(1,242)	(1,428)	(1,643)

Estimated net cash proceeds	$20,777	$24,676	$28,576	$33,061

For the Six Months Ended March 31, 2010
Consolidated net income:
Historical	$1,539	$1,539	$1,539	$1,539
Pro forma income on net proceeds	175	208	240	277
Pro forma ESOP adjustment(2)	(35)	(41)	(47)	(54)
Pro forma stock award adjustment (3)	(70)	(82)	(94)	(108)
Pro forma stock option adjustment (4)	(72)	(84)	(97)	(112)

Pro forma net income	$1,537	$1,540	$1,541	$1,542

Per share net income:
Historical	$0.63	$0.54	$0.47	$0.41
Pro forma income on net proceeds	0.07	0.07	0.07	0.07
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (5)	$0.63	$0.54	$0.47	$0.41

Stock price as a multiple of pro forma net income per share	7.94	x	9.26	x	10.64	x	12.20	x
Number of shares outstanding for pro forma net net income per share calculations (5)	2,433,389	2,862,810	3,292,232	3,786,066

At March 31, 2010
Stockholders’ equity:
Historical	$43,561	$43,561	$43,561	$43,561
Estimated net proceeds	24,144	28,602	33,061	38,189
Stock contribution to charitable foundation	893	1,050	1,208	1,389
Tax benefit of contribution of charitable foundation	374	428	481	543
Less: Common stock acquired by ESOP (2)	(2,111)	(2,484)	(2,857)	(3,285)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(1,056)	(1,242)	(1,428)	(1,643)
Less: After-tax effect of contribution to charitable foundation	(1,093)	(1,250)	(1,408)	(1,589)

Pro forma stockholders’ equity (6)	64,711	68,665	72,619	77,165
Intangible assets	(9,708)	(9,708)	(9,708)	(9,708)

Pro form tangible stockholders equity	$55,003	$58,957	$62,911	$67,457

Stockholders’ equity per share:
Historical	$16.50	$14.02	$12.20	$10.61
Estimated net proceeds	9.15	9.21	9.26	9.30
Stock contribution to charitable foundation	0.34	0.34	0.34	0.34
Tax benefit of contribution to charitable foundation	0.14	0.14	0.13	0.13
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)
Less: After-tax effect of contribution to charitable foundation	(0.41)	(0.40)	(0.39)	(0.39)

Pro forma stockholders’ equity per share (6)	24.52	22.11	20.34	18.79
Intangible assets	(3.68)	(3.13)	(2.72)	(2.36)

Pro forma tangible stockholders equity	$20.84	$18.98	$17.62	$16.43

Offering price as percentage of equity per share	40.78%	45.23%	49.16%	53.22%
Offering price as percentage of tangible equity per share	47.98%	52.69%	56.75%	60.86%
Number of shares outstanding for pro forma book value per share calculations (7)	2,639,250	3,105,000	3,570,750	4,106,363
(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes that 8% of shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Standard Financial Corp. Standard Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Standard Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. (Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.) The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Standard Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.2%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 5,279, 6,210, 7,142 and 8,213 shares were committed to be released during the six month period. At the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by Standard Financial Corp.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and issued to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Standard Financial Corp. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Standard Financial Corp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the stock-based benefit plans is amortized as an expense during the six month period and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34.2%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering and issued to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)	If approved by Standard Financial Corp.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and issued to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.97 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options with 25% of option expense deductible for tax purposes. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating net income per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering and issued to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)	Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and issued to the charitable foundation and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.

(6)	The retained earnings of Standard Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.”

(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

At or For the Fiscal Year Ended September 30, 2009
Based Upon the Sale at $10.00 Per Share of
2,550,000	3,000,000	3,450,000	3,967,500
Shares	Shares	Shares	Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$25,500	$30,000	$34,500	$39,675
Market value of shares issued to charitable foundation	893	1,050	1,208	1,389

Pro forma market capitalization	$26,393	$31,050	$35,708	$41,064

Gross proceeds of stock offering	$25,500	$30,000	$34,500	$39,675
Less: expenses	(1,356)	(1,398)	(1,439)	(1,486)

Estimated net proceeds	24,144	28,602	33,061	38,189
Less: Common stock purchased by ESOP (2)	(2,111)	(2,484)	(2,857)	(3,285)
Less: Cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: Common stock awarded under stock-based benefit plans (3)	(1,056)	(1,242)	(1,428)	(1,643)

Estimated net cash proceeds	$20,777	$24,676	$28,576	$33,061

For the Fiscal Year Ended September 30, 2009
Consolidated net income:
Historical	$2,144	$2,144	$2,144	$2,144
Pro forma income on net proceeds	349	414	480	555
Pro forma ESOP adjustment(2)	(70)	(82)	(94)	(108)
Pro forma stock award adjustment (3)	(139)	(163)	(188)	(216)
Pro forma stock option adjustment (4)	(143)	(169)	(194)	(223)

Pro forma net income	$2,141	$2,144	$2,148	$2,151

Per share net income:
Historical	$0.89	$0.76	$0.65	$0.57
Pro forma income on net proceeds	0.14	0.14	0.15	0.15
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share (5)	$0.88	$0.75	$0.65	$0.57

Stock price as a multiple of pro forma net income per share	11.36	x	13.33	x	15.38	x	17.54	x
Number of shares outstanding for pro forma net income per share calculations (5)	2,438,667	2,869,020	3,299,373	3,794,279

At September 30, 2009
Stockholders’ equity:
Historical	$42,168	$42,168	$42,168	$42,168
Estimated net proceeds	24,144	28,602	33,061	38,189
Stock contribution to charitable foundation	893	1,050	1,208	1,389
Tax benefit of contribution of charitable foundation	374	428	481	543
Less: Common stock acquired by ESOP (2)	(2,111)	(2,484)	(2,857)	(3,285)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(1,056)	(1,242)	(1,428)	(1,643)
Less: After-tax effect of contribution to charitable foundation	(1,093)	(1,250)	(1,408)	(1,589)

Pro forma stockholders’ equity (6)	63,318	67,272	71,226	75,772
Intangible assets	(9,791)	(9,791)	(9,791)	(9,791)

Pro form tangible stockholders equity	$53,527	$57,481	$61,435	$65,981

Stockholders’ equity per share:
Historical	$15.97	$13.58	$11.81	$10.27
Estimated net proceeds	9.15	9.21	9.26	9.30
Stock contribution to charitable foundation	0.34	0.34	0.34	0.34
Tax benefit of contribution to charitable foundation	0.14	0.14	0.13	0.13
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)
Less: After-tax effect of contribution to charitable foundation	(0.41)	(0.41)	(0.39)	(0.39)

Pro forma stockholders’ equity per share (6)	23.99	21.67	19.95	18.45
Intangible assets	(3.71)	(3.15)	(2.74)	(2.38)

Pro forma tangible stockholders equity	$20.28	$18.52	$17.21	$16.07

Offering price as percentage of equity per share	41.68%	46.15%	50.13%	54.20%
Offering price as percentage of tangible equity per share	49.31%	54.00%	58.11%	62.23%
Number of shares outstanding for pro forma book value per share calculations (7)	2,639,250	3,105,000	3,570,750	4,106,363
(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes that 8% of shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Standard Financial Corp. Standard Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Standard Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Standard Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.2%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 10,557, 12,420, 14,283 and 16,425 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by Standard Financial Corp.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and issued to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Standard Financial Corp. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Standard Financial Corp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year end and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34.2%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering and issued to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)	If approved by Standard Financial Corp.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and issued to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.97 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options with 25% of option expense deductible for tax purposes. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating net income per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering and issued to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)	Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and issued to the charitable foundation and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.

(6)	The retained earnings of Standard Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.”

(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION
     As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma stock offering is $25.5 million, $30.0 million, $34.5 million and $39.7 million with the charitable foundation, as compared to $27.1 million, $31.9 million, $36.6 million and $42.1 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.
     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended March 31, 2010 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the six-month period, with and without the charitable foundation.

Adjusted Maximum of
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Offering Range
With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$25,500	$27,073	$30,000	$31,850	$34,500	$36,628	$39,675	$42,122
Estimated full value	26,393	27,073	31,050	31,850	35,708	36,628	41,064	42,122
Total assets	424,359	425,661	428,313	429,822	432,267	433,982	436,813	438,766
Total liabilities	359,648	359,648	359,648	359,648	359,648	359,648	359,648	359,648
Pro forma stockholders’ equity	64,711	66,013	68,665	70,174	72,619	74,334	77,165	79,118
Pro forma tangible stockholders’ equity	55,003	56,305	58,957	60,466	62,911	64,626	67,457	69,410
Pro forma net income	1,537	1,547	1,539	1,550	1,541	1,553	1,543	1,557
Pro forma stockholders’ equity per share	24.52	24.38	22.11	22.03	20.34	20.29	18.79	18.78
Pro forma tangible stockholders’ equity per share	20.84	20.79	18.98	18.98	17.62	17.64	16.43	16.48
Pro forma net income per share	0.63	0.62	0.54	0.53	0.47	0.46	0.41	0.40
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	40.78%	41.02%	45.23%	45.39%	49.16%	49.29%	53.22%	53.25%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	47.98%	48.10%	52.69%	52.69%	56.75%	56.69%	60.86%	60.68%
Offering price to pro forma net income per share	7.94	x	8.06	x	9.26	x	9.43	x	10.64	x	10.87	x	12.20	x	12.50	x
Pro forma financial ratios:
Return on assets (annualized)	0.72%	0.73%	0.72%	0.72%	0.71%	0.72%	0.71%	0.71%
Return on equity (annualized)	4.75%	4.69%	4.48%	4.42%	4.24%	4.18%	4.00%	3.93%
Equity to assets	15.25%	15.51%	16.03%	16.33%	16.80%	17.13%	17.67%	18.03%
Tangible equity ratio	12.96%	13.23%	13.76%	14.07%	14.55%	14.89%	15.44%	15.82%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at March 31, 2010 and 2009, and our consolidated results of operations for the fiscal years ended September 30, 2009 and 2008. This section should be read in conjunction with the Consolidated Financial Statements and notes to the consolidated financial statements that appear elsewhere in this prospectus.
Overview
     Historically, we have operated as a traditional community savings bank. At March 31, 2010, $139.0 million, or 49.1% of our loan portfolio, consisted of longer-term, one- to four-family residential real estate loans, of which $98.9 million, or 71.1%, were fixed rate loans and $40.1 million, or 28.9% were adjustable rate loans. This resulted in our being particularly vulnerable to increases in interest rates, as our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. However, in recent years, we have increased our focus on the origination of commercial real estate loans, which generally provide higher returns than one- to four-family residential mortgage loans, have shorter durations and are usually originated with adjustable interest rates.
     Our emphasis on conservative loan underwriting has resulted in comparatively low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues. Our non-performing assets totaled $1.7 million, or 0.41%, of total assets at March 31, 2010, compared to $2.3 million or 0.61% of total assets at September 30, 2009. We had $1.7 million of loans delinquent 60 days or greater at March 31, 2010, compared to $2.6 million of such delinquencies at September 30, 2009. In addition, we provided $429,000 for loan losses during the six months ended March 31, 2010 and $1.1 million during the fiscal year ended September 30, 2009, reflecting an increase in nonperforming loans, as well as a higher percentage of commercial real estate loans relative to one- to four-family residential real estate loans, and worsening economic conditions.
     Other than our loans for the construction of one- to four-family residential properties and the draw portion of our home equity lines of credit, we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest but no principal for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). We also do not own any private label mortgage-backed securities that are collateralized by Alt-A, low or no documentation or subprime mortgage loans.
     At March 31, 2010, 95.8% of our mortgage-backed securities have been issued by Freddie Mac, Fannie Mae or Government National Mortgage Association, U.S. government agencies or government-sponsored enterprises. These entities guarantee the payment of principal and interest on our mortgage-backed securities. We own $33,000 of common stock issued by Freddie Mac. During fiscal year 2008, impairment charges totaling $1.6 million were recorded primarily relating to $1.5 million of Fannie Mae and Freddie Mac preferred stock.

Business Strategy
     Our primary objective is to operate as a profitable, community-oriented financial institution serving customers in our market areas. We have sought to accomplish this objective by adopting a business strategy that is designed to maintain strong capital and high asset quality. This business strategy includes the following elements:
•	Remaining a community-oriented financial institution while continuing to increase our customer base of small and medium-size businesses in our market area. We were established in 1913 and have operated continuously in the Pittsburgh Metropolitan Area since that date. In 2006, we acquired Hoblitzell National Bank, which expanded our branch network to Bedford County, Pennsylvania and Allegany County, Maryland. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services from our ten banking offices, and have expanded our commercial real estate staff to enhance our capacity to serve small businesses in our market area.

•	Increasing commercial real estate lending while maintaining our conservative loan underwriting. Our loan portfolio balance has increased in recent years due in part to the growth in our commercial real estate loan portfolio to $80.9 million, or 28.6% of our gross loan portfolio at March 31, 2010, from $26.5 million, or 21.0% of our gross loan portfolio at September 30, 2005. This growth was due in part to the acquisition of HNB, a commercial bank that emphasized commercial real estate lending. In growing our commercial loan portfolio, we have emphasized maintaining strong asset quality by following conservative loan underwriting guidelines. We underwrite all of our loans in our main office to ensure uniformity and consistency in underwriting decisions. Our non-performing assets at March 31, 2010 were $1.7 million, or 0.41% of total assets, compared to $2.3 million, or 0.61% of total assets at September 30, 2009, and $1.8 million, or 0.51% of total assets at September 30, 2008.

•	Emphasizing lower cost core deposits by attracting new customers and enhancing existing customer relationships. In an effort to grow our banking franchise, we have enhanced our direct marketing efforts to local businesses and established a stronger culture of cross-selling our products to our existing customers. In addition, we attract and retain deposits by offering enhanced technology, such as online banking and remote deposit capture, with a continued emphasis on quality customer service.

•	Expanding our branch network, primarily through branch purchases and de novo branching. We currently operate from ten banking offices (nine of which are full service). We intend to evaluate additional branch expansion opportunities, primarily through branch purchases, to expand our presence in our current market area.

•	To provide additional financial resources to pursue future expansion and acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions. We intend to evaluate acquisitions of other financial institutions, as opportunities present themselves.

Anticipated Increase in Noninterest Expense
     Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by our stockholders.
     Assuming that the adjusted maximum number of shares are sold in the offering (3,967,500 shares):
•	our employee stock ownership plan would acquire 328,509 shares of common stock with a $3.3 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $164,000 (assuming that the common stock maintains a value of $10.00 per share);

•	our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering, including shares issued to the charitable foundation, or 410,636 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming a five-year vesting period and a Black-Scholes option pricing analysis of $2.97 per option, as described in “Pro Forma Data,” the annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $244,000; and

•	our stock-based benefit plans would award a number of shares equal to 4% of the shares issued in the offering, including shares issued to the charitable foundation, or 164,255 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $329,000.
     The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share would increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.
     We may award shares of common stock and grant options in excess of 4% and 10%, respectively, of our shares of stock sold in the stock offering and issued to the charitable foundation if our stock-based benefit plans are adopted more than one year following the completion of the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies
     We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.
     Allowance for Loan Losses. We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses to maintain the allowance for loan losses at an appropriate level.
     The determination of the allowance for loan losses is based on management’s current judgments about the loan portfolio credit quality and management’s consideration of all known relevant internal and external factors that affect loan collectibility, as of the reporting date. We cannot predict with certainty the amount of loan charge-offs that will be incurred. We do not currently determine a range of loss with respect to the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.
     Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated periodically, and at least quarterly, to determine whether a decline in their value is other than temporary.
     We consider numerous factors when determining whether potential other-than-temporary impairment exists and the period over which a debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.
     For debt securities, other-than-temporary impairment is considered to have occurred if (1) we intend to sell the security, (2) it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, we discount the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, we use available information with respect to security prepayment speeds, expected deferral rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses and the value of any underlying collateral.

     Deferred Tax Assets. The Company uses an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced.
     Goodwill and Other Intangible Assets. As discussed in Note 1 of the consolidated financial statements, the Company must assess goodwill and other intangible assets each year for impairment. This assessment involves estimating the fair value of the Company’s reporting units. If the fair value of the reporting unit is less than its carrying value including goodwill, we would be required to take a charge against earnings to write down the assets to the lower value.
Balance Sheet Analysis: March 31, 2010 and September 30, 2009
     Assets. Our total assets increased $20.8 million, or 5.4%, to $403.2 million at March 31, 2010 from $382.4 million at September 30, 2009. The increase was due to increases in net loans of $6.4 million and cash and cash equivalents of $12.7 million or 102%. The net increase in total assets was funded by an increase in deposits of $24.3 million, partially offset by a decrease in borrowed funds of $4.5 million.
     Loans. At March 31, 2010, net loans were $277.2 million, or 68.7% of total assets, an increase of $6.4 million from $270.8 million at September 30, 2009. This increase was primarily due to increase of $4.1 million in the one- to four-family residential real estate portfolio and $4.0 million in the commercial real estate portfolio. We have continued our focus on steadily increasing our commercial real estate loans to better diversify our loan portfolio. Partially offsetting these loan portfolio increases was a decrease of $1.8 million in home equity loans and lines of credit.

     Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated. We had no loans held for sale at any of the dates indicated.

	At March 31,			At September 30,
	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$139,018	49.2%	$134,958	49.1%	$129,973	49.6%	$120,914	48.4%	$97,918	46.4%	$60,823	48.1%
Commercial	80,921	28.6	76,890	27.9	67,411	25.7	61,918	24.8	53,566	25.4	26,506	21.0
Home equity loans and lines of credit	43,669	15.4	45,486	16.5	44,079	16.8	42,657	17.1	40,422	19.1	27,947	22.1
Construction	3,133	1.1	2,145	0.8	5,028	1.9	8,358	3.3	5,992	2.8	6,790	5.4
Commercial loans	13,137	4.6	12,414	4.5	12,052	4.6	12,207	4.9	9,042	4.3	3,378	2.7
Other loans(1)	2,989	1.1	3,261	1.2	3,696	1.4	3,760	1.5	4,282	2.0	1,074	0.8

Total loans	282,867	100.0%	275,154	100.0%	262,239	100.0%	249,814	100.0%	211,222	100.0%	126,518	100.0%

Other items:
Deferred loan costs (fees), net	(57)		(47)		63		44		(62)		(22)
Loans in process	(2,211)		(1,260)		(2,325)		(3,737)		(3,084)		(5,628)
Allowance for loan losses	(3,451)		(3,078)		(2,426)		(2,379)		(2,423)		(1,580)

Total loans, net	$277,148		$270,769		$257,551		$243,742		$205,653		$119,288

(1)	Consists of automobile loans, consumer loans and loans secured by savings accounts.
     Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at March 31, 2010. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four-family residential				Home equity loans and lines of
	real estate		Commercial real estate		credit		Construction
		Weighted Average		Weighted Average		Weighted Average		Weighted Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
				(Dollars in thousands)
Due During the Twelve Months Ending March 31,
2011	$1,756	1.88%	$4,188	5.03%	$520	4.55%	$—	—
2012	856	5.22%	2,085	4.57%	349	6.58%	—	—
2013	1,258	6.04%	5,702	5.55%	582	6.57%	—	—
2014 to 2015	3,191	4.74%	8,880	4.77%	4,612	5.32%	—	—
2016 to 2020	21,092	4.73%	9,965	6.33%	15,463	5.65%	—	—
2022 to 2025	36,213	5.07%	18,566	6.52%	12,207	5.80%	—	—
2026 and beyond	74,652	5.68%	31,535	6.94%	9,936	6.10%	3,133	5.98%

Total	$139,018	5.31%	$80,921	6.27%	$43,669	5.84%	$3,133	5.98%

	Commercial		Other Loans		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
Due During the Twelve Months Ending March 31,
2011	$2,839	5.36%	$216	8.13%	$9,519	4.59%
2012	1,998	5.15%	627	8.32%	5,915	5.38%
2013	2,555	5.77%	774	8.76%	10,871	5.94%
2014 to 2015	3,795	6.30%	1,122	8.32%	21,600	5.34%
2016 to 2020	1,335	6.76%	250	3.17%	48,105	5.41%
2021 to 2025	234	5.84%	—	—	67,220	5.60%
2026 and beyond	381	7.13%	—	—	119,637	6.06%

Total	$13,137	5.88%	$2,989	7.99%	$282,867	5.72%

Fixed and Adjustable Rate Loans:
     The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2009 that are contractually due after September 30, 2010.

	Due After September 30, 2010
	Fixed	Adjustable	Total
		(In thousands)
Real estate loans:
One- to four-family residential	$96,543	$37,400	$133,943
Commercial	17,183	54,177	71,360
Home equity loans and lines of credit	44,833	—	44,833
Construction	488	1,657	2,145
Commercial	10,250	374	10,624
Other loans (1)	2,984	—	2,984

Total loans	$172,281	$93,608	$265,889

(1)	Consists of automobile loans, consumer loans and loans secured by savings accounts.

     Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

			At September 30,
	At March 31, 2010		2009		2008		2007
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
				(In thousands)
Investment securities available for sale:
Municipal obligations	$17,253	$17,876	$18,066	$18,736	$11,666	$11,854	$11,500	$12,181
U.S. government and agency obligations	26,882	26,857	17,791	17,871	5,000	4,996	—	—
Corporate bonds	2,700	2,761	4,686	4,780	1,012	600	1,017	969
U.S. government sponsored mortgage-backed securities:
Freddie Mac pass through certificates	9,639	10,076	12,466	12,948	5,835	5,759	4,120	4,045
Fannie Mae pass through certificates	8,979	9,287	10,850	11,149	1,329	1,337	133	134
Government National Mortgage Association pass through certificates	1,087	1,121	1,518	1,554	1,837	1,839	2,661	2,677
Collateralized mortgage obligations	761	745	920	898	1,186	1,148	1,327	1,295
Private pass through certificates	144	142	148	145	156	155	162	159
Equity securities	1,236	1,158	1,236	1,163	1,377	1,261	2,908	4,781

Total securities available for sale	$68,681	$70,023	$67,681	$69,244	$29,398	$28,949	$23,828	$26,241

			At September 30,
	At March 31, 2010		2009		2008		2007
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
				(In thousands)
Investment securities held to maturity:
U.S. government sponsored mortgage-backed securities:
Freddie Mac pass through certificates	$—	$—	$—	$—	$10,157	$10,076	$15,800	$15,405
Fannie Mae pass through certificates	—	—	—	—	9,361	9,269	11,910	11,599

Total securities held to maturity	$—	$—	$—	$—	$19,518	$19,345	$27,710	$27,004

     At March 31, 2010 and September 30, 2009 all of our investment securities were classified as available for sale and recorded at current fair value. We held investment securities with an amortized cost of $68.7 million and a fair value of $70.0 million at March 31, 2010, compared to $67.7 million and $69.2 million at September 30, 2009, respectively. At March 31, 2010, our investment portfolio consisted of $26.9 million in U.S. government and agency obligations, $20.6 million of mortgage-backed securities (of which $19.7 million were U.S. government sponsored mortgage-backed securities), $17.3 million of municipal bonds, $2.7 million in corporate bonds and $1.2 million in equity securities.
     During the six months ended March 31, 2010, gains on sales of investment securities and mortgage-backed securities totaled $8,000. During the year ended September 30, 2009, losses on investment securities and mortgage-backed securities totaled $597,000. Included in the losses in the year ended September 30, 2009 were impairment losses totaling $141,000 for other-than-temporary declines in market value on investment securities relating to financial industry common stocks. During 2008, impairment charges totaling $1.6 million were recorded related to $1.5 million of Freddie Mac and Fannie Mae preferred stocks and $104,000 of financial industry related common stocks. At March 31, 2010 and September 30, 2009, no securities were held in the trading portfolio.
     At March 31, 2010 and September 30, 2009, the Company held 19 securities and 15 securities in unrealized loss positions of $163,000 and $246,000, respectively. The decline in the fair value of these securities resulted primarily from interest rate fluctuations. The Company does not intend to sell these securities nor is it more likely than not that the Company would be required to sell these securities before its anticipated recovery and the Company believes the collection of the investment and related interest is probable. Based on this analysis, the Company considers all of the unrealized losses to be temporary impairment losses.

     Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2010 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

			More than One Year		More than Five Years
	One Year or Less		through Five Years		through Ten Years		More than Ten Years		Total Securities
		Weighted		Weighted		Weighted		Weighted			Weighted
		Average		Average		Average		Average			Average
	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Fair Value	Yield
						(Dollars in thousands)
Municipal obligations	$4,001	2.92%	$4,217	2.07%	$2,518	6.44%	$6,517	5.27%	$17,253	$17,876	4.12%
U.S. government and agency obligations	—	—	19,343	1.74%	2,614	2.19%	4,925	1.69%	26,882	26,857	1.77%
Corporate bonds	1,405	3.45%	1,295	3.58%	—	—	—	—	2,700	2,761	3.51%
U.S. government sponsored mortgage-backed securities:
Freddie Mac pass through certificates	1,021	4.01%	1,438	3.91%	5,371	4.47%	1,809	4.12%	9,639	10,076	4.27%
Fannie Mae pass through certificates	1,562	3.93%	3,233	3.82%	2,497	4.01%	1,687	4.80%	8,979	9,287	4.08%
Government National Mortgage Association pass through certificates	—	—	72	7.50%	—	—	1,015	3.65%	1,087	1,121	3.91%
Collateralized mortgage obligations	—	—	—	—	667	4.75%	94	1.26%	761	745	4.32%
Private pass through certificates	—	—	—	—	—	—	144	0.88%	144	142	0.88%
Equity securities	—	—	—	—	—	—	1,236	3.43%	1,236	1,158	3.43%

Total	$7,989	3.35%	$29,598	2.21%	$13,667	4.33%	$17,427	3.81%	$68,681	$70,023	3.17%

     Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us noninterest income that is non-taxable. At March 31, 2010, we had invested $9.2 million in bank owned life insurance.
     Deposits. We accept deposits primarily from the areas in which our offices are located. We have consistently focused on building broader customer relationships and targeting small business customers to increase our core deposits. We also rely on our enhanced technology and our customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts. We do not accept brokered deposits.
     Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.
     Our deposits increased $24.3 million, or 8.5%, to $311.2 million at March 31, 2010 from $286.9 million at September 30, 2009. The increase resulted from a $10.7 million, or 9.9%, increase in certificates of deposits and an $8.8 million, or 16.7%, increase in demand and NOW accounts and a $4.4 million, or 3.6%, increase in savings accounts. The increase in certificates of deposit resulted from offering a step-up certificate product with a tiered rate structure earned over a four or five year time period. The intent of offering the step-up certificate of deposit was to draw funds from a liquid savings account to extend the maturities of our deposit base in anticipation of future market interest rate increases. The increase in demand and NOW accounts was due primarily to cash flows from commercial checking accounts.
     At March 31, 2010, we had a total of $118.9 million in certificates of deposit, of which $33.6 million had remaining maturities of one year or less. Based on historical experience and current market interest rates, we believe we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of March 31, 2010.
     The following table sets forth the distribution of total deposit accounts, by account type, for the periods indicated.

	At March 31, 2010			At September 30, 2009
			Weighted Average			Weighted Average
	Balance	Percent	Rate	Balance	Percent	Rate
			(Dollars in thousands)
Deposit type:
Savings accounts	$125,273	40.26%	1.08%	$120,896	42.13%	1.81%
Certificates of deposit	118,897	38.21%	2.93%	108,176	37.70%	3.41%
Money market accounts	5,821	1.87%	0.28%	5,415	1.89%	0.53%
Demand and NOW accounts	61,205	19.67%	0.20%	52,447	18.28%	0.31%

Total deposits	$311,196	100.00%	1.62%	$286,934	100.00%	2.12%

	At September 30,
	2008			2007
			Weighted Average			Weighted Average
	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$92,705	36.41%	2.20%	$77,311	29.29%	3.31%
Certificates of deposit	105,082	41.27%	4.28%	124,126	47.02%	4.48%
Money market accounts	6,074	2.39%	0.99%	6,776	2.57%	1.84%
Demand and NOW accounts	50,771	19.94%	0.41%	55,764	21.12%	0.55%

Total deposits	$254,632	100.00%	2.77%	$263,977	100.00%	3.27%

     The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,	At September 30,
	2010	2009	2008	2007
		(In thousands)
Interest Rate:
Less than 2.00%	$49,412	$25,602	$10,151	$387
2.00% to 3.99%	49,270	60,167	53,631	29,702
4.00% to 5.99%	17,700	19,673	38,514	91,154
6.00% to 7.99%	2,515	2,734	2,786	2,883

Total	$118,897	$108,176	$105,082	$124,126

     The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At March 31, 2010
	Period to Maturity
	Less Than or Equal to	More Than One to	More Than Two to Three
	One Year	Two Years	Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$21,537	$6,248	$832	$20,795	$49,412	41.56%
2.00% to 3.99%	6,076	10,022	15,257	17,915	49,270	41.44
4.00% to 5.99%	3,586	2,979	864	10,271	17,700	14.89
6.00% to 7.99%	2,440	23	44	8	2,515	2.12

Total	$33,639	$19,272	$16,997	$48,989	$118,897	100.00%

     As of March 31, 2010, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $32.9 million. The following table sets forth the maturity of those certificates as of March 31, 2010.

At
March 31, 2010
(In thousands)
Three months or less	$2,033
Over three months through six months	1,527
Over six months through one year	4,769
Over one year to three years	8,870
Over three years	15,672

Total	$32,871

     Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Pittsburgh and funds borrowed under repurchase agreements. At March 31, 2010, we had access to additional Federal Home Loan Bank advances of up to $92.4 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Six Months
	Ended March 31,		At or For the Years Ended September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
Balance at end of period	$42,078	$50,919	$46,618	$50,948	$32,809
Average balance during period	$45,947	$50,932	$49,353	$44,052	$25,783
Maximum outstanding at any month end	$46,613	$50,943	$50,943	$50,957	$33,680
Weighted average interest rate at end of period	3.97%	4.57%	4.18%	4.57%	5.04%
Average interest rate during period	4.19%	4.63%	4.59%	4.79%	5.51%
     The following table sets forth information concerning balances and interest rates on our repurchase agreements at the dates and for the periods indicated.

	At or For the Six Months
	Ended March 31,		At or For the Years Ended September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
Balance at end of period	$2,905	$5,081	$3,866	$3,537	$3,990
Average balance during period	$3,534	$4,420	$4,532	$3,429	$3,577
Maximum outstanding at any month end	$3,667	$6,380	$6,380	$7,231	$5,784
Weighted average interest rate at end of period	0.78%	1.75%	1.26%	1.54%	3.83%
Average interest rate during period	0.85%	1.86%	1.63%	2.05%	2.87%
     Net Worth. Net worth increased $1.4 million, or 3.3%, to $43.6 million at March 31, 2010 from $42.2 million at September 30, 2009. The increase resulted from net income of $1.5 million for the six months ended March 31, 2010.

Average Balance and Yields:
     The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At March 31,	For the Six Months Ended March 31,
	2010	2010			2009
		Average			Average
		Outstanding		Yield/	Outstanding		Yield/
	Yield/ Rate	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	5.72%	$277,862	$8,000	5.76%	$261,055	$8,007	6.13%
Investment and mortgage-backed securities	3.17	68,777	1,143	3.32	53,041	1,157	4.36
Interest earning deposits	0.10	15,142	17	0.22	14,193	33	0.47

Total interest-earning assets	5.00	361,781	9,160	5.06	328,289	9,197	5.60

Noninterest-earning assets		29,508			28,866

Total assets		$391,289			$357,155

Interest-bearing liabilities:
Savings accounts	0.88	$123,146	665	1.08	$102,006	1,101	2.16
Certificates of deposit	2.75	114,224	1,671	2.93	101,641	1,791	3.52
Money market accounts	0.19	5,316	7	0.26	5,688	20	0.70
Demand and NOW accounts	0.17	53,381	53	0.20	49,837	94	0.38

Total deposits	1.44	296,067	2,396	1.62	259,172	3,006	2.32
Federal Home Loan Bank advances	3.97	45,947	962	4.19	50,932	1,178	4.63
Securities sold under agreements to repurchase	0.78	3,534	15	0.85	4,420	41	1.86

Total interest-bearing liabilities	1.77%	345,548	3,373	1.95	314,524	4,225	2.69

Noninterest-bearing liabilities		2,613			2,713

Total liabilities		348,161			317,237
Net worth		43,128			39,918

Total liabilities and net worth		$391,289			$357,155

Net interest income			$5,787	3.11%		$4,972	2.92%

Net interest rate spread (2)
Net interest-earning assets (3)		$16,233			$13,765

Net interest margin (4)				3.20%			3.03%
Average interest-earning assets to interest-bearing liabilities		104.70%			104.38%
(footnotes on following page)

	For the Years Ended September 30,
	2009			2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate	Balance	Interest	Yield/ Rate
			(Dollars in thousands)
Interest-earning assets:
Loans	$263,311	$15,837	6.01%	$256,599	$16,220	6.32%
Investment and mortgage-backed securities	59,442	2,343	3.94	47,043	2,141	4.55
Interest earning deposits	17,017	56	0.33	13,378	318	2.38

Total interest-earning assets	339,770	18,236	5.37	317,020	18,679	5.89

Noninterest-earning assets	28,923			27,168

Total assets	$368,693			$344,188

Interest-bearing liabilities:
Savings accounts	$109,524	1,985	1.81	$80,169	1,760	2.20
Certificates of deposit	104,961	3,579	3.41	117,488	5,023	4.28
Money market accounts	5,523	29	0.53	6,656	66	0.99
Demand and NOW accounts	51,402	159	0.31	50,312	206	0.41

Total deposits	271,410	5,752	2.12	254,625	7,055	2.77
Federal Home Loan Bank advances	49,353	2,265	4.59	44,052	2,112	4.79
Securities sold under agreements to repurchase	4,532	74	1.63	3,429	70	2.04

Total interest-bearing liabilities	325,295	8,091	2.49	302,106	9,237	3.06

Noninterest-bearing liabilities	2,733			2,184

Total liabilities	328,028			304,290
Net worth	40,665			39,898

Total liabilities and net worth	$368,693			$344,188

Net interest income		$10,145			$9,442

Net interest rate spread (2)			2.88%			2.83%
Net interest-earning assets (3)	$14,475			$14,914

Net interest margin (4)			2.99%			2.98%
Average interest-earning assets to interest-bearing liabilities	104.45%			104.94%

(1)	Yields and rates for the six months ended March 31, 2010 and 2009 are annualized.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis:
     The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Six Months Ended March 31,			For the Years Ended September 30,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
			(In thousands)
Interest-earning assets:
Loans	$500	$(507)	$(7)	$417	$(800)	$(383)
Investment and mortgage-backed securities	298	(312)	(14)	515	(313)	202
Interest earning deposits	2	(18)	(16)	69	(331)	(262)

Total interest-earning assets	800	(837)	(37)	1,001	(1,444)	(443)

Interest-bearing liabilities:
Savings accounts	195	(631)	(436)	568	(343)	225
Certificates of deposit	206	(326)	(120)	(498)	(946)	(1,444)
Money market accounts	(1)	(12)	(13)	(10)	(27)	(37)
Demand and NOW accounts	6	(47)	(41)	4	(51)	(47)

Total deposits	406	(1,016)	(610)	64	(1,367)	(1,303)
Federal Home Loan Bank advances	(110)	(106)	(216)	246	(93)	153
Securities sold under agreements to repurchase	(7)	(19)	(26)	20	(16)	4

Total interest-bearing liabilities	289	(1,141)	(852)	330	(1,476)	(1,146)

Change in net interest income	$511	$304	$815	$671	$32	$703

Comparison of Operating Results for the Six Months Ended March 31, 2010 and 2009
     General. Net income for the six months ended March 31, 2010 was $1.5 million, an increase of $256,000, or 20.0%, from $1.3 million for the same period last year. The increase in net income resulted primarily from a decrease of $852,000 in total interest expense and a decrease of $302,000 in total noninterest expenses, offset in part by increased federal and state income taxes. Total interest income remained steady at $9.2 million for each six month period. The provision for loan losses decreased from $547,000 for the six month period ended March 31, 2009 to $429,000 for the six month period ended March 31, 2010.
     Interest Income. Total interest income remained unchanged at $9.2 million for each six month period, due to a decrease in the average yield earned on interest earning assets, which was offset by an increase in the average balance of interest earning assets. The average yield on interest earning assets decreased to 5.06% for the six month period ended March 31, 2010 from 5.60% for the six month period ended March 31, 2009. The average yield on all categories of interest earning assets decreased from the previous period. Average interest earning assets increased by $33.5 million, or 10.2%, to $361.8 million for the six month period ended March 31, 2010 from $328.3 million for the six month period ended March 31, 2009.
     Interest income on loans remained unchanged at $8.0 million for each period. The average yield on loans receivable decreased to 5.76% for the six month period ended March 31, 2010 from 6.13% for the six month period ended March 31, 2009. The decrease in average yield was primarily attributable to our variable rate loans adjusting downward as prime and short-term interest rates decreased as well as the origination of new loans in a generally lower interest rate environment and repayment/refinance of higher rate loans. This decrease in average yield was partially offset by an increase in the average balance of loans receivable. Average loans receivable increased by $16.8 million, or 6.4%, to $277.9 million for the six month period ended March 31, 2010 from $261.1 million for the six month period ended March 31, 2009. This increase was primarily attributable to continued strong loan demand throughout our market area.
     Interest income on investment and mortgage-backed securities decreased by $14,000, or 1.2%, to $1.1 million for the six month period ended March 31, 2010 from $1.2 million for the six month period ended March 31, 2009. This decrease was primarily the result of a decrease in the average yield earned, which decreased to 3.32% for the six month period ended March 31, 2010 from 4.36% for the six month period ended March 31, 2009, due to new investments added in a lower interest rate environment and variable rate investments that adjusted downward. Partially offsetting this decrease in interest income was an increase in the average balance, which increased by $15.7 million, or 29.7%, to $68.8 million for the six month period ended March 31, 2010 from $53.0 million for the six month period ended March 31, 2009.
     Interest income on interest-earning deposits decreased by $16,000, or 48.5%, to $17,000 for the six month period ended March 31, 2010 from $33,000 for the six month period ended March 31, 2009. The average yield decreased to 0.22% from 0.47% as a result of decreases in the overnight federal funds rate. The average balance increased by $949,000, or 6.7%, to $15.1 million for the six month period ended March 31, 2010 from $14.2 million for the six month period ended March 31, 2009 as we experienced considerable deposit growth that was invested in overnight deposits until it could be deployed into higher yielding assets.
     Interest Expense. Total interest expense decreased by $852,000, or 20.2%, to $3.4 million for the six month period ended March 31, 2010 from $4.2 million for the six month period ended March 31, 2009. This decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities to 1.95% from 2.69%, which was partially offset by an increase in the average balance of interest-bearing liabilities. Average interest-bearing liabilities increased by $31.0 million, or 9.9%, to

$345.5 million for the six month period ended March 31, 2010 from $314.5 million for the six month period ended March 31, 2009. The decrease in the cost of funds resulted primarily from a decrease in the level of market interest rates which enabled us to reduce the rate of interest paid on all deposit products. The increase in liabilities resulted primarily from deposit growth in all of our markets.
     Net Interest Income. Net interest income increased by $815,000, or 16.4%, to $5.8 million for the six month period ended March 31, 2010 from $5.0 million for the six month period ended March 31, 2009. This increase in net interest income was attributable to the factors discussed above. Our net interest rate spread increased to 3.11% for the six month period ended March 31, 2010 from 2.92% for the six month period ended March 31, 2009, and our net interest margin increased to 3.20% for the six month period ended March 31, 2010 from 3.03% for the six month period ended March 31, 2009.
     Provision for Loan Losses. The provision for loan losses decreased by $118,000, or 21.6%, to $429,000 for the six month period ended March 31, 2010 from $547,000 for the six month period ended March 31, 2009. The decrease in the provision for loan losses during the comparative period was due to a decline in the level of delinquent and non performing loans and lower net loan charge-offs. Management analyzes the allowance for loan losses as described in the section entitled “Allowance for Loan Losses.” The provision that is recorded is sufficient, in management’s judgment, to bring the allowance for loan losses to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.
     Noninterest Income. Noninterest income increased $76,000, or 7.1%, to $1.2 million for the six month period ended March 31, 2010 from $1.1 million for the same period in the prior year. Net securities gains increased by $149,000, due to gains of $8,000 for the six month period ended March 31, 2010 compared to an impairment loss of $141,000 for the six month period ended March 31, 2009. Partially offsetting this increase, mutual fund and annuity fees decreased by $70,000, or 44.2%, to $89,000 for the six month period ended March 31, 2010 from $159,000 for the six month period ended March 31, 2009, due in part to customer preferences to invest in insured investments in light of the financial crisis.
     Noninterest Expense. Noninterest expense decreased by $302,000, or 6.8%, to $4.2 million for the six month period ended March 31, 2010 from $4.5 million for the same period in the prior year. The largest decreases were in compensation and employee benefits, premises and occupancy costs and other operating expenses, partially offset by increased FDIC insurance premiums. Compensation and employee benefits decreased by $352,000, or 12.7%, to $2.4 million for the six month period ended March 31, 2010 from $2.8 million for the six month period ended March 31, 2009 due to a pension plan accrual in the 2009 period. The higher pension plan accrual was due to the use of lower interest rate assumptions in determining the related pension plan liability. Premises and occupancy costs decreased $34,000 due to cost control initiatives implemented in late 2009 and early 2010. Other operating expenses decreased $46,000 or 6.7%, to $645,000 during the six month period ended March 31, 2010 from $691,000 for the six month period ended March 31, 2010 due to above mentioned cost reduction initiatives. FDIC insurance premiums increased by $114,000, or 112% to $216,000 for the six month period ended March 31, 2010 from $102,000 for the six month period ended March 31, 2009 as a result of increased FDIC assessment rates.
     Income Taxes. The provision for income taxes for the six month period ended March 31, 2010 increased by $1.1 million, compared to the same period last year. This increase in income tax was primarily a result of an increase in income before income taxes of $1.3 million, or 127% from $1.0 million for the six months ended March 31, 2009 to $2.3 million for the six months ended March 31, 2010. Our effective tax rate for the six month period ended March 31, 2010 was 34.2% compared to a benefit of (24.7%) experienced in the same period last year. The reason for the negative tax rate for the six months ended March 31, 2009 was due to the reversal of a $510,000 valuation allowance on October

3, 2008 related to impairment losses recognized on Fannie Mae and Freddie Mac preferred stock. The $1.5 million impairment loss on the stocks was recognized in the year ended September 30, 2008 while the tax benefit was recognized in the following year at the time the Emergency Economic Stabilization Act of 2009 was enacted which allowed banks to recognize these losses as ordinary loss for tax purposes.
Comparison of Operating Results for the Fiscal Years Ended September 30, 2009 and 2008
     General. Net income for the fiscal year ended September 30, 2009 was $2.1 million, an increase of $1.0 million, or 88.1%, from $1.1 million for the fiscal year ended September 30, 2008. The increase in net income resulted primarily from an increase in net interest income of $703,000, an increase in noninterest income of $839,000 and a decrease in income tax expense of $775,000, partially offset by an increase in provision for loan losses of $784,000, and an increase in noninterest expenses of $529,000.
     Net Interest Income. Net interest income increased by $703,000, or 7.4%, to $10.1 million for the fiscal year ended September 30, 2009 from $9.4 million for the fiscal year ended September 30, 2008. Our net interest rate spread and net interest rate margin were 2.88% and 2.99%, respectively for the fiscal year ended September 30, 2009 compared to 2.83% and 2.98% for the fiscal year 2008.
     Interest and Dividend Income. Total interest income decreased $443,000, or 2.4% to $18.2 million for the fiscal year ended September 30, 2009 from $18.7 million due to a decrease in the average yield earned on interest earning assets, which was offset by an increase in the average balance of interest earning assets. The average yield on interest earning assets decreased to 5.37% for the fiscal year ended September 30, 2009 from 5.89% for the fiscal year 2008. The average yield on all categories of interest earning assets decreased from the previous period. Average interest earning assets increased by $22.7 million, or 7.2%, to $339.8 million for the fiscal year ended September 30, 2009 from $317.0 million for the fiscal year 2008.
     Interest income on loans decreased $383,000 or 2.4% to $15.8 million for the fiscal year ended September 30, 2009 from $16.2 million for fiscal year ended September 30, 2008. The average yield on loans receivable decreased to 6.01% for the fiscal year ended September 30, 2009 from 6.32% for the fiscal year 2008. The decrease in average yield was primarily attributable to our variable rate loans adjusting downward as prime and short-term interest rates decreased as well as the origination of new loans in a generally lower interest rate environment and repayment/refinance of higher rate loans. This decrease in average yield was partially offset by an increase in the average balance of loans receivable. Average loans receivable increased by $6.7 million, or 2.6%, to $263.3 million for the fiscal year ended September 30, 2009 from $256.6 million for the fiscal year 2008. This increase was primarily attributable to continued strong loan demand throughout our market area.
     Interest income on investment and mortgage-backed securities increased by $202,000, or 9.4%, to $2.3 million for the fiscal year ended September 30, 2009 from $2.1 million for the fiscal year ended September 30, 2008. This increase was due primarily to an increase in the average balance, which increased by $12.4 million, or 26.4%, to $59.4 million for the fiscal year ended September 30, 2009 from $47.0 million for the fiscal year 2008. Partially offsetting this increase in interest income was a decrease in the average yield earned, which decreased to 3.94% for the fiscal year ended September 30, 2009 from 4.55% for the fiscal year 2008, due to new investments added in a lower interest rate environment and variable rate investments that adjusted downward.
     Interest income on interest-earning deposits decreased by $262,000, or 82.4%, to $56,000 for the fiscal year ended September 30, 2009 from $318,000 for the fiscal year ended September 30, 2008. The average yield decreased to 0.33% from 2.38% as a result of decreases in the overnight federal funds rate. The average balance increased by $3.6 million, or 27.2%, to $17.0 million for the fiscal year ended September 30, 2009 from $13.4 million for the fiscal year 2008 as we experienced considerable deposit growth that was invested in overnight deposits until it could be deployed into higher yielding assets.

     Interest Expense. Total interest expense decreased by $1.1 million, or 12.4%, to $8.1 million for the fiscal year ended September 30, 2009 from $9.2 million for the fiscal year ended September 30, 2008. This decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities to 2.49% from 3.06%, which was partially offset by an increase in the average balance of interest-bearing liabilities. Average interest-bearing liabilities increased by $23.2 million, or 7.8%, to $325.3 million for the fiscal year ended September 30, 2009 from $302.1 million for the fiscal year 2008.
     Interest expense on deposits decreased by $1.3 million, or 18.5%, to $5.8 million for the fiscal year ended September 30, 2009 from $7.1 million for the fiscal year ended September 30, 2008. This was primarily the result of a decrease in interest expense on certificates of deposit of $1.4 million or 28.7%. A decrease in the level of market interest rates enabled us to reduce the rate of interest paid on deposit products. Partially offsetting this decrease in interest expense was an increase in the average balance of savings accounts which increased $29.4 million or 36.6% for the fiscal year ended September 30, 2009 from $80.2 for the fiscal year ended September 30, 2008.
     Partially offsetting the decrease in interest expense was an increase in interest expense on Federal Home Loan Bank advances, which increased $153,000 or 7.2% to $2.3 million for the fiscal year ended September 30, 2009 from $2.1 million for the fiscal year ended September 30, 2008. We increased our average balance of advances outstanding to take advantage of low borrowing costs as a result of the low level of market interest rates.
     Provision for Loan Losses. The provision for loan losses increased by $784,000, or 248%, to $1.1 million for the fiscal year ended September 30, 2009 from $316,000 for the fiscal year ended September 30, 2008. The increase in the provision for loan losses was due to an increase in the level of total nonperforming assets, which increased $502,000 or 27.6% to $2.3 million for the fiscal year ended September 30, 2009 from $1.8 million for the fiscal year ended September 30, 2008. Management analyzes the allowance for loan losses as described in the section entitled “Allowance for Loan Losses.” The provision that is recorded is sufficient, in management’s judgment, to bring the allowance for loan losses to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.
     Noninterest Income. Noninterest income increased $839,000, or 87.5%, to $1.8 million for the fiscal year ended September 30, 2009 from $959,000 for the fiscal year ended September 30, 2008. Net securities losses decreased $989,000, or 62.4%, to $597,000 for the fiscal year ended September 30, 2009 from $1.6 million for the fiscal year ended September 30, 2008. During the 2009 fiscal year losses on sales of investments securities totaled $456,000. In addition, impairment losses totaling $141,000 were recorded for other-than-temporary declines in market value on investment securities relating to financial industry common stocks. During the 2008 fiscal year impairment charges totaling $1.6 million were recorded related to $1.5 million of Freddie Mac and Fannie Mae preferred stocks, and $104,000 of financial industry related stocks. Partially offsetting this change, mutual fund and annuity fees decreased by $69,000, or 22.3%, to $240,000 for the fiscal year ended September 30, 2009 from $309,000 for the fiscal year ended September 30, 2008, due in part to customer preferences to invest in insured investments in light of the financial crisis.
     Noninterest Expense. Noninterest expense increased by $529,000, or 6.5%, to $8.7 million for the fiscal year ended September 30, 2009 from $8.2 million for the fiscal year ended September 30, 2008. The largest increases were in compensation and employee benefits and FDIC insurance premiums. Compensation and employee benefits increased by $239,000, or 5.0%, to $5.1 million for the fiscal year ended September 30, 2009 from $4.8 million for the fiscal year ended September 30, 2008. The increase is due to normal salary increases and increased medical insurance costs. FDIC insurance premiums increased by $464,000 to $497,000 for the fiscal year ended September 30, 2009 from $33,000 in the fiscal year ended September 30, 2008. This increase was the result of increased FDIC insurance premiums and the FDIC’s special assessment levied on all banks as of June 30, 2009. Our FDIC special assessment was $177,000.
     Income Tax Expense. The provision for income taxes for the fiscal year ended September 30, 2009 decreased by $775,000, compared to the prior year. This decrease in income tax was primarily a result of the reversal of a $510,000 valuation allowance on October 3, 2008 related to impairment losses recognized on Fannie Mae and Freddie Mac preferred stock. The $1.5 million impairment loss on the stocks was recognized in the fiscal year ended September 30, 2008 while the tax benefit was recognized in the fiscal year ended September 30, 2009. The Emergency Economic Stabilization Act of 2009 was enacted in the 2009 fiscal year, which allowed banks to recognize these losses as ordinary loss for tax purposes.
Non-Performing and Problem Assets
     When a residential mortgage loan or home equity line of credit is 15 days past due, we contact the borrower to inquire as to why the loan is past due. When a loan is 30 days or more past due, we mail a default notice and attempt additional personal, direct contact with the borrower to determine the reason for the delinquency and establish the procedures by which the borrower will bring the loan current. When the loan is 45 days past due, we explore the customer’s issues and repayment options and inspect the collateral. In addition, our Board of Directors determines whether to initiate foreclosure proceedings, which will be initiated by counsel if the loan is not brought current by the end of the calendar month. Procedures for avoiding foreclosure can include restructuring the loan in a manner that provides concessions to the borrower to facilitate payment.
     Commercial business loans, commercial real estate loans and consumer loans are generally handled in the same manner as residential mortgage loans or home equity lines of credit. When a loan is 30 days past due, we contact the borrower and inquire of the principals the status of the loan and what actions are being implemented to bring the loan current.
     Loans are placed on non-accrual status when payment of principal or interest is 90 days or more delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if payments are brought to less than 90 days delinquent and full payment of principal and interest is expected.
     The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At March 31, 2010 and September 30, 2009, 2008, 2007, 2006 and 2005, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

		At September 30,
	At March 31,
	2010	2009	2008	2007	2006	2005
			(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$262	$895	$1,600	$737	$481	$151
Commercial	261	415	2	71	112	129
Home equity loans and lines of credit	22	7	9		75	82
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	5	4	5	—	13	1

Total non-accrual loans	550	1,321	1,616	808	681	363

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	—	—	—	—	—	—

Total loans delinquent 90 days or greater and still accruing	—	—	—	—	—	—

Foreclosed real estate:
One- to four-family residential	1,112	1,002	205	71	17	—
Commercial	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	—	—	—	—	—	—

Total foreclosed real estate	1,112	1,002	205	71	17	—

Total non-performing assets	$1,662	$2,323	$1,821	$879	$698	$363

Ratios:
Non-performing loans to total loans	0.60%	0.86%	0.71%	0.36%	0.34%	0.30%
Non-performing assets to total assets	0.41%	0.61%	0.51%	0.26%	0.21%	0.13%

(1)	Consists of automobile loans, consumer loans and loans secured by savings accounts.

     Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
			(Dollars in thousands)
At March 31, 2010
Real estate loans:
One- to four-family residential	2	$434	6	$262	8	$696
Commercial	3	140	2	261	5	401
Home equity loans and lines of credit	2	150	1	22	3	172
Construction	1	358	—	—	1	358
Commercial	—	—	—	—	—	—
Other loans (1)	4	19	2	5	6	24

Total loans	12	$1,101	11	$550	23	$1,651

At September 30, 2009
Real estate loans:
One- to four-family residential	8	$975	13	$895	21	$1,870
Commercial	3	242	3	415	6	657
Home equity loans and lines of credit	2	29	1	7	3	36
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	4	13	4	4	8	17

Total loans	17	$1,259	21	$1,321	38	$2,580

At September 30, 2008
Real estate loans:
One- to four-family residential	8	$1,017	13	$1,600	21	$2,617
Commercial	—	—	1	2	1	2
Home equity loans and lines of credit	1	5	1	9	2	14
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	1	2	3	5	4	7

Total loans	10	$1,024	18	$1,616	28	$2,640

At September 30, 2007
Real estate loans:
One- to four-family residential	8	$548	12	$737	20	$1,285
Commercial	—	—	2	71	2	71
Home equity loans and lines of credit	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	5	18	—	—	5	18

Total loans	13	$566	14	$808	27	$1,374

At September 30, 2006
Real estate loans:
One- to four-family residential	7	$234	10	$481	17	$715
Commercial	1	63	2	112	3	175
Home equity loans and lines of credit	—	—	1	75	1	75
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	5	11	2	13	7	24

Total loans	13	$308	15	$681	28	$989

At September 30, 2005
Real estate loans:
One- to four-family residential	7	$210	4	$151	11	$361
Commercial	—	—	3	129	3	129
Home equity loans and lines of credit	—	—	2	82	2	82
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans (1)	—	—	2	1	2	1

Total loans	7	$210	11	$363	18	$573

(1)	Consists of automobile loans, consumer loans and loans secured by savings accounts.

     Foreclosed Real Estate. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at estimated fair value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At March 31, 2010, we had foreclosed real estate of $1.1 million, and at September 30, 2009, 2008, 2007, 2006 and 2005, we had foreclosed real estate of $1.0 million, $205,000, $70,000, $117,000 and $0, respectively. Foreclosed real estate at March 31, 2010 consisted of four residential real estate properties, two of which were located in a lake resort area in Maryland totaling $860,000.
     Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.
     We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets is subject to review by our principal federal regulators, the Federal Deposit Insurance Corporation. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.
     The following table sets forth our amounts of classified assets and criticized assets (classified assets and loans designated as special mention) as of the periods indicated.

	At March 31,	At September 30,
	2010	2009	2008
	(In thousands)
Classified assets:
Substandard	$1,806	$2,497	$1,819
Doubtful	5	4	3
Loss	—	—	—

Total classified assets	1,811	2,501	1,822
Special mention	7,078	5,929	3,685

Total criticized assets	$8,889	$8,430	$5,507

     At March 31, 2010, total criticized assets consisted of $550,000 of non-accrual loans (consisting of $284,000 residential real estate and home equity loans and lines of credit; $261,000 commercial loans; $5,000 consumer loans), $1.1 million of foreclosed real estate and $7.1 million of performing loans that were considered special mention. At September 30, 2009, criticized assets consisted of $1.4 million non-accrual loans (consisting of $902,000 residential and home equity loans and lines of credit; $415,000 commercial real estate loans; $4,000 consumer loans), $1.0 million of real estate owned and $5.9 million of non-performing loans that were considered special mention.

     See “Allowance for Loan Losses” for a discussion of these substandard loans as they relate to the allowance for loan losses.
Allowance for Loan Losses
     We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:
(1)	specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

(2)	general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.
     Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.
     The adjustments to historical loss experience are based on our evaluation of several qualitative and environmental factors, including:
•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);

•	changes in the number and amount of non-accrual loans, criticized loans and past due loans;

•	changes in national, state and local economic trends;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the mortgage loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.
In addition, we may establish an unallocated allowance to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.
     We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.
     Commercial real estate loans generally have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
     Commercial business loans generally have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on commercial business loans typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
     At March 31, 2010 and September 30, 2009 and 2008, the Company had no loans considered to be impaired. There were no loans in arrears 90 days or more still accruing interest. Loans in arrears 90 days or more or in process of foreclosure (nonaccrual loans) were as follows:

	Number of Loans	Amount	Percentage of Loans Receivable
	(Dollars in thousands)
At March 31, 2010	11	$550	0.20%
At September 30, 2009	21	$1,321	0.49%
At September 30, 2008	18	$1,616	0.63%
     Total interest income which would have been recognized had these loans paid in accordance with their contractual terms and actual interest income recognized on these loans as of the period indicated are summarized as follows:

	For the Six Months	For the Six	For the Years Ended
	Ended March 31,	Months Ended	September 30,	September 30,
	2010	March 31, 2009	2009	2008
	(Unaudited)	(Dollars in thousands)
Interest income that would have been recognized	$19	$50	$80	$103
Interest income recognized	2	2	34	42

Interest income foregone	$17	$48	$46	$61

     Generally, we underwrite commercial real estate loans and residential real estate loans at a loan-to-value ratio of 80% or less. Accordingly, in the event that a loan becomes past due and,randomly with respect to performing loans, we will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to ascertain property values. However, we will not perform formal appraisals on collateral properties unless we are considering liquidation of the property to repay a loan. For impaired loans, we utilize the appraised value in determining the appropriate specific allowance for loan losses attributable to a loan. In addition, changes in the appraised value of properties securing our loans can result in an increase or decrease in our general allowance for loan losses as an adjustment to our historical loss experience due to qualitative and environmental factors, as described above.
     We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation will periodically review the allowance for loan losses. The Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.
     The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the
	Six Months Ended
	March 31,		At or For the Years Ended September 30,
	2010	2009	2009	2008	2007	2006	2005
			(Dollars in thousands)
Balance at beginning of period	$3,078	$2,426	$2,426	$2,379	$2,423	$1,580	$1,597

Charge-offs:
Real estate loans	50	38	118	151	18	—	—
Commercial real estate	1	300	305	70	—	105	—
Other loans (1)	11	55	65	132	130	60	20

Total charge-offs	62	393	488	353	148	165	20

Recoveries:
Real estate loans	—	—	—	—	—	—	—
Commercial	1	2	6	6	9	6	—
Other loans (1)	5	18	34	78	95	14	3

Total recoveries	6	20	40	84	104	20	3

Net charge-offs	(56)	(373)	(448)	(269)	(44)	(145)	(17)
Adjustment (2)	—	—	—	—	—	988	—
Provision for loan losses	429	547	1,100	316	—	—	—

Balance at end of period	$3,451	$2,600	$3,078	$2,426	$2,379	$2,423	$1,580

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.04%	0.29%	0.34%	0.21%	0.04%	0.17%	0.03%
Allowance for loan losses to non-performing loans at end of period	627.45%	152.31%	233.01%	150.12%	294.43%	355.80%	435.26%
Allowance for loan losses to total loans at end of period	1.23%	0.99%	1.12%	0.93%	0.97%	1.16%	1.31%

(1)	Consists of automobile loans, consumer loans and loans secured by savings accounts.

(2)	Addition to allowance as a result of the acquisition of Hoblitzell National Bank in 2006.
     For additional information with respect to the portions of the allowance for loan losses attributable to our loan classifications, see “Allocation of Allowance for Loan Losses.” For additional information with respect to non-performing loans and delinquent loans, see “—Non-performing and Problem Assets” and “—Non-performing and Problem Assets—Delinquent Loans.”

     Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,		At September 30,
	2010		2009		2008
		Percent of Loans in		Percent of Loans in		Percent of Loans in
	Allowance for Loan	Each Category to	Allowance for Loan	Each Category to	Allowance for Loan	Each Category to
	Losses	Total Loans	Losses	Total Loans	Losses	Total Loans
			(Dollars in thousands)
Real estate loans (1)	$1,314	65.7%	$1,064	66.3%	$984	68.3%
Commercial (2)	2,064	33.2	1,943	32.5	1,354	30.3
Other loans (3)	73	1.1	71	1.2	88	1.4

Total allocated allowance	3,451	100.0	3,078	100.0	2,426	100.0
Unallocated	—	—	—	—	—	—

Total	$3,451	100.0%	$3,078	100.0%	$2,426	100.0%

	At September 30,
	2007		2006		2005
		Percent of Loans in		Percent of Loans in		Percent of Loans in
	Allowance for Loan	Each Category to	Allowance for Loan	Each Category to	Allowance for Loan	Each Category to
	Losses	Total Loans	Losses	Total Loans	Losses	Total Loans
			(Dollars in thousands)
Real estate loans (1)	$1,261	68.8%	$1,280	68.3%	$1,281	75.6%
Commercial (2)	898	29.7	888	29.7	—	23.6
Other loans (3)	220	1.5	255	2.0	299	0.8

Total allocated allowance	2,379	100.0	2,423	100.0	1,580	100.0
Unallocated	—	—	—	—	—	—

Total	$2,379	100.0%	$2,423	100.0%	$1,580	100.0%

(1)	Includes one- to four-family residential, home equity loans and lines of credit and residential construction loans.

(2)	Includes commercial real estate and commercial loans.

(3)	Consists of automobile loans, consumer loans and loans secured by savings accounts.
     The increase in the allowance attributable to the commercial loan portfolio between September 30, 2008 and September 30, 2009 was related both to the size of this portfolio as well as to the amount of commercial real estate loans designated as nonperforming and criticized loans as of September 30, 2009. See “—Non-performing and Problem Assets—Classification of Assets.”
Management of Market Risk
     General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.
     Historically, we operated as a traditional savings bank. Therefore, the majority of our assets consist of longer-term, fixed rate residential mortgage loans and mortgage backed securities, which we funded primarily with checking and savings accounts and short-term borrowings. In an effort to improve our earnings and to decrease our exposure to interest rate risk, we generally sell fixed rate residential loans with a term over 15 years. In addition, we have shifted our focus to originating more commercial real estate loans, which generally have shorter maturities than one- to four-family residential mortgage loans, and are usually originated with adjustable interest rates.
     In addition to the above strategies with respect to our lending activities, we have used the following strategies to reduce our interest rate risk:
•	increasing our personal and business checking accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	repaying short-term borrowings; and

•	maintaining relatively high levels of capital.
     We have not conducted hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.
     In addition, changes in interest rates can affect the fair values of our financial instruments. During the fiscal year ended September 30, 2009, decreases in market interest rates were the primary factors in the increases in the fair values of our loans, deposits and Federal Home Loan Bank advances. For additional information, see Note 14 to the Notes to our Consolidated Financial Statements.
     Net Portfolio Value. The table below sets forth, as of March 31, 2010, the estimated changes in our net portfolio value (“NPV”) that would result from the designated instantaneous changes in the interest rate yield curve. The NPV is the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.

				NPV as a Percentage of Present
				Value of Assets (3)
		Estimated Increase (Decrease) in
		NPV
Change in Interest					Increase
Rates (basis	Estimated				(Decrease)
points) (1)	NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
	(Dollars in thousands)
+300	$47,200	$(4,677)	(9.02)%	11.74%	(0.54)%
+200	49,323	(2,554)	(4.92)	12.05	(0.21)
+100	51,112	(765)	(1.47)	12.25	0.01
0	51,877	—	—	12.18	—
-100	48,775	(3,102)	(5.98)	11.35	(0.85)

(1)	Assumes interest rate changes (up and down) in increments of 100 basis points.

(2)	NPV is the discounted present value of expected cash flows from assets and liabilities.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.
     The table above indicates that at March 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 4.92% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 5.98% decrease in net portfolio value.
     Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.
Liquidity and Capital Resources
     Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Pittsburgh, repurchase agreements and maturities, principal repayments and the sale of available-for-sale securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee, under the direction of our Chief Financial Officer, is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2010. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.
     We regularly monitor and adjust our investments in liquid assets based upon our assessment of:
(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.
Excess liquid assets are invested generally in interest-earning deposits and short-term securities and are also used to pay off short-term borrowings.
     Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2010, cash and cash equivalents totaled $25.1 million.
     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.
     At March 31, 2010, we had $14.4 million in loan commitments outstanding, $12.5 million of which were for commercial real estate loans and $1.9 million of which were for one- to four-family loans. In addition to commitments to originate loans, we had $13.0 million in unused lines of credit to borrowers and $2.2 million in undisbursed funds for construction loans in process. Certificates of deposit due within one year of March 31, 2010 totaled $33.6 million, or 10.8% of total deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan and securities sales, repurchase agreements and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on our deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2011. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of March 31, 2011.
     Our primary investing activity is originating loans. During the six months ended March 31, 2010 and fiscal years ended September 30, 2009 and 2008, we originated $32.3 million, $67.1 million and $65.1 million of loans, respectively. During these periods, we purchased $22.1 million, $40.4 million and $7.0 million of securities, respectively.
     Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in deposits of $24.8 million and $32.3 million during the six months ended March 31, 2010 and for the year ended September 30, 2009, compared to a net decrease in total deposits of $9.3 million for the fiscal year ended September 30, 2008. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.
     Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Pittsburgh, which provides an additional source of funds. We also utilize securities sold under agreements to repurchase (with customers) as another borrowing source. Federal Home Loan Bank advances decreased by $4.5 million and $4.3 for the six months ended March 31, 2010 and for the fiscal year ended September 30, 2009, respectively, compared to an increase of $18.1million for the fiscal year ended September 30, 2008. At March 31, 2010, we had the ability to borrow up to an additional $92.4 million from the Federal Home Loan Bank of Pittsburgh. Securities sold under agreements to repurchase decreased by $961,000 during the six months ended March 31, 2010 and increased $329,000 for the fiscal year ended September 30, 2009, compared to a decrease of $454,000 for the fiscal year ended September 30, 2008.

     Standard Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2009, Standard Bank exceeded all regulatory capital requirements. Standard Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Banking Regulation—Capital Requirements” and Note 10 of the Notes to the Consolidated Financial Statements.
     The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
     Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 12 of the Notes to our Consolidated Financial Statements.
     Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.
     The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at March 31, 2010. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
		More than one year	More than three
Contractual Obligations	One year or less	to three years	years to five years	More than five years	Total
			(In thousands)
Long-term debt	$12,254	$20,366	$9,400	$58	$42,078
Operating leases	36	72	51	—	159
Securities sold under agreements to repurchase	2,905	—	—	—	2,905
Certificates of deposit	33,639	36,269	35,418	13,571	118,897

Total	$48,834	$56,707	$44,869	$13,629	$164,039

Commitments to extend credit	$29,585	$—	$—	$—	$29,585

Recent Accounting Pronouncements
     In December 2009, the FASB issued ASU 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. Standard Financial Corp. is currently evaluating the impact the adoption of this standard will have on Standard Financial Corp.’s financial position or results of operation.
     In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The objective of ASU 2009-17 is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASU 2009-17 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In September 2009, the FASB issued new guidance impacting Topic 820. This creates a practical expedient to measure the fair value of an alternative investment that does not have a readily determinable fair value. This guidance also requires certain additional disclosures. This guidance is effective for interim and annual periods ending after December 15, 2009. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this guidance is not expected to have a significant impact on Standard Financial Corp.’s financial statements.
     In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force. ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810): Accounting and reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. ASU 2010-02 amends Subtopic 810-10 to address implementation issues related to changes in ownership provisions including clarifying the scope of the decrease in ownership and additional disclosures. ASU 2010-02 is effective beginning in the period that an entity adopts Statement 160. If an entity has previously adopted Statement 160, ASU 2010-02 is effective beginning in the first interim or annual reporting period ending on or after December 15, 2009 and should be applied retrospectively to the first period Statement 160 was adopted. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics – Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements — subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. ASU 2010-04 is effective January 15, 2010. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In January 2010, the FASB issued ASU 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. ASU 2010-05 is effective January 15, 2010. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this guidance is not expected to have a significant impact on Standard Financial Corp.’s financial statements.
     In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of this guidance did not have a material impact on Standard Financial Corp.’s financial position or results of operation.
     In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance is not expected to have a significant impact on Standard Financial Corp.’s financial statements.
     In April 2010, the FASB issued ASU 2010-13, Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010 and is not expected to have a significant impact on Standard Financial Corp.’s financial statements.
Impact of Inflation and Changing Prices
     Our consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF STANDARD FINANCIAL CORP.
     Standard Financial Corp. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Standard Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Standard Bank as additional capital of Standard Bank. Standard Financial Corp. will use a portion of the net proceeds to make a loan to the employee stock ownership plan and will contribute $200,000 in cash and a number of shares of common stock with a value equal to 3.5% of the shares sold in the offering to our charitable foundation. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”
     In the future, Standard Financial Corp., as the holding company of Standard Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Standard Bank.
     Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from Standard Bank. Initially, Standard Financial Corp. will neither own nor lease any property, but will instead pay a fee to Standard Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Standard Bank to serve as officers of Standard Financial Corp. We will, however, use the support staff of Standard Bank from time to time. We will pay a fee to Standard Bank for the time devoted to Standard Financial Corp. by employees of Standard Bank. However, these persons will not be separately compensated by Standard Financial Corp. Standard Financial Corp. may hire additional employees, as appropriate, to the extent it expands its business in the future.
BUSINESS OF STANDARD BANK
General
     Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, one- to four-family residential mortgage loans, home equity loans and lines of credit commercial business loans and investment securities. To a lesser extent, we also originate construction loans and consumer loans. We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts.
     Our website address is www.standardbankpa.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.
Market Area
     We conduct our operations from our ten branch offices (nine of which are full service) located in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland. Standard Bank considers its primary market area to be eastern Allegheny, Westmoreland, northern Fayette and southern Bedford counties in Pennsylvania and Allegany County, Maryland.

     Our market area has a broad range of private employers, and has changed its focus from heavy industry to more specialized industries and service providers, including technology, health care, education and finance. Allegheny County, Pennsylvania is the headquarters for seven Fortune 500 companies, including H.J. Heinz, USX Corporation and Alcoa Inc. Westmoreland County is east of Allegheny County and is part of the Pittsburgh metropolitan area. Allegany County, Maryland is part of the Cumberland, Maryland-West Virginia metropolitan area, equidistant from Pittsburgh and Baltimore, with an economy including information technology, biotechnology, medical services and manufacturing.
     The counties comprising our market area have a population base older than their respective states and the nation as a whole. The median age continues to increase throughout these areas, but at a substantially lower rate in Allegany County, Maryland. There is a significant difference in median age between Standard Mutual Holding Company’s market area and that of Pennsylvania, Maryland, and the nation; the largest disparity being over seven years between Westmoreland County and nationally.
     Median household income levels as a percentage change in Standard Mutual Holding Company’s market area have been mixed. Allegheny County, Pennsylvania and Allegany County, Maryland have trailed the median household growth rate of their respective states and the nation over the last several years, while Westmoreland and Fayette Counties have outpaced it. However, in dollar terms, the median household income in each of the counties within our market area is substantially less than their respective states and nationally.
     Our market area did not fully benefit from the national economic expansion. Therefore we are not suffering as much during the current economic recession. The national unemployment rate increased to over 10% and the real estate prices across the country have declined substantially in many markets. Recently, there have been some signs that the economic decline may be near the bottom and even starting to improve. However, we are not insulated from the impact of the economic downturn. While still dramatically higher than a couple of years ago, parts of our market area’s unemployment rates have fared slightly better than Pennsylvania and nationally. The eastern portion of our market area has not fared quite as well with unemployment rates somewhat higher than the respective unemployment rates of Pennsylvania and Maryland.
     Real estate values have remained under pressure throughout our market area. However, in comparison to many areas throughout the country, real estate values in our market have been reasonably steady. Much of the country experienced more extreme increases in real estate values during the past decade than our market area. While real estate values in our market area increased as well, they did so at a much more reasonable rate. That combined with a slightly better employment situation within our market area has meant real estate values within our market area have suffered much less over the past year than much of the nation.
Competition
     We face intense competition in our market areas both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.
     Our deposit sources are primarily concentrated in the communities surrounding our banking offices, located in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland. As of June 30, 2009 (the latest date for which information is publicly available), we ranked 30th in deposit market share out of 36 banks and thrift institutions with offices in Allegheny County, Pennsylvania with a market share of less than 1.0%, 20th in deposit market share out of 50 banks and thrift institutions in Westmoreland County, Pennsylvania with a market share of less than 1.0%, 27th in deposit market share out of 42 banks and thrift institutions in Bedford County, Pennsylvania, with a market share of less than 1.0% and 5th in deposit market share out of 5 banks and thrift institutions in Allegany County, Maryland with a market share of 5.8%.
Lending Activities
     Our primary lending activities are the origination of one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans and home equity loans and lines of credit. To a lesser extent, we also originate construction loans and consumer loans.
     One- to Four-Family Residential Mortgage Loans. At March 31, 2010, $139.0 million, or 49.1% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities generally up to 30 years.
     One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is generally $417,000 for single-family homes. However, loans in excess of $417,000 (which are referred to as “jumbo loans”), may be generally originated for retention in our loan portfolio, and not for sale to Freddie Mac. Our maximum loan amount for these loans is generally $750,000. We originate fixed- and adjustable-rate loans with terms of up to 30 years. We generally underwrite jumbo loans in the same manner as conforming loans.
     We will originate loans with loan-to-value ratios in excess of 80%, up to and including a loan-to-value ratio of 95%. We require private mortgage insurance for loans with loan-to-value ratios in excess of 89%. During the six months ended March 31, 2010, we originated $4.4 million of one- to four-family residential mortgage loans with loan-to-value ratios in excess of 80%.
     We currently retain the servicing rights on loans sold to generate fee income. For the six months ended March 31, 2010, we received loan servicing fees of $63,372. As of March 31, 2010, the principal balance of loans serviced for others totaled $17.7 million.
     We offer special programs for first-time home purchasers and low- and moderate-income home purchasers. The property must be located within our lending area in a low-moderate census tract. Household income may not exceed 80% at median income of the Metropolitan Statistical Area. All bank-earned fees are waived.
     Other than our loans for the construction of one- to four-family residential mortgage loans (described under “—Construction Loans”) and home equity lines of credit (described under “—Home Equity Loans and Lines of Credit”), we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).
     Commercial Real Estate Loans. At March 31, 2010, $80.9 million, or 28.6%, of our total loan portfolio, consisted of commercial real estate loans. Properties securing our commercial real estate loans primarily include business owner-occupied properties, small office buildings and office suites. We generally seek to originate commercial real estate loans with initial principal balances of up to $3.0 million. Substantially all of our commercial real estate loans are secured by properties located in our primary market area. At March 31, 2010, our largest commercial real estate loan relationship had a principal balance of $2.4 million and was secured by a first mortgage on land and condominium units. This loan was performing in accordance with its terms at March 31, 2010.
     In the underwriting of commercial real estate loans, we generally lend up to the lesser of 80% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a preferred ratio of 1.25x), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Almost all of our commercial real estate loans are generated internally by our loan officers.
     Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.
     Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence, secondary residence or one- to four-family investment properties. Our home equity loans are originated with fixed rates of interest and with terms of up to 20 years. Home equity lines of credit have a maximum term of 20 years. The borrower is permitted to draw against the line during the first ten years of the line of credit. During this draw period, repayments are made at 2% of the unpaid balance monthly basis. After this initial 10-year draw period, the borrower is required to make payments to principal based on a 10-year amortization. Our home equity lines of credit are currently originated with adjustable rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. For a borrower’s primary residence, home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 89% when combined with the principal balance of the existing mortgage loan, while the maximum loan-to-value ratio on secondary residences and investment properties is 75% when combined with the principal balance of the existing mortgage loan. We require appraisals on home equity loans and lines of credit. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. At March 31, 2010 our in-house maximum limit for a home equity loan or a line of credit was $250,000 without title insurance; any higher amounts require title insurance.

     Home equity loans and lines of credit entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve higher loan-to-value ratios. Therefore, any decline in real estate values may have a more detrimental effect on home equity loans and lines of credit compared to one- to four-family residential mortgage loans.
     Commercial Business Loans. We make various types of secured and unsecured commercial business loans to customers in our market area for the purpose of working capital and other general business purposes. The terms of these loans generally range from less than one year to a maximum of ten years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to a lending rate that is determined internally, or a short-term market rate index. We seek to originate loans to small- and medium-size businesses with principal balances between $150,000 and $750,000. At March 31, 2010, we had 312 commercial business loans outstanding with an aggregate balance of $13.1 million, or 4.6% of the total loan portfolio.
     Commercial credit decisions are based upon our credit assessment of the loan applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Personal guarantees of the principals are typically obtained. In addition to evaluating the loan applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s personal credit history supplement our analysis of the applicant’s creditworthiness. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.
     At March 31, 2010, our largest commercial business loan had a principal balance of $1.0 million and was secured primarily by conservation-related federal tax credits. At March 31, 2010, this loan was performing in accordance with its terms.
     Construction Loans. We make commercial construction loans for rental properties, commercial buildings and homes built by developers on speculative, undeveloped property. The terms of commercial construction loans are made in accordance with our commercial loan policy. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to an 80% loan-to-completed-appraised-value ratio. Repayment of construction loans on non-residential properties is normally expected from the property’s eventual rental income, income from the borrower’s operating entity or the sale of the subject property. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We typically provide the permanent mortgage financing on our construction loans on income-producing property. Construction loans are “interest-only” loans during the construction period, which typically do not exceed 12 months, and convert to permanent, amortizing financing following the completion of construction. At March 31, 2010, construction loans totaled $3.1 million, or 1.1%, of total loans receivable. At March 31, 2010, the additional unadvanced portion of these construction loans totaled $2.2 million.
     Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.
     Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.
     Loan Originations, Purchases, Sales, Participations and Servicing. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our loan officers.
     Historically, we have retained in our portfolio the majority of loans that we originate, although in recent years we have sold most of our longer term loans to Freddie Mac and the Federal Home Loan Bank of Pittsburgh, with loan servicing rights retained. During the six months ended March 31, 2010 and in fiscal year 2009, we sold $75,000 and $2.4 million, respectively, of fixed-rate loans as originated, primarily with terms of 15 years and longer, to assist us in managing interest rate risk.
     We sell our loans with the servicing rights retained on residential mortgage loans, and we intend to continue this practice in the future, subject to the pricing of retaining such servicing rights. At March 31, 2010, we were servicing loans owned by others with a principal balance of $17.7 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities.
     From time to time, we enter into participations in commercial loans with other banks. In these circumstances, we will generally follow our customary loan underwriting and approval policies. At March 31, 2010 we had $6.7 million in loan participations.
     From time to time, we have purchased residential loans from other financial institutions. At March 31, 2010 the unpaid balance of these loans was $1.1 million.
     Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications.
     Our policies and loan approval limits are established by the Board of Directors. Loans in amounts up to $200,000 (for consumer loans), $1.0 million (for residential real estate loans), and $1.0 million (for commercial loans) can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships in excess of these amounts require the approval of the Board of Directors or its loan committee.

     We require appraisals of all real property securing one- to four-family residential and commercial real estate loans and home equity loans and lines of credit. All appraisers are state-licensed or state-certified appraisers, and our practice is to have local appraisers approved by the Board of Directors annually.
Investments
     Our Audit and Investment Committee, which is comprised of our Chief Executive Officer, our Chief Financial Officer and our Controller, has primary responsibility for implementing our investment policy, which is established by our Board of Directors. The general investment strategies are developed and authorized by the Audit and Investment Committee in consultation with our Board of Directors. The Audit and Investment Committee is responsible for the execution of specific investment actions. These officers are authorized to execute investment transactions of up to $1.0 million per investment security and $5.0 million for mortgage-baked securities per transaction without the Board of Directors prior approval (provided the transactions are within the scope of the established investment policy). The investment policy is reviewed annually by the Investment Committee, and any changes to the policy are subject to approval by the full Board of Directors. The overall objectives of the Audit and Investment Policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, and, when appropriate, to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and interest rate risk management. All securities transactions are reported to the Board of Directors on a monthly basis.
     Our current investment policy permits investments in securities issued by the U.S. Government as well as mortgage-backed securities, municipal securities, corporate bonds and direct obligations of Fannie Mae, Freddie Mac and Government National Mortgage Association. The investment policy also permits, with certain limitations, investments in certificates of deposit, collateralized mortgage obligations and mutual funds (limited to adjustable rate mortgage funds). The policy also permits limited investments in equity securities. Our current investment policy does not permit investment in stripped mortgage-backed securities or derivatives as defined in federal banking regulations, or in other high-risk securities.
     Our investment policy expressly prohibits the use of our investment portfolio for market-oriented trading activities or speculative purposes unless otherwise approved by our Board of Directors. It is not our intention to profit in our investment account from short-term securities price movements. Accordingly, we do not currently have a trading account for investment securities.
     We designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. The fair values of mortgage-backed securities are based on quoted market prices or, when quoted prices in active markets for identical assets are not available, are based on matrix pricing, which is a mathematical technique that relies on the securities’ relationship to other benchmark quoted prices.
     At March 31, 2010, all of such securities were classified as available for sale. Our securities portfolio at March 31, 2010, consisted primarily of securities with the following carrying value: $26.9 million of U.S. government and agency obligations, $19.7 million of mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises; $17.3 million in municipal obligations, $2.7 million in corporate bonds; $761,000 in collateralized mortgage obligations and $1.2 million in equity securities. At March 31, 2010, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, and we held $33,000 of common stock issued by Freddie Mac as of that date. See “Management’s Discussion of Financial Condition and Results of Operations—Balance Sheet Analysis: March 31, 2010 and September 30, 2009—Investment Securities Portfolio” for a discussion of the recent performance of our securities portfolio.
     We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Government National Mortgage Association. Historically, we have invested in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Government National Mortgage Association. However, in September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. These actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.
     Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily (loans on properties with 5 or more units) mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Standard Bank. The interest rate on the security is lower than the interest rates on the underlying loans to allow for payment of servicing and guaranty fees. Government National Mortgage Association, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.
Sources of Funds
     General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow from the Federal Home Loan Bank of Pittsburgh to supplement cash flow needs. Our additional sources of funds are scheduled loan payments, maturing investments, loan repayments, customer repurchase agreements, retained earnings, income on other earning assets and the proceeds of loan sales.
     Deposits. We accept deposits primarily from the areas in which our offices are located. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit and regular checking accounts.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.
     Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Pittsburgh and funds borrowed from customers under repurchase agreements. At March 31, 2010, Federal Home Loan Bank advances totaled $42.1 million, or 11.7%, of total liabilities and our repurchase agreements totaled $2.9 million, or 0.81%, of total liabilities. At March 31, 2010, we had access to additional Federal Home Loan Bank advances of up to $92.4 million. Advances from the Federal Home Loan Bank of Pittsburgh are secured by our investment in the common stock of the Federal Home Loan Bank of Pittsburgh as well as by a blanket pledge on our assets not otherwise pledged. Repurchase agreements are secured by mortgage-backed securities.
Properties
     We operate from our ten branches (nine of which are full service) located in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland. Standard Bank considers its primary market area to be eastern Allegheny, Westmoreland, northern Fayette and southern Bedford counties in Pennsylvania and Allegany County, Maryland. The net book value of our premises, land and equipment was $3.8 million at March 31, 2010. The following table sets forth information with respect to our full-service banking offices, including the expiration date of leases with respect to leased facilities.

Branch Name	Address	Owned or Leased
Murrysville (1)	4785 Old William Penn Hwy.
	Murrysville, PA 15668	Owned

Mount Pleasant	659 W. Main Street
	Mt. Pleasant, PA 15666	Owned

Ligonier	211 W. Main Street
	Ligonier, PA 15658	Owned

Monroeville (2)	2640 Monroeville Blvd.
	Monroeville, PA 15146	Owned

Scottdale	100 Pittsburgh Street
	Scottdale, PA 15683	Owned

Walmart	2100 Summitt Ridge Plaza
	Mt. Pleasant, PA 15666	Leased (expires 10/31/2014)

Hyndman	3945 Center Street
	Hyndman, PA 15545	Owned

State Line (3)	187 Hyndman Road
	Hyndman, PA 15545	Owned

Lavale	1275 National Hwy.
	LaVale, MD 21502	Owned

Cumberland	200 N. Mechanic Street
	Cumberland, MD 21502	Owned

(1)	Bank headquarters.

(2)	Executive office.

(3)	Limited service facility.

Legal Proceedings
     At March 31, 2010, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.
Expense and Tax Allocation
     Standard Bank will enter into an agreement with Standard Financial Corp. to provide it with certain administrative support services, whereby Standard Bank will be compensated at not less than the fair market value of the services provided. In addition, Standard Bank and Standard Financial Corp. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.
Personnel
     As of March 31, 2010, we had 76 full-time employees and 16 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.
Subsidiary
     Standard Bank has one subsidiary, Westmoreland Investment Company, which is a Delaware corporation that holds residential mortgage loans originated by Standard Bank.
SUPERVISION AND REGULATION
General
     Standard Bank is supervised and examined by the Pennsylvania Department of Banking as the issuer of its charter, and by the FDIC as the insurer of its deposits and its primary federal regulator. Standard Bank also is regulated to a lesser extent by the Federal Reserve Board, governing reserves to be maintained against deposits and other matters. This system of state and federal regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Standard Bank is periodically examined by the Pennsylvania Department of Banking and the FDIC to ensure that it satisfies applicable standards with respect to its capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following examinations, the Pennsylvania Department of Banking and the FDIC prepare reports for the consideration of Standard Bank’s Board of Directors on any operating deficiencies. Standard Bank’s relationship with its depositors also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Standard Bank’s loan documents.
     As a bank holding company following the conversion, Standard Financial Corp. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Pennsylvania Department of Banking and the Federal Reserve Board. Standard Financial Corp. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in these laws or regulations, whether by the FDIC, the Pennsylvania Department of Banking, the Federal Reserve Board or Congress, could have a material adverse impact on Standard Financial Corp., Standard Bank and their operations.
     Set forth below is a brief description of certain regulatory requirements that are or will be applicable to Standard Bank and Standard Financial Corp. The description below is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Standard Bank and Standard Financial Corp.
Banking Regulation
     Pennsylvania Savings Bank Law Generally. The Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), contains detailed provisions governing the organization, operations, corporate powers, savings and investment authority, branching rights and responsibilities of directors, officers and employees of Pennsylvania savings banks. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in, or adjacent to, Pennsylvania, with the prior approval of the Pennsylvania Department of Banking. The Banking Code delegates extensive rulemaking power and administrative discretion to the Department of Banking in its supervision and regulation of state-chartered savings banks. The Pennsylvania Department of Banking may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, attorney, or employee of a savings bank engaged in an objectionable activity, after the Pennsylvania Department of Banking has ordered the activity to be terminated, to show cause at a hearing before the Pennsylvania Department of Banking why such person should not be removed.
     Capital Requirements. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Standard Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.
     In addition, FDIC regulations require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 100.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.
     Standard Bank is also subject to capital guidelines of the Pennsylvania Department of Banking. Although not adopted in regulation form, the Pennsylvania Department of Banking requires 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.

     Prompt Corrective Action. Under federal regulations, a bank is considered to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, Tier 1 risk-based capital of 6.0% or more, Tier I leverage capital of 5.0% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has total risk-based capital of 8.0% or more, Tier I risk-based capital of 4.0% or more and Tier I leverage capital of 4.0% or more (3.0% under certain circumstances), and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has total risk-based capital of less than 8.0%, Tier I risk-based capital of less than 4.0% or Tier I leverage capital of less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has total risk-based capital of less than 6.0%, Tier I risk-based capital less than 3.0%, or Tier I leverage capital of less than 3.0%; and (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2.0%. Federal regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized, and may require an adequately capitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). As of March 31, 2010, Standard Bank was “well-capitalized” for this purpose. See “Historical and Pro Forma Regulatory Capital Compliance.”
     At March 31, 2010, Standard Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”
     Loans-to-One-Borrower Limitation. Under federal regulations, with certain limited exceptions, a Pennsylvania chartered savings bank may lend to a single or related group of borrowers on an “unsecured” basis an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Our internal policy, however, is to make no loans either individually or in the aggregate to one entity in excess of $3.8 million. However, in special circumstances this limit may be exceeded subject to the approval of the Board of Directors.
     Activities and Investments of Insured State-Chartered Banks. Federal law generally limits the activities and equity investments of state-chartered banks insured by the FDIC to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not, directly or indirectly, acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things: (i) acquiring or retaining a majority interest in a subsidiary; (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation, or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets; (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures liability insurance for directors, trustees or officers, or blanket bond group insurance coverage for insured depository institutions; and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met.
     Capital Distributions. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIC Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. Federal banking regulators have the authority to prohibit banks and bank holding companies from paying a dividend if the regulators deem such payment to be an unsafe or unsound practice.

     Standard Bank is also subject to regulatory restrictions on the payment and amounts of dividends under the Banking Code. The Banking Code states, in part, that dividends may be declared and paid by Standard Bank only out of accumulated net earnings.
     Community Reinvestment Act and Fair Lending Laws. Under the Community Reinvestment Act of 1977 (“CRA”), the FDIC is required to assess the record of all financial institutions regulated by it to determine if such institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) which they serve. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Standard Bank has a CRA rating of “Satisfactory.”
     Transactions with Related Parties. Transactions between banks and their related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank.
     Generally, Sections 23A and 23B of the Federal Reserve Act and Regulation W (i) limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to non-affiliates. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.
     The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws assuming such loans are also permitted under the law of the institution’s chartering state. Under such laws, the Standard Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities under such person’s control, is limited. The law limits both the individual and aggregate amount of loans Standard Bank may make to insiders based, in part, on the Standard Bank’s capital position and requires certain Board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited by specific categories.
     Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.
     Insurance of Deposit Accounts. Standard Bank’s deposits are insured up to applicable limits by the FDIC. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. An institutions is assigned an assessment rate from 7 to 77.5 basis points based upon the risk category to which it is assigned.
     In 2009, the FDIC imposed a special emergency assessment on all insured institutions in order to cover losses to the Deposit Insurance Fund resulting from bank failures. Standard Bank recorded an expense of $177,000 during the quarter ended June 30, 2009, to reflect the special assessment. In addition, in lieu of further special assessments, the FDIC required all insured depository institutions to prepay on December 30, 2009 their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. Estimated assessments for the fourth quarter of 2009 and for all of 2010 were based upon the assessment rate in effect on September 30, 2009, with 3 basis points added for the 2011 and 2012 assessment rates. In addition, a 5% annual growth in the assessment base was assumed. Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future. Any unused prepayments will be returned to the institution on June 30, 2013. On December 30, 2009, Standard Bank prepaid approximately $1.5 million in estimated assessment fees. Because the prepaid assessments represent the prepayment of future expense, they do not affect Standard Bank’s capital (the prepaid asset will have a risk-weighting of 0%) or tax obligations.
     Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.
     In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. For the quarter ended March 31, 2010, the annualized FICO assessment rate equaled 1.06 basis points for each $100 in domestic deposits maintained at an institution. The bonds issued by the FICO are due to mature in 2017 through 2019.
     Temporary Liquidity Guarantee Program. The FDIC’s Transaction Account Guarantee Program, one of two components of the Temporary Liquidity Guarantee Program, provides full federal deposit insurance coverage for noninterest-bearing transaction deposit accounts, regardless of dollar amount. Standard Bank opted to participate in this program, which was initially set to expire on December 31, 2009. On August 26, 2009, the FDIC extended the program until June 30, 2010, and revised the annualized assessment rate charged for the guarantee to between 15 and 25 basis points, depending on the institution’s risk category, on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000. We opted into the extension. On April 13, 2010, the FDIC announced a second extension of the program until December 31, 2010, and that it retained discretion to further extend the program until December 31, 2011 without further rulemaking. Institutions must elect to opt out of the second extension before it takes effect on July 1, 2010. The assessment rate remains the same from the prior extension. We anticipate opting into the extension.

     The second component of the Temporary Liquidity Guarantee Program, the Debt Guarantee Program, guarantees certain senior unsecured debt of participating organizations. Standard Bank opted not to participate in this component of the Temporary Liquidity Guarantee Program.
     U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The Emergency Economic Stabilization Act of 2008 provided the Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. financial markets. One of the programs established under the legislation is the Troubled Asset Relief Program—Capital Purchase Program (“CPP”), which provided for direct equity investment by the U.S. Treasury Department in perpetual preferred stock or similar securities of qualified financial institutions. CPP participants must comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. Standard Bank opted not to participate in the CPP.
     Federal Home Loan Bank System. Standard Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Pittsburgh, Standard Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2010, Standard Bank was in compliance with this requirement.
Other Regulations
     Interest and other charges collected or contracted for by Standard Bank are subject to state usury laws and federal laws concerning interest rates. Standard Bank’s operations are also subject to federal laws applicable to credit transactions.
Bank Holding Company Regulation
     As a bank holding company, Standard Financial Corp. will be subject to regulation and examination by the Pennsylvania Department of Banking and the Federal Reserve Board. Standard Financial Corp. will be required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The BHC Act requires each bank holding company to obtain the approval of the Federal Reserve Board before it may acquire substantially all the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank. Such a transaction may also require approval of the Pennsylvania Department of Banking. Pennsylvania law permits bank holding companies to control an unlimited number of banks.
     Pursuant to provisions of the BHC Act and regulations promulgated by the Federal Reserve Board thereunder, Standard Financial Corp. may only engage in or own companies that engage in activities deemed by the Federal Reserve Board to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto, and the holding company must obtain permission from the Federal Reserve Board prior to engaging in most new business activities.
     A bank holding company and its subsidiaries are subject to certain restrictions imposed by the BHC Act on any extensions of credit to the bank or any of its subsidiaries, investments in the stock or securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common shareholders’ equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance.
     In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.
     The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Standard Financial Corp. to pay dividends or otherwise engage in capital distributions.
Federal Securities Laws
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
     The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.
TAXATION
Federal Taxation
     General. Standard Financial Corp. and Standard Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Standard Financial Corp. and Standard Bank.
     Method of Accounting. For federal income tax purposes, Standard Bank will file a consolidated tax return with Standard Financial Corp., will report its income and expenses on the accrual method of accounting and use a calendar year ending December 31st for filing their consolidated federal income tax returns.
     Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2010, Standard Mutual Holding Company had no alternative minimum tax credit carryforward.
     Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At March 31, 2010, Standard Mutual Holding Company had no net operating loss carryforward for federal income tax purposes.
     Corporate Dividends. Standard Financial Corp. will be able to exclude from its income 100% of dividends received from Standard Bank as a member of the same affiliated group of corporations.

     Audit of Tax Returns. Standard Mutual Holding Company and Standard Bank’s federal income tax returns, as applicable, have not been audited in the most recent five-year period.
State Taxation
     The Commonwealth of Pennsylvania and the State of Maryland impose an income tax of approximately 11.5% and 8.25%, respectively, on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. Standard Mutual Holding Company and Standard Bank’s state income tax returns, as applicable, have not been audited in the most recent five-year period.

MANAGEMENT OF STANDARD FINANCIAL CORP.
Shared Management Structure
     The directors of Standard Financial Corp. are the same individuals who are the directors of Standard Bank and the trustees of Standard Mutual Holding Company. In addition, the executive officers of Standard Bank will be the executive officers of Standard Financial Corp. We expect that Standard Financial Corp. and Standard Bank will continue to have common executive officers until there is a business reason to establish separate management structures.
Executive Officers of Standard Financial Corp. and Standard Bank
     The following table sets forth information as of March 31, 2010, regarding the individuals who serve as the executive officers of Standard Bank and who will be the executive officers of Standard Financial Corp.

Name	Age	Position
Timothy K. Zimmerman	59	President, Chief Executive Officer and Director
Colleen M. Brown	51	Senior Vice President — Chief Financial Officer
Paul A. Knapp	56	Senior Vice President — Chief Commercial Loan Officer
     The executive officers of Standard Financial Corp. and Standard Bank are elected annually.
Directors of Standard Financial Corp. and Standard Bank
     Standard Financial Corp. has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion, directors of Standard Bank will be elected by Standard Financial Corp. as its sole stockholder.
     The following table states our directors’ names, their ages as of March 31, 2010, and when their current terms expire:

	Position(s) Held With
Name	Standard Financial Corp.	Age	Current Term Expires
Terence L. Graft	Chairman of the Board	60	January 2013
Horace G. Cofer	Director	72	January 2012
William T. Ferri	Director	65	January 2011
David C. Mathews	Director	55	January 2011
Thomas J. Rennie	Director	60	January 2012
Dale A. Walker	Vice Chairman of the Board	60	January 2013
Timothy K. Zimmerman	President, Chief Executive Officer and Director	59	January 2012
Director Independence
     The Board of Directors has determined that each of our directors, with the exception of directors Timothy Zimmerman and David Mathews, is “independent” as defined in the listing rules of the Nasdaq Stock Market. Messrs. Zimmerman and Mathews are not independent because they are employees of Standard Bank.

     At March 31, 2010, Standard Bank had two loans outstanding to entities in which Director Ferri had an ownership interest, with an aggregate balance of $196,568, as well as one savings account loan secured by a certificate of deposit to Director Cofer with a balance of $120,025 and one home equity line of credit to Director Mathews with a balance of $2,753, respectively. Each of these loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and did not involve more than the normal risk of collectibility or present other unfavorable features. At March 31, 2010, Standard Bank had no additional loans outstanding with any of its Directors or Executive Officers.
The Business Background of Our Directors and Executive Officers
Directors:
     The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for at least the past five years.
     Terence L. Graft has served as Chairman of the Board of Standard Bank since 2008. Mr. Graft is the owner of Kepple-Graft Funeral Home located in Greensburg, Pennsylvania and Graft-Jacquillard Funeral Home located in Scottdale, Pennsylvania. He is a member of the National and Pennsylvania Funeral Directors Associations, as well as the Funeral Directors Associations of Armstrong, Westmoreland and Indiana, Pennsylvania. Mr. Graft’s experience as a local business owner and his knowledge of the local business community led to his appointment to the Board in 1991.
     Horace G. Cofer is President of Horace Cofer Associates, Inc., an engineering consulting service located in Murrysville, Pennsylvania. Mr. Cofer’s experience managing a local business and his knowledge of the local business community led to his appointment to the Board in 1991.
     William T. Ferri is a pharmacist and the owner of Ferri Pharmacy located in Murrysville, Pennsylvania. He is the Chief Executive Officer of Ferri Enterprises, a property development and management company, and the President of Ferri Supermarkets, Inc. He is also a member of the Pennsylvania Pharmacists Association, the National Association of Retail Pharmacists, the Murrysville Community Economic Development Corporation, the Westmoreland Chamber of Commerce and the Murrysville Business Association. Mr. Ferri’s experience owning a local business and his knowledge of the local business community led to his appointment to the Board in 2007.
     David C. Mathews is the Business Development Coordinator of Standard Bank since January 2006. Prior to joining Standard Bank, Mr. Mathews served as the President and Chief Executive Officer of Hoblitzell National Bank from 1998 until Hoblitzell was merged with Standard Bank in January 2006. Mr. Mathews has 34 years of experience in banking. Mr. Mathews is a member of the Boards of the Western Maryland Health System Foundation and the YMCA of Cumberland, and is also a member of the Frostburg State Business Advisory Board and The Greater Cumberland Committee. Mr. Mathews experience with commercial lending and with the markets served by Hoblitzell led to his appointment to the Board in 2006.
     Thomas J. Rennie is a certified public accountant and the owner of a public accounting firm offering tax, accounting and consulting services in Ligonier, Pennsylvania. He is a member and past President of the Ligonier Chamber of Commerce, the President of the Southwestern Chapter of the Pennsylvania Institutes of Certified Public Accountants and a past President of Ligonier Rotary Club. Mr. Rennie’s accounting experience and knowledge of the local business community led to his appointment to the Board in 2008.

     Dale A. Walker is a certified public accountant and is the owner of Dale A. Walker, CPA, an accounting firm in Mount Pleasant, Pennsylvania. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants, a director and Treasurer of Penn Laurel Holdings, a real estate investment company, a director and past Chairman of the Board of Excela Health, a not-for-profit health care system in western Pennsylvania, Treasurer of Mount Pleasant Business District Authority and a past president and member of the Mount Pleasant Rotary. Mr. Walker’s accounting experience and knowledge of the local business community led to his appointment to the Board in 1999.
     Timothy K. Zimmerman is President and Chief Executive Officer of Standard Bank since 1992 and a director since 1993. Prior to joining Standard Bank, Mr. Zimmerman worked with Landmark Savings Association, Pittsburgh (and predecessors) from 1977 to 1992, including service as Senior Vice President and Chief Financial Officer from 1985 to 1992. Mr. Zimmerman is a certified public accountant and also worked with KPMG Peat Marwick from 1973 to 1977. Mr. Zimmerman is very active in community organizations and is a member of the Board of the Pennsylvania Association of Community Bankers and a former director of the Independent Community Bankers of America.
Executive Officers Who Are Not Also Directors:
     Colleen M. Brown is Senior Vice President and Chief Financial Officer of Standard Bank since 1996. Ms. Brown has 31 years of banking and accounting experience, including service with PNC Bank, Pittsburgh, Integra Financial Corporation, Pittsburgh, and Landmark Savings Association, Pittsburgh. Ms. Brown is a certified public accountant and served as a senior auditor for KPMG Peat Marwick, Pittsburgh from 1979 to 1983. Ms. Brown is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
     Paul A. Knapp is Senior Vice President — Chief Commercial Loan Officer of Standard Bank since 1999. Prior to joining Standard Bank, Mr. Knapp worked as Commercial Loan Officer/Branch Manager with Mars National Bank, Gibsonia, Pennsylvania from 1995 to 1999. Mr. Knapp has 33 years of experience in banking, including service with Landmark Savings Association, Pittsburgh. Mr. Knapp also served as a National Bank Examiner for the Office of the Comptroller of the Currency from 1992 to 1995. Mr. Knapp is a member of Robert Morris Associates of Pittsburgh, the Mortgage Bankers of Pittsburgh, the Business Network International (Monroeville) and the Monroeville Rotary. He is also Chairman of the Loan Committee for the Regional Development Funding Corporation, a past Chairman of the Regional Development Funding Corporation, and a member of the Board of the Penn Township Planning and Zoning Commission.
Meetings and Committees of the Board of Directors
     We conduct business through meetings of our Board of Directors and its committees. During the fiscal year ended September 30, 2009, the Board of Directors of Standard Bank met 12 times. As Standard Financial Corp. was recently incorporated, the Board of Directors of Standard Financial Corp. did not meet during fiscal 2009. Standard Bank’s Board of Directors has established standing committees, including a Loan Committee, a Compensation Committee, a Compliance/Security/Technology Committee and an Audit and Investment Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.
     The table below sets forth the directors of each of the listed standing committees. Director Walker will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Compliance,
Security &
	Technology	Compensation	Audit & Investment	Loan
Terence L. Graft	X	X*		X*
Horace G. Cofer	X*		X
William T. Ferri	X	X	X	X
David C. Mathews	X			X
Thomas J. Rennie	X		X
Dale A. Walker		X	X*	X
Timothy K. Zimmerman	X			X

*	Denotes committee chair.
Directors’ Compensation
     Director Fees. Each director of Standard Financial Corp., other than Messrs. Mathews and Zimmerman, will be paid an annual fee of $24,000. The Chairman of the Board of Directors will receive an additional $6,000 retainer annually and the Vice Chairman of the Board of Directors will receive an additional $3,000 retainer annually. Directors will not receive committee fees, attendance fees or other fees. In addition, Standard Bank has an Eastern Region Advisory Board, which was initiated following the acquisition of Hoblitzell National Bank. The Advisory Board currently consists of eight members, three of whom are employees of Standard Bank (including Messrs. Mathews and Zimmerman). The Eastern Region Advisory Board meets on a quarterly basis. Each independent Advisory Board member receives a fee of $500 per meeting attended. Aggregate Advisory Board fees paid for the fiscal year ended September 30, 2009, were $7,500.
     Directors’ Summary Compensation Table. The following table sets forth for the fiscal year ended September 30, 2009 certain information as to the total remuneration we paid to our directors. Neither Mr. Zimmerman nor Mr. Mathews receives compensation for service on the Board of Directors.

Director Compensation Table For the Fiscal Year Ended September 30, 2009
	Fees Earned Or Paid
Name	In Cash	All Other Compensation	Total
Terence L. Graft	$21,400	$—	$21,400
Dale A. Walker	18,400	—	18,400
H.G. Cofer	16,600	—	16,600
Robert L. George (1)	4,360	—	4,360
David C. Mathews (2)	—	167,391	167,391
William T. Ferri	16,600	—	16,600
Thomas J. Rennie	16,600	—	16,600

(1)	Mr. George retired from the Board of Directors effective December 31, 2008. His fees include a $360 retainer for serving as Secretary of the Board of Directors.

(2)	Mr. Mathews is not paid any fees for his service as a director, however, Mr. Mathews receives compensation for his services as an employee of Standard Bank. Mr. Mathews is the Business Development Coordinator for Standard Bank and he is primarily responsible for originating commercial real estate loans. Mr. Mathews was initially a commissioned based employee, and, in 2008, Standard Bank and Mr. Mathews agreed that it was in the best interest of the parties for Mr. Mathews to be compensated with a base salary instead of commissions. The amount shown in this column includes $153,059 for base salary, $10,000 for bonus, $3,954 for Pentegra Defined Contribution Plan for Financial Institutions (“401(k) Plan”) matching contributions and $378 for premiums paid by Standard Bank for group term life insurance.
     Other Compensation Arrangements. Standard Bank entered into Phantom Stock Appreciation Rights Agreements with Messrs. Graft, Walker, Cofer and George. Please see the description of the Phantom Stock Appreciation Rights Agreements set forth below under the “Executive Compensation — Summary Compensation Table” for further details.
     Non-Compete Agreement with David C. Mathews. On June 8, 2010, Standard Bank entered into a Non-Compete Agreement with Mr. Mathews, which provides that in order to protect the business,

confidential and other proprietary information of Standard Bank, for a period of two years following his termination of employment, Mr. Mathews will not (i) directly or indirectly solicit any officer or employee to terminate their employment with Standard Bank; (ii) accept employment or become affiliated with any competitor of Standard Bank within 100 miles of where Standard Bank operates (except this provision shall not apply if he is terminated without cause); and (iii) solicit or cause any customer of Standard Bank to terminate an existing business relationship with Standard Bank.
     In exchange for the non-compete and non-solicitation provisions, upon termination of Mr. Mathews’ employment, Standard Bank will pay Mr. Mathews (i) $80,000, payable in eight equal quarterly installments, if Mr. Mathews terminates employment prior to age 64, or (ii) $40,000, payable in four equal quarterly installments, if Mr. Mathews terminates employment on or after age 64 but before age 65, or (iii) nothing if Mr. Mathews terminates employment on or after age 65. The first payment shall be made on the date of Mr. Mathews’ termination of employment and each subsequent payment shall be made on each three month anniversary of the date of his termination of employment. The first payment may be delayed by six months in order to comply with Section 409A of the Internal Revenue Code.
     Executive Officer Compensation
     Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Timothy K. Zimmerman, our Senior Vice President and Chief Financial Officer, Colleen M. Brown and our Senior Vice President and Chief Commercial Lending Officer, Paul A. Knapp for the fiscal year ended September 30, 2009. We refer to these individuals as “Named Executive Officers.”

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and principal position	Year	Salary (1)		Bonus		Compensation (4)	Earnings	Compensation		Total
Timothy K. Zimmerman
President and Chief
Executive Officer	2009	$217,885		$60,000	(3)	$—	$—	$17,763	(5)	$295,648

Colleen M. Brown
Senior Vice President and
Chief Financial Officer	2009	96,687	(2)	—		8,410	—	6,163	(6)	111,260

Paul A. Knapp
Senior Vice President and
Chief Commercial
Lending Officer	2009	89,008		—		8,245	—	4,015	(7)	101,268

(1)	Amounts in this column include contributions by Mr. Zimmerman, Ms. Brown and Mr. Knapp to the 401(k) Plan.

(2)	Ms. Brown has voluntarily elected to work a reduced schedule in accordance with Bank policies. The amount shown reflects her annual salary rate of $120,858, pro-rated for the number of days worked.

(3)	The amount of Mr. Zimmerman’s cash bonus is determined at the discretion of the Bank’s Board of Directors.

(4)	Ms. Brown and Mr. Knapp earned cash bonus incentives under their respective cash bonus plans in the amount of $8,410 and $8,245, respectively, refer to “—Cash Incentives” for additional information related to these payments. The cash bonus amounts were earned in fiscal year 2008 and were paid in fiscal year 2009.

(5)	Includes $6,296 for 401(k) Plan matching contributions, $1,200 received by Mr. Zimmerman for the cost of supplemental long-term disability insurance, $349 for premiums paid by Standard Bank for group term life insurance, $5,178 received by Mr. Zimmerman for the cost of an automobile and $4,740 for country club expenses.

(6)	Includes $3,231 for 401(k) Plan matching contributions, $340 for premiums paid by Standard Bank for group term life insurance and $2,592 received by Ms. Brown for opting out of Standard Bank’s medical insurance plan.

(7)	Includes $2,940 for 401(k) Plan matching contributions, $329 for premiums paid by Standard Bank for group term life insurance and $746 for commissions.

     Employment Agreements. Upon completion of the conversion, Standard Financial Corp. and Standard Bank intend to enter into an employment agreement with each of Timothy K. Zimmerman, Colleen M. Brown and Paul A. Knapp (referred to below as the “executives” or “executive”). Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. The discussion below addresses the employment agreements to be entered into with the executives.
     The employment agreement with Mr. Zimmerman provides for a three-year term and the employment agreements with Ms. Brown and Mr. Knapp provide for a two-year term, subject to daily renewal. The initial base salaries under the employment agreements are $274,000 for Mr. Zimmerman, $131,000 for Ms. Brown and $100,000 for Mr. Knapp. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.
     Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason constructive termination (as defined in each of the agreements), the executive will receive an amount equal to the base salary, cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement, payable in a lump sum. We will also continue to pay for each executive’s life, health, vision and dental coverage for up to three years (two years for Ms. Brown and Mr. Knapp), with the executive responsible for his or her share of the employee insurance premium.
     In the event of a change in control, followed within 12 months by the executive’s termination for a reason other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason constructive termination (as defined in each of the agreements), the executive will receive an amount equal to the greater of (a) the payments described in the immediately preceding paragraph, or (b) an amount equal to the three times (two times for Ms. Brown and Mr. Knapp) annual compensation (as defined in each of the agreements, and includes taxable income and employer contributions to tax-qualified and non-qualified deferred compensation plans) that would have been payable for 36 months (24 months for Ms. Brown and Mr. Knapp), payable in a lump sum. We will also continue to pay for each executive’s life, health, vision and dental coverage for up to three years (two years for Ms. Brown and Mr. Knapp), with the executive responsible for the executive’s share of the employee insurance premium.
     Upon termination of employment that would entitle the executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to a one-year non-competition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under their agreements. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.
     Assuming the agreements were in effect and the executives had been terminated in connection with a change in control based on the compensation information included in” Management of Standard Financial Corp.—Executive Officer Compensation,” Mr. Zimmerman, Ms. Brown and Mr. Knapp would have received aggregate severance payments of approximately $1.0 million, $285,000 and $222,000, respectively, based upon each executive’s current level of compensation.
     Change in Control Agreements. Standard Bank intends to enter into change-in-control agreements with three additional officers effective upon completion of the conversion. The change-in-control agreements will provide a benefit in the event of involuntary termination of employment or resignation for a good reason (as defined in each of the agreements) equal to two times the sum of the executive’s base salary and the highest bonus earned during the prior three years, payable in a lump sum, and the continuation of non-taxable medical and dental coverage for a two-year period, with the executive responsible for his share of the employee premium. The amount of the payment to be made in connection with a change in control will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.
Benefit Plans
     Cash Incentives. The purpose of offering cash incentives is to provide structured annual bonuses to our Named Executive Officers for their contributions to the achievement of strategic organizational objectives of Standard Bank. Ms. Brown and Mr. Knapp are each covered by substantially identical performance based cash bonus plans, except each agreement has different performance measures that are used to evaluate and determine the amount of each bonus. Before any bonus payment may be paid, the covered executive must achieve certain qualitative goals, which include evaluating the contributions of the executive to the executive team and the contributions of the executive to the development of Standard Bank programs and products. For Ms. Brown, the bank-wide performance measures for the fiscal year ended September 30, 2009 were based on Standard Bank’s efficiency ratio, overall return on assets, ratio of noninterest expense to average assets, developing certain borrowing strategies and developing a comprehensive three year tax plan. For Mr. Knapp, the bank-wide performance measures for the fiscal year ended September 30, 2009 were based on achieving certain annual production goals, origination fees, loan quality to loan delinquency ratios, management of staff and loan pricing. The amount of the bonus for Ms. Brown and Mr. Knapp is the sum of the bank-wide performance measurements, which is expressed as a percentage of base salary. For the fiscal year ended September 30, 2009, such percentage is a maximum of 15% of base salary for Ms. Brown and Mr. Knapp. Approval for payments under the bonus plan is given by the Board of Directors. If a covered executive terminates employment prior to receiving payment of the cash bonus, the Bank is under no obligation to make the payment. Bonuses, if any, are paid in a single cash lump sum distribution within 60 days of the close of the calendar year.
     For the fiscal year ended September 30, 2009, Ms. Brown and Mr. Knapp’s incentive payments, target award opportunities, and actual incentives awarded as a percentage of base salary, were:

	2009 incentive amount paid	Target award opportunity	Actual award as a percent of
Name	($)	($)	base salary%
Colleen M. Brown	8,410	9,669	8.70
Paul A. Knapp	8,245	8,901	9.27
     Awards made to Ms. Brown and Mr. Knapp are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
     Phantom Stock Agreements. Standard Bank entered into substantially identical Phantom Stock Appreciation Rights Agreements (“Phantom Stock Agreement”) with executives and directors in 2002 to provide participants with an incentive opportunity to share in Standard Bank’s performance and value creation. Directors Graft, Walker, Cofer, George and our Named Executive Officers, Mr. Zimmerman, Ms. Brown and Mr. Knapp, have each entered into a Phantom Stock Agreement. Under each Phantom

Stock Agreement, a participant was initially credited with a one-time allocation of phantom stock. Phantom stock is used solely as a measurement tool and it represents a hypothetical share of Standard Bank (“Phantom Stock”). Each year, a participant’s phantom stock account is credited with a dollar amount equal to the annual appreciation in the Phantom Stock share price times the number of shares of Phantom Stock initially credited to the participant. The Phantom Stock share price is determined by dividing the Capital Account, as defined in the Phantom Stock Agreement, by the total number of outstanding Phantom Stock shares. Participants will be entitled to the appreciation in the price of the Phantom Stock, and not the value of the one-time grant of Phantom Stock that was credited to the participants’ accounts in connection with implementing the Phantom Stock Agreements.
     In connection with the mutual to stock conversion, the Phantom Stock Agreements will be frozen and no benefits will accrue on or after the date of the conversion. Participants will receive cash distributions pursuant to their distribution elections, commencing in the first quarter of 2012. If a participant terminates employment or service, as applicable, prior to 2012, he or she will be entitled to the vested portion of their Phantom Stock account. A participant’s interest in his or her phantom stock account vests over 5 years, with 20% vesting each year, and consequently all directors and executives are 100% vested. The Phantom Stock Agreements provide disability, change in control and a death benefit if the participant dies while in the employment or service, as applicable, of Standard Bank.
     For the fiscal year ended September 30, 2009, Directors Graft, Walker, Cofer and George had earnings credited to their account balances under their Phantom Stock Agreements in the amount of $3,052, $3,052, $3,052 and $678, respectively. In addition, Mr. Zimmerman, Ms. Brown and Mr. Knapp had earnings credited to their account balances in the amount of $16,488, $6,804 and $6,804, respectively. Mr. George received a distribution of his entire account balance upon his resignation from the Board of Directors and in accordance with the terms of his Phantom Stock Agreement.
Tax-Qualified Benefit Plans
     401(k) Plan. Standard Bank participates in the Pentegra Defined Contribution Plan for Financial Institutions, a multi-employer 401(k) plan, which provides benefits to substantially all of our employees (the “401(k) Plan”). Employees of Standard Bank who are 21 or older and have completed one year of service are eligible to participate in the plan (“Participants”). Participants may contribute up to 50% of their annual compensation to the plan on a pre-tax basis, subject to limits prescribed by law. Standard Bank provides a 401(k) match equal to 50% of the Participant’s salary deferral on the first 6% of compensation, for a maximum employer matching contribution of 3% of a Participant’s pre-tax compensation. Employer contributions are subject to a six-year graded vesting schedule, with 20% vesting after two years of service and an additional 20% vest after each following year of credited service, so that a participant is 100% vested after six years of credited service. Participants are always 100% vested in their salary deferrals. Participants will also become 100% vested in the employer contributions allocated to their accounts upon attainment of normal retirement age or in the event of the participant’s death or disability. Participants may invest their accounts in the investment options provided under the 401(k) plan. Participants may request a withdrawal from their accounts in the event they incur a financial hardship. A Participant will become eligible for distribution of his or her plan benefit upon termination of employment and a Participant that satisfies certain eligibility requirements may request distributions of certain portions of their account balance while employed. Participants may elect to receive payments of their benefits in a lump sum or in installments, provided that their account balance equal or exceeds $500. During the years ended September 30, 2009 and 2008, Standard Bank recognized $85,984 and $84,977, respectively, as a 401(k) Plan expense.
     Defined Benefit Pension Plan. Standard Bank participates in the Financial Institutions Retirement Fund, a multi-employer pension plan (the “Pension Plan”). Effective August 1, 2005, the annual benefit provided to employees under the Pension Plan was frozen. Freezing the Pension Plan eliminated all future benefit accruals; however, the accrued benefit as of August 1, 2005 remains. During the years ended September 30, 2009 and 2008, Standard Bank recognized $471,000 and $167,000, respectively, as pension expense and made $50,000 and $222,000, respectively, as contributions to the Pension Plan. Standard Bank may maintain or terminate the Pension Plan as circumstances warrant.
     Employee Stock Ownership Plan. In connection with the mutual to stock conversion, Standard Bank adopted an employee stock ownership plan for eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period and the attainment of age 21.
     The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Standard Financial Corp. common stock issued in the offering, including shares issued to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Standard Financial Corp. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Standard Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20 year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”
     The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon the completion of six years of service. Participants who were employed by Standard Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service.
     The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.
     Under applicable accounting requirements, Standard Bank will record a compensation expense for the employee stock ownership plan at the fair value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Standard Financial Corp.’s earnings.

Benefits to be Considered Following Completion of the Stock Offering
     Following the stock offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering and issued to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the conversion.
     The stock-based benefit plan will not be established sooner than six months after the conversion and, if adopted within one year after the conversion, would require the approval by stockholders owning a majority of the outstanding shares of Standard Financial Corp. common stock eligible to be cast. If the stock-based benefit plan is established after one year after the conversion, it would require the approval of our stockholders by a majority of votes cast.
     The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the stock offering:
•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Standard Bank or Standard Financial Corp.
These restrictions do not apply to plans adopted after one year following the completion of the stock offering.
     We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
     We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.
Transactions with Certain Related Persons
     The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Standard Bank to our executive officers and directors in compliance with federal banking regulations.

     At March 31, 2010, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Standard Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at March 31, 2010, and were made in compliance with federal banking regulations.
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Standard Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $1.6 million of shares of common stock, equal to 5.3% of the number of shares of common stock to be sold in the offering and issued to the charitable foundation at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Subscriptions by management through our 401(k) plan will be counted as part of the maximum number of shares such individuals’ may subscribe for in the stock offering.

		Aggregate	Percent at Minimum
Name	Number of Shares	Purchase Price	of Offering Range
Terence L. Graft	20,000	$200,000	*	%
Dale A. Walker	10,000	100,000	*
David C. Mathews	25,000	250,000	*
William T. Ferri	20,000	200,000	*
Horace G. Cofer	15,000	150,000	*
Thomas J. Rennie	5,000	50,000	*
Timothy K. Zimmerman	25,000	250,000	*
Colleen M. Brown	20,000	200,000	*
Paul A. Knapp	20,000	200,000	*

All directors and executive officers as a group	160,000	$1,600,000	5.3%

*	Less than 1%.

THE CONVERSION
     The Board of Directors of Standard Mutual Holding Company has approved the plan of conversion. The plan of conversion must also be approved by the depositors of Standard Bank. A special meeting of depositors of Standard Bank has been called for this purpose. The Pennsylvania Department of Banking and the Federal Reserve Board have each conditionally approved the plan of conversion; however, such approvals do not constitute recommendations or endorsements of the plan of conversion by such agencies.
General
     Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Standard Mutual Holding Company, the mutual holding company parent of Standard Bank, will be merged into Standard Financial Corp., through one or more transactions, with Standard Financial Corp. as the surviving entity, whereby Standard Bank will become a wholly-owned subsidiary of Standard Financial Corp. As part of the conversion, Standard Financial Corp. will offer for sale shares of its common stock. When the conversion and offering are completed, all of the outstanding common stock of Standard Bank will be owned by Standard Financial Corp., and all of the outstanding common stock of Standard Financial Corp. will be owned by public stockholders.
     In connection with the conversion, we intend to establish a charitable foundation, named Standard Charitable Foundation. Subject to separate approval by the depositors of Standard Bank, the charitable foundation will be funded with $200,000 in cash and a number of shares of Standard Financial Corp. common stock equal to 3.5% of the shares sold in the offering.
     Standard Financial Corp. intends to contribute between $12.1 million and $16.5 million of the net proceeds, or $19.1 million if the offering range is increased by 15%, to Standard Bank and to retain between $9.8 million and $13.5 million of the net proceeds, or $15.6 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan and the cash contributed to the charitable foundation). The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.
     The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:
(1)	First, to depositors with accounts at Standard Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2009.

(2)	Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10.0% of the shares of common stock sold in the offering and issued to the charitable foundation.

(3)	Third, to depositors with accounts at Standard Bank with aggregate balances of at least $50.00 at the close of business on [supplemental eligibility date].

(4)	Fourth, to depositors of Standard Bank at the close of business on [depositor record date].

     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in the Pennsylvania counties of Allegheny, Westmoreland and Bedford, and Allegany County, Maryland. See “—Community Offering.”
     The shares of common stock not purchased in the subscription offering or community offering may be offered to the general public on a best efforts basis in a “syndicated community offering” to be managed by Stifel, Nicolaus & Company, Incorporated. In such capacity, Stifel, Nicolaus & Company may form a syndicate of other broker-dealers. See “—Syndicated Community Offering.”
     We have the right to accept or reject orders received in a community offering or syndicated community offering at our sole discretion. The community offering and/or syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with regulatory approval.
     We determined the number of shares of common stock to be offered for sale based upon an independent valuation of the estimated pro forma market value of Standard Financial Corp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Share Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each banking office of Standard Bank. The plan of conversion is part of the applications filed by Standard Mutual Holding Company with the Federal Reserve Board and the Pennsylvania Department of Banking, and is included as an exhibit to Standard Financial Corp.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”
Reasons for the Conversion
     Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position. Completing the offering is necessary for us to continue to grow and execute our business strategy.
     Our primary reasons for converting and raising additional capital through the offering are:
•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to provide additional financial resources to pursue future expansion and acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to improve our capital position during a period of significant economic uncertainty;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions;

•	to assist us in managing interest rate risk;

•	to form a charitable foundation to benefit the communities we serve; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans.
     We believe that the conversion and the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company has no ability to issue common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements with respect to any such acquisitions.
     While the offering will also improve our capital position, as of March 31, 2010, Standard Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Pennsylvania Department of Banking, Federal Deposit Insurance Corporation or the Federal Reserve Board to raise capital.
Approvals Required
     The affirmative vote of a majority of the total eligible votes of depositors of Standard Bank at the special meeting of depositors is required to approve the plan of conversion and the establishment and funding of the charitable foundation. A special meeting of depositors to consider and vote upon the plan of conversion and the establishment and funding of the charitable foundation has been scheduled for [depositor meeting date].
     The plan of conversion also must be approved by the Pennsylvania Department of Banking and the Federal Reserve Board, which have each given their conditional approval to the plan of conversion. However, such approvals do not constitute recommendations or endorsements of the plan of conversion by such agencies.
Effects of Conversion on Depositors
     Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Standard Bank will continue to be a Pennsylvania chartered savings bank and will continue to be regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Standard Bank at the time of the conversion will be the directors of Standard Bank and of Standard Financial Corp. after the conversion.
     Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Standard Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.
     Effect on Loans. No loan outstanding from Standard Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.
     Effect on Voting Rights of Depositors. At present, although Standard Bank depositors do not have voting rights in Standard Mutual Holding Company, they will be voting on the approval of the plan of conversion due to regulatory requirements. Upon completion of the conversion, all voting rights in Standard Bank after the conversion will be vested in Standard Financial Corp. as the sole stockholder of Standard Bank, and the stockholders of Standard Financial Corp. will possess exclusive voting rights with respect to Standard Financial Corp.
     Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Standard Bank, Standard Mutual Holding Company or depositors of Standard Bank. See “—Material Income Tax Consequences.”
     Effect on Liquidation Rights. Each depositor in Standard Bank has both a deposit account in Standard Bank and a pro rata ownership interest in the net worth of Standard Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Standard Mutual Holding Company and Standard Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Standard Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Standard Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.
     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Standard Mutual Holding Company and Standard Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Standard Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits are paid.
     Under the plan of conversion, however, Eligible Account Holders and Supplemental Eligible Account Holders will receive rights in liquidation accounts maintained by Standard Financial Corp. and Standard Bank representing the total equity of Standard Mutual Holding Company as of the date of the latest statement of financial condition of Standard Mutual Holding Company prior to the consummation of the conversion. Standard Financial Corp. and Standard Bank shall continue to hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Standard Bank. The liquidation accounts are also designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Standard Financial Corp. and Standard Bank or solely of Standard Bank. The liquidation account in Standard Bank would be used only in the event that Standard Financial Corp. does not have sufficient capital to fund its obligation under its liquidation account. The total obligation of Standard Financial Corp. and Standard Bank under their respective liquidation accounts will never exceed the dollar amount of the Standard Financial Corp. liquidation account. A post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution or depository institution holding company would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution or company. See “—Liquidation Rights.”
Share Pricing and Number of Shares to be Issued
     The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering and issued to the charitable foundation be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $50,000 and will be reimbursed for its expenses. RP Financial will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.
     The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. Based on RP Financial’s belief that asset size is not a strong determinant of market value, RP Financial did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between us and the peer group.
     The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:
•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the charitable foundation.
     Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.68% on the net offering proceeds and purchases in the open market of ___% of the common stock issued in the offering by the stock-based benefit plans at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
     The independent valuation states that as of May 28, 2010, the estimated pro forma market value of Standard Financial Corp. ranged from $26.4 million to $41.1 million, with a midpoint of $31.1 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 2,550,000 shares, the midpoint of the offering range will be 3,000,000 shares and the maximum of the offering range will be 3,450,000 shares, or 3,967,500 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.
     The appraisal peer group consists of the following ten companies that RP Financial considered comparable to us, with asset size as of March 31, 2010.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Citizens Community Bancorp, Inc.	CZWI	NASDAQ	Eau Claire, WI	$577
Elmira Savings Bank, FSB	ESBK	NASDAQ	Elmira, NY	$489
First Capital, Inc.	FCAP	NASDAQ	Corydon, IN	$463
First Savings Financial Group	FSFG	NASDAQ	Clarksville, IN	$494
Harleysville Savings Financial Corp.	HARL	NASDAQ	Harleysville, PA	$843
River Valley Bancorp	RIVR	NASDAQ	Madison, IN	$395
Rome Bancorp, Inc.	ROME	NASDAQ	Rome, NY	$328
TF Financial Corp.	THRD	NASDAQ	Newtown, PA	$716
Wayne Savings Bancshares	WAYN	NASDAQ	Wooster, OH	$406
WVS Financial Corp.	WVFC	NASDAQ	Pittsburgh, PA	$377
     The following table presents a summary of selected pricing ratios for the peer group companies and Standard (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the six months ended March 31, 2010, stock price information as of May 28, 2010, as reflected in RP Financial, LC.’s appraisal report, dated May 28, 2010, and the number of shares outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 38.1% on a price-to-book value basis, a discount of 35.2% on a price-to-tangible book value basis, and a discount of 2.9% on a price-to-earnings basis.

	Price-to-earnings	Price-to-book	Price-to-tangible
	multiple(1)	value ratio	book value ratio
Standard (on a pro forma basis, assuming completion of the conversion)
Minimum	11.01x	40.78%	47.98%
Midpoint	12.94x	45.23%	52.69%
Maximum	14.86x	49.16%	56.75%
Maximum, as adjusted	17.06x	53.22%	60.86%

Valuation of peer group companies, as of May 28, 2010
Averages	15.30x	79.38%	87.62%
Medians	12.79x	80.81%	88.09%

(1)	Information is derived from the RP Financial appraisal report and are based upon reported earnings for the twelve months ended March 31, 2010. These ratios are different from the ratios in “Pro Forma Data.”
     Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 39.2% on a price-to-book value basis, a discount of 35.6% on a price-to-tangible book value basis, and a premium of 16.2% on a core price-to-earnings basis.
     Our Board of Directors reviewed the independent valuation and, in particular, considered the following:
•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size;

•	market conditions generally and, in particular, for financial institutions; and

•	The issuance of shares and contribution of cash to the charitable foundation.
     All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with regulatory approval if required as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $26.4 million or more than $41.1 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.
     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Standard Bank as a going concern and should not be considered as an indication of the liquidation value of Standard Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.
     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $41.1 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 3,967,500 shares, to reflect changes in market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range below $26.4 million or increase the range above $41.1 million (including the value of shares issued to the charitable foundation) without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range.
     If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $41.1 million or a decrease in the minimum of the valuation range to less than $26.4 million, then we may terminate the offering and promptly return with interest calculated at our statement savings rate all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations. Alternatively, after consulting with the Pennsylvania Department of Banking and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board and the Pennsylvania Department of Banking in order to complete the offering.
     In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest at our statement savings rate, and deposit account withdrawal authorizations will be canceled.
     An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis while increasing pro forma stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis, while decreasing pro forma stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”
     Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our executive office and as specified under “Where You Can Find Additional Information.”
Subscription Offering and Subscription Rights
     In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”
     Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2009 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 20,000 shares of our common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible

Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
     To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding March 31, 2009.
     Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering and issued to the charitable foundation. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock, subject to the maximum purchase limitations.
     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on [supplemental eligibility date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
     To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at

[supplemental eligibility date]. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor as of [depositors record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock or 0.10% of the total number of shares of common stock sold in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Depositor whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Depositors whose subscriptions remain unfilled. To ensure proper allocation of common stock, each Other Depositor must list on the stock order form all deposit accounts in which he or she had an ownership interest at [depositors record date]. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or for additional periods with regulatory approval. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.
     We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 2,550,000 shares within 45 days after the expiration date and we have not received regulatory approval for an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest calculated at our statement savings rate and all deposit account withdrawal authorizations will be canceled. If regulatory consent for an extension beyond [extension date] is granted, and we choose to extend the offering, we will resolicit subscribers as described under “—Procedure for Purchasing Shares—Expiration Date.” Extensions may not go beyond [final expiration date], which is two years after the special meeting of depositors to vote on the conversion.
Community Offering
     To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Depositors, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons and trusts of natural persons residing in the Pennsylvania counties of Allegheny, Westmoreland and Bedford, and Allegany County, Maryland, and thereafter to cover other members of the general public.
     Persons who place orders in the community offering may purchase up to 20,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering. Any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.
     If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Pennsylvania counties of Allegheny, Westmoreland and Bedford and Allegany County, Maryland, we will allocate the available shares among those residents in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares ordered by such person. Thereafter, unallocated shares will be allocated among residents whose orders remain unsatisfied on an equal number of shares basis per order. If instead, oversubscription occurs among members of the general public, we will allocate the available shares among those persons in the same manner described above.
     The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Pennsylvania counties of Allegheny, Westmoreland and Bedford, or Allegany County, Maryland, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
     Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If regulatory approval for an extension beyond [extension date] is granted, we will resolicit subscribers as described under “—Procedure for Purchasing Shares—Expiration Date.” Extensions may not go beyond [final expiration date], which is two years after the special meeting of depositors to vote on the conversion.
Syndicated Community Offering
     As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and community offering; may be offered for sale to members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated. We expect that the syndicated community offering, if any, will begin as soon as practicable after termination of the subscription offering and the community offering. We, in our sole discretion, have the right to reject orders, in whole or in part, received in the syndicated community offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering.
     The price at which common stock is sold in the syndicated community offering will be the same $10.00 price at which shares are offered and sold in the subscription offering and community offering. Each person may purchase up to 20,000 shares of common stock in the syndicated community offering, subject to the maximum purchase limitations. See “— Limitations on Common Stock Purchases.” In connection with the allocation process, unless we receive regulatory approval to allocate shares in a different manner, orders received for shares of common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.
     If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a sweep arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. The sweep arrangements will meet the following conditions: (i) shares will only be sold to customers with accounts at Stifel, Nicolaus & Company, Incorporated or at another participating broker-dealer; and (ii) accounts will not be swept until the settlement date, which will only occur after the minimum number of shares are sold. Institutional investors will pay Stifel, Nicolaus & Company, Incorporated in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Standard Mutual Holding Company, Standard Bank and Standard Financial Corp. on one hand and Stifel, Nicolaus & Company, Incorporated on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.
     The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by us with regulatory approval.
Limitations on Common Stock Purchases
     The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:
•	The maximum number of shares of common stock that may be purchased by a person.

•	No person or entity together with any associate or group of persons acting in concert may purchase more than 30,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 27% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.
     Depending upon market or financial conditions, our Board of Directors, with regulatory approval and without further approval of depositors, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and indicated on their stock order forms a desire to be resolicited will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.
     In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering and issued to the charitable foundation, shares will be allocated in the following order of priority in accordance with the plan of conversion:
(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering and issued to the charitable foundation;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Pennsylvania counties of Allegheny, Westmoreland and Bedford, and Allegany County, Maryland.
     The term “associate” of a person means:
(1)	any corporation or organization, other than Standard Mutual Holding Company, Standard Bank, Standard Financial Corp. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Standard Bank, Standard Mutual Holding Company or Standard Financial Corp.

     The term “acting in concert” means:
(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
     A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
     Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Standard Bank or Standard Financial Corp. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Standard Financial Corp.”
Marketing and Distribution; Compensation
     To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will act as conversion advisor with respect to the conversion and marketing agent on a best efforts basis in the offering. The services of Stifel Nicolaus & Company include, but are not limited to:
(i)	acting as our financial advisor for the conversion and offering;

(ii)	providing administrative services and managing the Stock Information Center;

(iii)	educating our employees regarding the offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)	soliciting orders for common stock.
     For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $30,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offerings. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families, shares contributed to the charitable foundation and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which will include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6.0% in the aggregate. Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in an amount not to exceed $25,000 for the subscription offering and community offering and $25,000 for the syndicated community offering. In addition, Stifel, Nicolaus & Company, Incorporated will be reimbursed up to $75,000 for attorney’s fees.
     In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we shall pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $30,000. In the event of a material delay in the offering, Stifel, Nicolaus & Company, Incorporated also will be reimbursed for additional allocable expenses in an amount not to exceed $15,000 and additional attorneys’ fees and allocable expenses in an amount not to exceed $25,000 provided that in the aggregate, all reimbursable expenses and legal fees shall not exceed $165,000.
     We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.
     In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide records processing and proxy and stock order services, including but not limited to: consolidation of deposit accounts and vote calculation; preparation of information for order forms and proxy cards; interfacing with our financial printer; recording stock order information; and tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $20,000, and we will have made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.
     Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Standard Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted at our Stock Information Center located at                     . Other questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.
     The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.
Prospectus Delivery
     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.
     In the syndicated community offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.
     Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.
Procedure for Purchasing Shares
     Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require regulatory approval and would also require that we conduct a resolicitation of purchasers. In such event, purchasers will have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest at a rate of ___%, and deposit account withdrawal authorizations will be canceled.
     We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond                     , 2012, which is two years after the special meeting of members to vote on the conversion.
     We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

     We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.
     Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. Stock order forms must be received (not postmarked) prior to 2:00 p.m., Eastern Time, on [expiration date]. We are not required to accept order forms that are not received by that time or that are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. You may submit your order form and payment by mail using the order reply envelope provided, by bringing your order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. We will not accept stock order forms at our branch offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to regulatory authority.
     By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Standard Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:
(1)	personal check, bank check or money order, payable to Standard Financial Corp.; or

(2)	authorization of withdrawal from the types of Standard Bank deposit accounts designated on the order form.
     Appropriate means for designating withdrawals from deposit accounts at Standard Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest calculated at the statement savings rate current at the time. In the case of payments made by personal check, these funds must be available in the account(s). Payments made by check or money order will be immediately cashed and placed in a segregated account at Standard Bank and will earn interest at ___% until the offering is completed or terminated.

     You may not remit cash, wire transfers, Standard Bank line of credit checks, or third-party checks (including those payable to you and endorsed over to Standard Financial Corp.). You may not designate on your stock order form a direct withdrawal from a Standard Bank retirement account. See “—Using IRA Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate a direct withdrawal from Standard Bank accounts with check-writing privileges. Please provide a check instead. If permitted by the Pennsylvania Department of Banking and the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares and may be able to pay by wire transfer.
     Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date], as described in “—Expiration Date.”
     We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.
     Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Standard Financial Corp. to lend to the employee stock ownership plan the necessary amount to fund the purchase.
     Regulations prohibit Standard Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.
     Using IRA Funds to Purchase Shares. If you are interested in using your individual retirement account (“IRA”) funds, or any other retirement account funds, to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by brokerage firms. By regulation, Standard Bank’s IRA or other retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Standard Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. Before you place your order, the funds you wish to use for the purchase of common stock will have to be transferred to another bank or a brokerage account offering self-directed accounts. There will be no early withdrawal or interest penalties for these transfers. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer retirement accounts maintained at Standard Bank can be obtained from the Stock Information Center. Subscribers interested in using funds in an IRA or any other retirement account, whether held at Standard Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the [expiration date] offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
     Delivery of Stock Certificates. Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering. It is possible that, until this information is delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the commons tock will have begun trading. All shares of Standard Financial Corp. common stock being sold will be in book entry form and paper stock certificates will not be issued.
     Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.
Restrictions on Transfer of Subscription Rights and Shares
     Regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.
     We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
     If you have any questions regarding the offering, please visit call our Stock Information Center, toll free, at (877) ___-_______, Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern Time, or visit the Stock Information Center located at                                                             , Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.
Liquidation Rights
     Liquidation prior to the conversion. In the unlikely event of a complete liquidation of Standard Bank and Standard Mutual Holding Company prior to the conversion, all claims of creditors of Standard Bank (including depositors of Standard Bank to the extent of their deposit balances) would be paid first. Thereafter, any assets of Standard Bank remaining would be distributed to depositors of Standard Bank based on the relative size of their deposit balances in Standard Bank immediately prior to the liquidation.
     Liquidation following the conversion. In the unlikely event that Standard Bank were to liquidate after the conversion, all claims of creditors, including depositors of Standard Bank to the extent of their deposit balances, would be paid first. However, except with respect to the liquidation accounts to be established in Standard Financial Corp. and Standard Bank as further described below, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors would not have an interest in the value of the assets of Standard Bank or Standard Financial Corp. above that amount.
     The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” by Standard Financial Corp. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Standard Mutual Holding Company’s total equity as of the date of the latest statement of financial condition of Standard Mutual Holding Company prior to the consummation of the conversion. The plan of conversion also provides for the establishment of a bank liquidation account at Standard Bank to support the Standard Financial Corp. liquidation account in the event Standard Financial Corp. does not have sufficient capital resources to fund its obligation under the Standard Financial Corp. liquidation account.
     The liquidation account established by Standard Financial Corp. is designed to provide depositors a liquidation interest (exchanged for the liquidation interest such persons had in Standard Mutual Holding Company) after the conversion in the event of a liquidation of Standard Financial Corp. and Standard Bank or a liquidation solely of Standard Bank. Specifically, in the unlikely event that either (i) Standard Bank or (ii) Standard Financial Corp. and Standard Bank were to liquidate after the conversion, all claims of creditors (including depositors of Standard Bank to the extent of their deposit balances), would be paid first, followed by distribution to depositors as of March 31, 2009 and [supplemental eligibility date] of their interests in the liquidation account maintained by Standard Financial Corp. Also, in a complete liquidation of both entities, or of Standard Bank alone, when Standard Financial Corp. has insufficient assets (other than the stock of Standard Bank), to fund the liquidation account distributions due to Eligible Account Holders and Supplemental Eligible Account Holders and Standard Bank has positive net worth, Standard Bank shall immediately make a distribution to fund Standard Financial Corp.’s remaining obligations under the liquidation account. If Standard Financial Corp. is completely liquidated or sold apart from a sale or liquidation of Standard Bank, then the Standard Financial Corp. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Standard Bank liquidation account, subject to the same rights and terms as the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Standard Financial Corp.
     Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board and the Pennsylvania Department of Banking, Standard Financial Corp. will transfer the liquidation account and the depositors’ interests in such account to Standard Bank and the liquidation account shall thereupon become the liquidation account of Standard Bank.
     Under applicable rules and regulatory policies, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Standard Financial Corp. or Standard Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.
     Each Eligible Account Holder or Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Standard Bank on March 31, 2009 or [supplemental eligibility date] equal to the proportion that the balance of each Eligible Account Holder and Supplemental Eligible Account Holder’s deposit account on March 31, 2009 or [supplemental eligibility date] respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in Standard Bank on such dates.
     If, however, on any September 30 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2009 or [supplemental eligibility date], or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.
Material Income Tax Consequences
     Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income tax consequences of the conversion to Standard Mutual Holding Company, Standard Bank or Standard Financial Corp., Eligible Account Holders and Supplemental Eligible Account Holders of Standard Financial Corp. Unlike private letter rulings, the opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Standard Financial Corp. or Standard Bank would prevail in a judicial proceeding.
     We have received an opinion of counsel, Luse Gorman Pomerenk & Schick, as to the federal tax consequences of the conversion. We have received an opinion of S.R. Snodgrass, A.C. to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the offering are not materially different than for federal income tax purposes.
     Luse Gorman Pomerenk & Schick, has issued an opinion to Standard Mutual Holding Company, Standard Bank and Standard Financial Corp. that for federal income tax purposes:
     Conversion of Standard Mutual Holding Company’s Charter
1.	The conversion of Standard Mutual Holding Company’s charter (the “MHC Conversion”) to a Pennsylvania-chartered stock corporation (the “Standard PA Holding Company”) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Standard Mutual Holding Company nor Standard PA Holding Company will recognize any gain or loss as a result of the MHC Conversion.

2.	The basis and holding period of the assets of Standard Mutual Holding Company to be received by Standard PA Holding Company will be the same as the basis and holding period of such assets in Standard Mutual Holding Company immediately prior to the transfer.

3.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Standard Mutual Holding Company for interests in the liquidation account in Standard PA Holding Company.

     Merger of Standard PA Holding Company into Standard Financial Corp.
4.	Immediately after the MHC Conversion, Standard PA Holding Company will merge with and into Standard Financial Corp., with Standard Financial Corp. as the resulting entity (the “Holding Company Merger”). The Holding Company Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

5.	The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Standard PA Holding Company for liquidation interests in Standard Financial Corp. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

6.	Neither Standard PA Holding Company nor Standard Financial Corp. will recognize any gain or loss on the transfer of its assets to Standard Financial Corp. in exchange for an interest in the liquidation account in Standard Financial Corp. or on the distribution of such interests to Eligible Account Holders and Supplemental Eligible Account Holders.

7.	The basis and holding period of the assets of Standard PA Holding Company to be received by Standard Financial Corp. will be the same as the basis and holding period of such assets in the Standard PA Holding Company immediately prior to the transfer.

Offering

8.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Standard Financial Corp. common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Standard Financial Corp. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights.

9.	It is more likely than not that the fair market value of the benefit provided by the Standard Bank liquidation account supporting the payment of the liquidation account in the event Standard Financial Corp. lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Standard Bank liquidation account as of the effective date of the Holding Company Merger.

10.	It is more likely than not that the basis of Standard Financial Corp. common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.

11.	No gain or loss will be recognized by Standard Financial Corp. on the receipt of money in exchange for Standard Financial Corp. common stock sold in the offering.
        The opinion under item 8 above is based on the position that the subscription rights to purchase shares of Standard Financial Corp. common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors have a fair market value of zero. The opinion under item 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Luse Gorman Pomerenk & Schick noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Standard Financial Corp. common stock at the same price to be paid by members of the general public in any Community Offering or Syndicated Community Offering. Luse Gorman Pomerenk & Schick also noted that the IRS has not in the past concluded that subscription rights have value. In addition, Luse Gorman Pomerenk & Schick noted that RP Financial has issued a letter stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering. Based on the foregoing, Luse Gorman Pomerenk & Schick believes it is more likely than not that the nontransferable subscription rights to purchase Standard Financial Corp. common stock have no value. However, the issue of whether nontransferable subscription rights have value is based on all the facts and circumstances.
     If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Standard Financial Corp. and/or the Bank may be subject to tax on the distribution of the subscription rights.
     The opinion as to item 9 above is based on the position that the benefit provided by the Standard Bank liquidation account supporting the payment of the liquidation account in the event Standard Financial Corp. lacks sufficient net assets has a fair market value of zero. We understand that: (i) no holder of an interest in a liquidation account has ever received payment attributable to such interest in a liquidation account; (ii) the interests in the Standard Financial Corp. liquidation account and Bank liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Standard Bank liquidation account payment obligation arises only if Standard Financial Corp. lacks sufficient net assets to fund the liquidation account.
     In addition, Luse Gorman Pomerenk & Schick is relying on a letter from RP Financial, LC. stating its belief that the benefit provided by the Standard Bank liquidation account supporting the payment of the liquidation account in the event Standard Financial Corp. lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick believes it is more likely than not that such rights in the Bank liquidation account have no value.
     If such rights in the Standard Bank liquidation account are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value of their interest in the Bank liquidation account as of the effective date of the conversion.
     The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
     The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Standard Financial Corp.’s registration statement. Advice regarding the Pennsylvania state income tax consequences consistent with the federal tax opinion has been issued by S.R. Snodgrass, A.C., tax advisors to Standard Financial Corp., Standard Mutual Holding Company and Standard Bank.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion
     The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Standard Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Standard Financial Corp. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.
     Purchases of shares of our common stock by any of our directors or officers during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with prior written regulatory approval. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.
     Applicable rules and regulatory policies prohibit Standard Financial Corp. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases.

STANDARD CHARITABLE FOUNDATION
General
     In furtherance of our commitment to our local community, the plan of conversion provides that we will establish a new charitable foundation, Standard Charitable Foundation, as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The new charitable foundation will be funded with shares of our common stock and cash, as further described below.
     By further enhancing our visibility and reputation in our local community, we believe that the new charitable foundation will enhance the long-term value of Standard Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Standard Charitable Foundation.
Purpose of the Charitable Foundation
     In connection with the closing of the stock offering, we intend to contribute $200,000 in cash and a number of shares equal to 3.5% of our shares of common stock sold in the offering to Standard Charitable Foundation, which, at the adjusted maximum of the offering range, would be a contribution of 138,900 shares of common stock, and at the minimum of the offering range would be a contribution of 89,300 shares of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Standard Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Standard Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Standard Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination.
     Funding Standard Charitable Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because Standard Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Standard Charitable Foundation will maintain close ties with Standard Bank, thereby forming a partnership within the communities in which Standard Bank operates.
Structure of the Charitable Foundation
     Standard Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Standard Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Standard Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.
     The charitable foundation will be governed by a Board of Directors, initially consisting of the current Board of Directors of the Company (except for Mr. Zimmerman), and one individual who is not affiliated with us and who has experience with local charitable organizations and grant making. We have selected Jennings F. Womack as an outside, independent director. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its Board of Directors. For five years after the stock offering, one seat on the charitable foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s Board of Directors will be reserved for one of Standard Bank’s directors. Except as described below in “—Regulatory Requirements Imposed on the Charitable Foundation,” on an annual basis, directors of the charitable foundation will elect one third of the Board to serve for three-year terms.
     The business experience of our current directors and executive officers who will serve as Board members of the charitable foundation is described in “Management.” Mr. Womack serves as President of the Westmoreland/Frick Hospital Foundation, a subsidiary of Excela Health, a multi-hospital health system, since 2003. Mr. Womack has served as a trustee of Excela Health since its inception in 2005. Prior to this position, Mr. Womack served in a variety of executive level positions at a major retail organization. Mr. Womack has extensive experience with local charitable and community development organizations.
     The Board of Directors of Standard Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Standard Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Standard Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, all shares of our common stock held by Standard Charitable Foundation will be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.
     Standard Charitable Foundation’s initial place of business will be located at our executive office. The Board of Directors of Standard Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations governing transactions between Standard Bank and the charitable foundation.
     Standard Charitable Foundation will receive working capital of approximately $200,000 in cash from the proceeds of the stock offering. Additional capital for the charitable foundation will come from:
(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.
     As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Standard Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of shares of common stock is that the amount of shares of common stock that may be sold by Standard Charitable Foundation in any one year may not exceed 5% of the average market value of the assets held by Standard Charitable Foundation, except where the Board of Directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.
Tax Considerations
     We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Standard Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Standard Charitable Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Standard Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Standard Charitable Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.
     Standard Financial Corp. and Standard Bank are authorized by state law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Standard Charitable Foundation. We believe that the contribution to Standard Charitable Foundation is justified given Standard Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Standard Charitable Foundation to our community. See “Capitalization,” “Historical and Pro Forma Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
     We believe that our contribution of shares of our common stock to Standard Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock and cash at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Standard Charitable Foundation. We estimate that if stock is sold up to the maximum of the offering range, substantially all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Standard Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Standard Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.
     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. Standard Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Standard Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.
Regulatory Requirements Imposed on the Charitable Foundation
     Similar to the Office of Thrift Supervision regulations, the Federal Reserve Board will generally not object if a well-capitalized savings bank and its holding company contribute to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Standard Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.
     The Federal Reserve Board will apply the following conditions on the establishment of the Standard Bank Foundation, which follow the Office of Thrift Supervision regulations:
•	the Federal Reserve Board and/or the FDIC may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board and/or the FDIC;

•	the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.
     Within six months of completing the stock offering, Standard Charitable Foundation must submit to the Federal Reserve Board and/or the FDIC a three-year operating plan.

RESTRICTIONS ON ACQUISITION OF STANDARD FINANCIAL CORP.
     Although the Board of Directors of Standard Financial Corp. is not aware of any effort that might be made to obtain control of Standard Financial Corp. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Standard Financial Corp.’s articles of incorporation to protect the interests of Standard Financial Corp. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Standard Bank, Standard Financial Corp. or Standard Financial Corp.’s stockholders.
     The following discussion is a general summary of the material provisions of the articles of incorporation and bylaws of Standard Financial Corp. and Standard Bank and of Maryland corporate law, Pennsylvania banking law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the articles of corporation and bylaws of Standard Financial Corp. and Standard Bank, reference should be made in each case to the document in question, each of which is part of the applications Standard Mutual Holding Company will file with the Pennsylvania Department of Banking and the Federal Reserve Board and, except for Standard Bank’s articles of incorporation and bylaws, Standard Financial Corp.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
Standard Financial Corp.’s Articles of Incorporation and Bylaws
     Standard Financial Corp.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Standard Financial Corp. more difficult.
     Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for Board members, including a residency requirement, an age restriction, restrictions on affiliations with competitors of Standard Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.
     Evaluation of Offers. The articles of incorporation of Standard Financial Corp. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Standard Financial Corp. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Standard Financial Corp. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:
•	the economic effect, both immediate and long-term, upon Standard Financial Corp.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Standard Financial Corp. and its subsidiaries and on the communities in which Standard Financial Corp. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Standard Financial Corp.;

•	whether a more favorable price could be obtained for Standard Financial Corp.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Standard Financial Corp. and its subsidiaries;

•	the future value of the stock or any other securities of Standard Financial Corp. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Standard Financial Corp. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.
     If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.
     Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole Board of Directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
     Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.
     Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

     Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.
     Authorized but Unissued Shares. After the conversion, Standard Financial Corp. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. Standard Financial Corp. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole Board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Standard Financial Corp. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Standard Financial Corp. that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Standard Financial Corp. The Board of Directors has no present plan or understanding to issue any preferred stock.
     Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the Board;

(iv)	The requirement that at least 80% of the votes eligible to be cast by stockholders must vote to remove directors, and that stockholders can only remove directors for cause;

(v)	The ability of the Board of Directors to amend and repeal the bylaws;

(vi)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Standard Financial Corp.;

(vii)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Standard Financial Corp.;

(xi)	The limitation of liability of officers and directors to Standard Financial Corp. for money damages;

(xii)	The inability of stockholders to cumulate their votes in the election of directors;

(xiii)	The advance notice requirements for stockholder proposals and nominations; and

(xiv)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.
     The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.
     Business Combinations with Interested Stockholders. Under Maryland law, as may be made applicable by the Board of Directors of Standard Financial Corp. at any time pursuant to its bylaws, “business combinations” between Standard Financial Corp. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Standard Financial Corp. voting stock after the date on which Standard Financial Corp. had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Standard Financial Corp. at any time after the date on which Standard Financial Corp. had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Standard Financial Corp. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.
     After the five-year prohibition, any business combination between Standard Financial Corp. and an interested stockholder generally must be recommended by the Board of Directors of Standard Financial Corp. and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Standard Financial Corp., and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Standard Financial Corp. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Standard Financial Corp.’s common stockholders receive a minimum price, as defined under

Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
Standard Bank’s Articles of Incorporation
     In connection with the conversion and offering, the articles of incorporation of Standard Bank will be amended to provide that for a period of five years from the closing of the conversion and offering, no person other than Standard Financial Corp. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Standard Bank. This provision does not apply to any tax-qualified employee benefit plan of Standard Bank or Standard Financial Corp., or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Standard Financial Corp. or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Standard Bank.
Change in Control Regulations
     Federal law requires the approval of the Federal Reserve Board prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of the common stock of Standard Financial Corp., and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve Board to constitute control. In addition, Pennsylvania law requires the approval of the Pennsylvania Department of Banking prior to acquiring control of a Pennsylvania savings bank.
DESCRIPTION OF CAPITAL STOCK
General
     Under its articles of incorporation, Standard Financial Corp. is authorized to issue 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Standard Financial Corp. currently expects to issue in the offering up to 3,967,500 shares of common stock. Standard Financial Corp. will not issue shares of preferred stock in the offering. Each share of Standard Financial Corp. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
     The shares of common stock of Standard Financial Corp. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
Common Stock
     Dividends. Standard Financial Corp. may pay dividends up to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. Standard Financial Corp. is also prohibited from paying dividends that would reduce Standard Financial Corp.’s capital below the then adjusted balance of its liquidation account. The holders of common stock of Standard Financial Corp. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Standard Financial Corp. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
     Voting Rights. Upon consummation of the conversion, the holders of common stock of Standard Financial Corp. will have exclusive voting rights in Standard Financial Corp. They will elect Standard Financial Corp.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Standard Financial Corp.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Standard Financial Corp. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.
     As a Pennsylvania-chartered stock savings bank, corporate powers and control of Standard Bank are vested in its Board of Directors, who elect the officers of Standard Bank and who fill any vacancies on the Board of Directors. Voting rights of Standard Bank are vested exclusively in the owners of the shares of capital stock of Standard Bank, which will be Standard Financial Corp. Shares of Standard Bank stock held by Standard Financial Corp. will be voted at the direction of Standard Financial Corp.’s Board of Directors. Consequently, the holders of the common stock of Standard Financial Corp. will not have direct control of Standard Bank.
     Liquidation. In the event of any liquidation, dissolution or winding up of Standard Bank, Standard Financial Corp., as the holder of 100% of Standard Bank’s capital stock, would be entitled to receive all assets of Standard Bank available for distribution, after payment or provision for payment of all debts and liabilities of Standard Bank, including all deposit accounts and accrued interest thereon, and after any required distribution from Standard Bank’s liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Standard Financial Corp., the holders of Standard Financial Corp.’s common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Standard Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
     Preemptive Rights. Holders of the common stock of Standard Financial Corp. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.
Preferred Stock
     None of the shares of Standard Financial Corp.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
TRANSFER AGENT
     The transfer agent and registrar for Standard Financial Corp.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS
     The consolidated financial statements of Standard Mutual Holding Company and subsidiary as of September 30, 2009 and 2008 and for each of the years in the two-year period ended September 30, 2009 included in this Prospectus and in the registration statement have been so included in reliance upon the report of S.R. Snodgrass, A.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.
     RP Financial, LC. has consented to the publication herein of the summary of its report to Standard Financial Corp. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.
LEGAL MATTERS
     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Standard Financial Corp. and Standard Bank, has issued to Standard Financial Corp. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion and its opinion regarding the contribution to the charitable foundation. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. S.R. Snodgrass, A.C. has issued to Standard Mutual Holding Company, Standard Financial Corp. and Standard Bank its opinion regarding the state income tax consequences of the conversion. S.R. Snodgrass, A.C. has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Stifel, Nicolaus & Company by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     Standard Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Standard Financial Corp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     Standard Mutual Holding Company has filed with the Pennsylvania Department of Banking and the Federal Reserve Board Applications with respect to the conversion. This prospectus omits certain information contained in the Applications. The Applications may be examined at the offices of the Pennsylvania Department of Banking and the Federal Reserve Bank of Cleveland, respectively. Our plan of conversion is available, upon request, at each of our branch offices.

     In connection with the offering, Standard Financial Corp. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Standard Financial Corp. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Standard Financial Corp. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

STANDARD MUTUAL HOLDING COMPANY
AND SUBSIDIARIES
AUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Standard Mutual Holding Company
We have audited the accompanying consolidated statements of financial condition of Standard Mutual Holding Company and subsidiaries as of September 30, 2009 and 2008, and the related statements of income, net worth, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Mutual Holding Company and subsidiaries as of September 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 13 to the financial statements, effective October 1, 2008, the Company adopted FASB ASC Topic 820 “Fair Value Measurement and Disclosures.”
/s/ S.R. Snodgrass, A.C.
Wexford, PA
December 14, 2009, except to Note 15,
for which it is dated June 8, 2010

Standard Mutual Holding Company
Consolidated Statements of Financial Condition
Periods Ended March 31, 2010 (unaudited) and September 30, 2009 and 2008
(Dollars in thousands)

	March 31,	September 30,
	2010	2009	2008
	(Unaudited)
ASSETS
Cash on hand and due from banks	$2,576	$2,871	$2,121
Interest-earning deposits in other institutions	22,554	9,549	16,696

Cash and Cash Equivalents	25,130	12,420	18,817

Investment securities available for sale, at fair value	48,652	42,550	18,711
Mortgage-backed securities available for sale, at fair value	21,371	26,694	10,238
Mortgage-backed securities held to maturity, fair value of $19,345	—	—	19,518
Federal Home Loan Bank stock, at cost	3,416	3,416	3,335
Loans receivable, net of allowance for loan losses of $3,451 and $3,078 and $2,426	277,148	270,769	257,551
Foreclosed real estate	1,112	1,002	205
Office properties and equipment, at cost, less accumulated depreciation and amortization	3,816	3,942	4,405
Bank-owned life insurance	9,244	9,080	8,756
Goodwill	8,769	8,769	8,769
Core deposit intangible	939	1,023	1,191
Prepaid FDIC insurance	1,378	—	—
Accrued interest and other assets	2,234	2,750	2,475

TOTAL ASSETS	$403,209	$382,415	$353,971

LIABILITIES AND NET WORTH
Liabilities
Deposits:
Demand, regular, and club accounts	$192,299	$178,758	$149,550
Certificate accounts	118,897	108,176	105,082

Total Deposits	311,196	286,934	254,632

Federal Home Loan Bank advances	42,078	46,618	50,948
Securities sold under agreements to repurchase	2,905	3,866	3,537
Advance deposits by borrowers for taxes and insurance	63	679	170
Securities purchased not settled	1,229	—	4,000
Accrued interest and other expenses	2,177	2,150	1,989

TOTAL LIABILITIES	359,648	340,247	315,276

Net Worth
Retained earnings, substantially restricted	42,675	41,136	38,992
Accumulated other comprehensive income (loss), net of tax	886	1,032	(297)

TOTAL NET WORTH	43,561	42,168	38,695

TOTAL LIABILITIES AND NET WORTH	$403,209	$382,415	$353,971

See accompanying notes to the consolidated financial statements.

Standard Mutual Holding Company
Consolidated Statements of Income
Six Months Ended March 31, 2010 and 2009 (unaudited) and Years Ended September 30, 2009 and 2008
(Dollars in thousands)

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Interest Income
Loans, including fees	$8,000	$8,007	$15,837	$16,220
Mortgage-backed securities	495	633	1,205	1,278
Investments:
Taxable	437	360	750	551
Tax-exempt	211	164	388	312
Interest-earning deposits	17	33	56	318

Total Interest Income	9,160	9,197	18,236	18,679

Interest Expense
Deposits	2,396	3,006	5,752	7,055
Securities sold under agreements to repurchase	15	41	74	70
Federal Home Loan Bank advances	962	1,178	2,265	2,112

Total Interest Expense	3,373	4,225	8,091	9,237

Net Interest Income	5,787	4,972	10,145	9,442

Provision for Loan Losses	429	547	1,100	316

Net Interest Income After Provision for Loan Losses	5,358	4,425	9,045	9,126

Noninterest Income
Service charges	847	840	1,689	1,706
Earnings on bank-owned life insurance	191	188	375	377
Net securities gains (losses)	8	(141)	(597)	(1,586)
Annuity and mutual fund fees	89	159	240	309
Other income	16	29	91	153

Total Noninterest Income	1,151	1,075	1,798	959

Noninterest Expenses
Compensation and employee benefits	2,427	2,779	5,058	4,819
Data processing	194	190	394	388
Premises and occupancy costs	467	501	944	959
Core deposit amortization	84	84	168	174
ATM expense	136	124	262	237
FDIC insurance	216	102	497	33
Other operating expenses	645	691	1,375	1,559

Total Noninterest Expenses	4,169	4,471	8,698	8,169

Income Before Income Tax Expense	2,340	1,029	2,145	1,916

Income Tax Expense (Benefit)
Federal	700	(282)	(38)	786
State	101	28	39	(10)

Total Income Tax Expense (Benefit)	801	(254)	1	776

Net Income	$1,539	$1,283	$2,144	$1,140

See accompanying notes to the consolidated financial statements.

Standard Mutual Holding Company
Consolidated Statements of Net Worth
Six Months Ended March 31, 2010 (unaudited) and Years Ended September 30, 2009 and 2008
(Dollars in thousands)

		Accumulated
		Other
	Retained	Comprehensive	Net
	Earnings	Income (Loss)	Worth
Balance, September 30, 2007	$37,852	$1,592	$39,444

Net income	1,140		1,140
Comprehensive loss:
Net change in unrealized loss on securities available for sale, net of reclassification adjustment, net of taxes		(1,889)	(1,889)

Total Comprehensive Loss			(749)

Balance, September 30, 2008	$38,992	$(297)	$38,695

Net income	2,144		2,144
Comprehensive income:
Net change in unrealized gain on securities available for sale, net of reclassification adjustment, net of taxes		1,329	1,329

Total Comprehensive Income			3,473

Balance, September 30, 2009	$41,136	$1,032	$42,168

Net income	1,539		1,539
Comprehensive income:
Net change in unrealized loss on securities available for sale, net of reclassification adjustment, net of taxes		(146)	(146)

Total Comprehensive Income			1,393

Balance, March 31, 2010 (unaudited)	$42,675	$886	$43,561

See accompanying notes to the consolidated financial statements.

Standard Mutual Holding Company
Consolidated Statements of Cash Flows
Six Months Ended March 31, 2010 and 2009 (unaudited) and Years Ended September 30, 2009 and 2008
(Dollars in thousands)

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Cash Flows From Operating Activities
Net income	$1,539	$1,283	$2,144	$1,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	164	179	353	346
Provision for loan losses	429	547	1,100	316
Amortization of core deposit intangible	84	84	168	174
Net amortization of premium/discount on securities	101	(162)	(335)	5
Net (gain) loss on securities	(8)	141	597	1,586
Deferred income taxes	(213)	(510)	(430)	173
Decrease (increase) in accrued interest and other assets	67	(25)	(303)	(297)
Increase in prepaid FDIC insurance	(1,378)	—	—	—
Earnings on bank-owned life insurance	(191)	(188)	(375)	(377)
Decrease in accrued interest payable	(46)	(42)	(165)	(20)
Increase (decrease) in other accrued expenses	74	300	323	(104)
Increase (decrease) in accrued income taxes payable	737	(132)	(226)	(236)
Other, net	25	(12)	28	175

Net Cash Provided by Operating Activities	1,384	1,463	2,879	2,881

Cash Flows From Investing Activities
Net increase in loans	(7,060)	(1,861)	(15,367)	(14,453)
Purchases of:
Investment securities available for sale	(22,111)	(21,325)	(35,700)	(1,249)
Mortgage-backed securities available for sale	—	(2,744)	(4,744)	(5,753)
Proceeds from maturities/principal repayments/calls of:
Investment securities available for sale	15,712	908	8,157	—
Mortgage-backed securities available for sale	4,421	3,777	5,952	1,484
Mortgage-backed securities held to maturity	—	—	2,765	8,117
Proceeds from sales of investment securities available for sale	1,265	—	543	—
Proceeds from sales of mortgage-backed securities available for sale	848	—	—	2,432
Purchase of Federal Home Loan Bank stock	—	(81)	(81)	(1,007)
Proceeds from sale of Federal Home Loan Bank stock	—	—	—	161
Proceeds from sales of foreclosed real estate	143	167	279	64
Net disposals (purchases) of office properties and equipment	(37)	(141)	110	(202)

Net Cash Used in Investing Activities	(6,819)	(21,300)	(38,086)	(10,406)

Cash Flows From Financing Activities
Net increase in demand, regular and club accounts	13,541	20,741	29,208	9,699
Net increase (decrease) in certificate accounts	10,721	(1,381)	3,094	(19,044)
Net (decrease) increase in securities sold under agreements to repurchase	(961)	1,545	329	(454)
Repayments of Federal Home Loan Bank advances	(9,530)	(29)	(8,780)	(5,594)
Proceeds from new Federal Home Loan Bank advances	4,990	—	4,450	23,733
(Decrease) increase in advance deposits by borrowers for taxes and insurance	(616)	(10)	509	(141)

Net Cash Provided by Financing Activities	18,145	20,866	28,810	8,199

Net Increase (Decrease) in Cash and Cash Equivalents	12,710	1,029	(6,397)	674

Cash and Cash Equivalents — Beginning	12,420	18,817	18,817	18,143

Cash and Cash Equivalents — Ending	$25,130	$19,846	$12,420	$18,817

Supplementary Cash Flows Information
Interest paid	$3,419	$4,267	$8,256	$9,257

Income taxes paid	$278	$388	$657	$840

Supplementary Schedule of Noncash Investing and Financing Activities
Foreclosed real estate acquired in settlement of loans	$252	$75	$1,049	$328

Securities purchased not settled	$1,229	$—	$—	$4,000

See accompanying notes to the consolidated financial statements.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies
The following comprise the significant accounting policies which Standard Mutual Holding Company and subsidiaries (the “Company”) follow in preparing and presenting their consolidated financial statements:
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Standard Mutual Holding Company and its direct and indirect wholly owned subsidiaries, Standard Bank, PaSB (the “Bank”), and Westmoreland Investment Company. All significant intercompany accounts and transactions have been eliminated in consolidation.
Nature of Operations
The Company’s primary asset is the stock of its wholly owned subsidiary, the Bank, a Pennsylvania-chartered state savings bank with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a retail-oriented financial institution, which offers traditional deposit and loan products through its ten full-service offices in Allegheny, Westmoreland, and Bedford Counties of Pennsylvania and Northern Allegany County of Maryland. Westmoreland Investment Company is a Delaware subsidiary, holding residential mortgage loans as the majority of its assets.
Financial Statements
The accompanying consolidated financial statements have been prepared on a September 30 fiscal-year basis. For regulatory and income tax reporting purposes, the Company reports on a December 31 calendar-year basis.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of deferred taxes, and the valuation of intangible assets.
Significant Group Concentrations of Credit Risk
Most of the Bank’s activities are with customers located within Allegheny, Westmoreland, and Bedford Counties of Pennsylvania and Northern Allegany County of Maryland. Notes 2 and 3 discuss the types of securities in which the Company invests. Note 4 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations in any one industry or customer.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks and interest-earning deposits in other institutions.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies (Continued)
Interest-Earning Deposits In Other Institutions
Interest-earning deposits in other institutions mature within three months and are carried at cost.
Investment and Mortgage-Backed Securities
The Company accounts for investment and mortgage-backed securities by classifying them into three categories: (1) securities held to maturity; (2) securities available for sale; and (3) trading securities.
Securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount over the term of the related investments using the interest method.
Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) as a part of net worth. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating the other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition of the underlying issuer, (3) ability of the issuer to meet contractual obligations, (4) the intent to sell the security or whether it’s more likely than not that the Company would be required to sell the security before its anticipated recovery in market value. Realized gains and losses determined on the basis of the cost of the specific securities sold are reported in earnings.
Securities bought and held principally for the purpose of selling them in the near term are classified as trading and are reported at fair value, with unrealized gains and losses included in earnings.
Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. The restricted stock is carried at cost and classified separately on the statement of financial condition.
Loans Receivable
Loans are stated at their unpaid principal balances net of deferred origination fees less allowances for losses. Monthly payments are scheduled to include interest. Interest on loans is credited to income as earned. Interest earned on loans for which no payments were received during the month is accrued. An allowance is established for accrued interest deemed to be uncollectible, generally when a loan is 90 days or more delinquent. Such interest ultimately collected is credited to income in the period received. Amortization of premiums and accretion of discounts are recognized over the term of the loan as an adjustment to the loan’s yield using the interest method and cease when a loan becomes nonperforming. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as a yield adjustment.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies (Continued)
Allowance for Loan Losses
The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it required estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard, or special mention. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.
A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, its observable market price or, if the loan is collateral-dependent, the fair value of the underlying collateral. Large groups of smaller-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential real estate and consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Mortgage Loans Held for Sale and Mortgage Loan Servicing
Mortgage loans held for sale are valued at the lower of cost or fair value as determined by current investor yield requirements calculated on an aggregate basis. The Company had no loans held for sale at March 31, 2010 (unaudited), September 30, 2009 and 2008.
The Company acquired mortgage servicing rights through the origination and sale of mortgage loans. These rights are recognized as separate assets by allocating the total costs of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values when the respective loans are sold.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies (Continued)
Mortgage Loans Held for Sale and Mortgage Loan Servicing (Continued)
The Company measures the impairment of the mortgage servicing rights based on their current fair value. Current fair value is determined through the discounted present value of the estimated future net servicing cash flows using a risk-based discount rate and assumptions based upon market estimates for future servicing revenues and expenses (including prepayment expectations, servicing costs, default rates and interest earnings on escrows). For impairment measurement purposes, servicing rights are stratified by interest rates. If the carrying value of an individual stratum exceeds its fair value, a valuation allowance is established.
Foreclosed Real Estate
Foreclosed real estate consists of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. Foreclosed real estate is initially recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in earnings.
Office Properties and Equipment
Office properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Estimated lives are 40 to 50 years for buildings and 3 to 10 years for furniture and equipment. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the estimated useful life or term of the related lease.
Bank-Owned Life Insurance
The Company owns insurance on the lives of certain key employees. The policies were purchased to help offset the cost of increases in various fringe benefit plans, including healthcare. The cash surrender value of these policies is shown on the Consolidated Statements of Financial Condition, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statements of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as other income.
Goodwill and Core Deposit Intangible
Goodwill represents the excess of the purchase price over the cost of net assets purchased. Goodwill is not amortized, but is evaluated for impairment.
At least annually, management reviews goodwill and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of goodwill. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the net assets, an impairment loss will be recognized. Impairment, if any, is measured on a discounted future cash flow basis.
For March 31, 2010 (unaudited), September 30, 2009 and 2008, no impairment existed; however, for any future period the Company determines that there has been impairment in the carrying value of goodwill, the Company would record a charge to earnings, which could have a material adverse effect on net income.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies (Continued)
Goodwill and Core Deposit Intangible (Continued)
The Company has core deposit intangible assets relating to the acquisition of HNB in 2006 and a one-branch office acquisition in 2002. These intangible assets are being amortized on a straight-line basis over a period of ten years and also continue to be subject to impairment testing. The remaining balance of the core deposit intangible from the 2002 branch acquisition was fully amortized in 2008. The balance of core deposit intangibles at March 31, 2010 (unaudited), September 30, 2009 and 2008 was $939,000, $1,023,000 and $1,191,000, respectively, net of accumulated amortization of $1,062,000 at March 31, 2010 (unaudited), $978,000 at September 30, 2009 and $810,000 at September 30, 2008. Amortization expense of $84,000, $84,000, $168,000 and $174,000 was recorded for the six months ended March 31, 2010 and 2009 (unaudited) and years ended September 30 2009 and 2008, respectively. Amortization expense is estimated to be $168,000 in 2010 through 2014, and $183,000 thereafter.
Income Taxes
Deferred taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
Off-Balance Sheet Financial Instrument
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the Consolidated Statements of Financial Condition when they are funded.
Comprehensive Income (Loss)
U.S. generally accepted accounting principles require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of net worth in the Statements of Financial Condition. Such items, along with net income, are components of comprehensive income. The components of other comprehensive income (loss) and related tax effects for the six months ended March 31, 2010 and 2009 (unaudited) and the years ended September 30, 2009 and 2008, are as follows (dollars in thousands):

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Unrealized holding (losses) gains on available-for-sale securities	$(213)	$115	$1,416	$(4,448)
Reclassification adjustment for (gains) losses realized in income	(8)	141	597	1,586

Net Unrealized (Losses) Gains	(221)	256	2,013	(2,862)

Income tax benefit (expense)	75	(87)	(684)	973

Net of Tax Amount	$(146)	$169	$1,329	$(1,889)

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies (Continued)
Advertising Costs
The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the six months ended March 31, 2010 and 2009 (unaudited) and years ended September 30, 2009 and 2008, totaled $36,000, $48,000, $88,000 and $91,000, respectively.
Reclassifications
Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such reclassifications had no effect on net income or net worth.
Recent Accounting Pronouncements
In December 2009, the FASB issued ASU 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this standard will have on the Company’s financial position or results of operation.
In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The objective of ASU 2009-17 is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASU 2009-17 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
In September 2009, the FASB issued new guidance impacting Topic 820. This creates a practical expedient to measure the fair value of an alternative investment that does not have a readily determinable fair value. This guidance also requires certain additional disclosures. This guidance is effective for interim and annual periods ending after December 15, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.
In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash — a consensus of the FASB Emerging Issues Task Force. ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 1 — Summary of Significant Accounting Policies (Continued)
Recent Accounting Pronouncements (continued)
In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810): Accounting and reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification. ASU 2010-02 amends Subtopic 810-10 to address implementation issues related to changes in ownership provisions including clarifying the scope of the decrease in ownership and additional disclosures. ASU 2010-02 is effective beginning in the period that an entity adopts Statement 160. If an entity has previously adopted Statement 160, ASU 2010-02 is effective beginning in the first interim or annual reporting period ending on or after December 15, 2009 and should be applied retrospectively to the first period Statement 160 was adopted. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics — Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements — subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. ASU 2010-04 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
In January 2010, the FASB issued ASU 2010-05, Compensation — Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. ASU 2010-05 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.
In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.
In April 2010, the FASB issued ASU 2010-13, Compensation — Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010 and is not expected to have a significant impact on the Company’s financial statements.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 2 — Investment Securities
Investment securities available for sale at March 31, 2010 (unaudited), September 30, 2009 and 2008 are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(Unaudited)
March 31, 2010 (unaudited):
U.S. government and agency obligations due:
Beyond 1 year but within 5 years	$19,343	$5	$(38)	$19,310
Beyond 5 years but within 10 years	2,614	—	(3)	2,611
Beyond 10 years	4,925	11	—	4,936
Corporate bonds due:
Within 1 year	1,405	22	—	1,427
Beyond 1 year but within 5 years	1,295	39	—	1,334
Municipal obligations due:
Within 1 year	4,001	56	—	4,057
Beyond 1 year but within 5 years	4,217	71	—	4,288
Beyond 5 years but within 10 years	2,518	157	—	2,675
Beyond 10 years	6,517	339	—	6,856
Equity securities:
CRA Investment Fund	750	—	(6)	744
Freddie Mac common stock	33	10	—	43
Common stocks	453	16	(98)	371

Total	$48,071	$726	$(145)	$48,652

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 2 — Investment Securities (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2009:
U.S. government and agency obligations due:
Beyond 1 year but within 5 years	$10,250	$72	$—	$10,322
Beyond 5 years but within 10 years	511	—	—	511
Beyond 10 years	7,030	8	—	7,038
Corporate bonds due:
Within 1 year	2,094	29	—	2,123
Beyond 1 year but within 5 years	2,592	65	—	2,657
Municipal obligations due:
Within 1 year	1,625	13	—	1,638
Beyond 1 year but within 5 years	6,585	151	—	6,736
Beyond 5 years but within 10 years	2,904	177	(21)	3,060
Beyond 10 years	6,952	437	(87)	7,302
Equity securities:
CRA Investment Fund	750	1	(3)	748
Freddie Mac common stock	33	28	—	61
Common stocks	453	9	(108)	354

Total	$41,779	$990	$(219)	$42,550

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2008:
U.S. government and agency obligations due:
Within 1 year	$4,000	$—	$—	$4,000
Beyond 1 year but within 5 years	1,000	—	(4)	996
Corporate bonds due:
Beyond 1 year but within 5 years	1,012	—	(412)	600
Municipal obligations due:
Beyond 1 year but within 5 years	915	56	—	971
Beyond 5 years but within 10 years	2,868	132	—	3,000
Beyond 10 years	7,883	122	(122)	7,883
Equity securities:
CRA Investment Fund	750	—	(29)	721
Freddie Mac common stock	33	24	—	57
Common stocks	594	23	(134)	483

Total	$19,055	$357	$(701)	$18,711

Accrued interest receivable on investment securities was $392,000, $363,000, and $155,000 at March 31, 2010 (unaudited), September 30, 2009, and 2008, respectively.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 2 — Investment Securities (Continued)
During the six months ended March 31, 2010 (unaudited), gains and losses on sales of investment securities netted to $0 and proceeds from such sales were $1,265,000. During the year ended September 30, 2009, losses on sales of investment securities totaled $456,000 and proceeds from such sales were $543,000. In addition, impairment losses totaling $141,000 were recorded for the six months March 31, 2009 (unaudited) and year ended September 30, 2009 for other-than-temporary declines in market value on investment securities relating to financial industry common stocks. During the year ended September 30, 2008, impairment charges totaling $1,604,000 were recorded related to $1,500,000 of Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Association (Fannie Mae) preferred stocks and $104,000 of financial industry related common stocks. At March 31, 2010 (unaudited), September 30, 2009, and 2008, no securities were held in the trading portfolio.
The following table shows the fair value and gross unrealized losses on investment securities and the length of time that the securities have been in a continuous unrealized loss position at March 31, 2010 (unaudited) and September 30, 2009 and 2008 (dollars in thousands):

	March 31, 2010 (unaudited)
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government and agency obligations	$15,152	$(41)	$—	$—	$15,152	$(41)
Equity securities	—	—	726	(104)	726	(104)

Total Temporarily Impaired Securities	$15,152	$(41)	$726	$(104)	$15,878	$(145)

	September 30, 2009
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal obligations	$829	$(21)	$410	$(87)	$1,239	$(108)
Equity securities	155	(23)	612	(88)	767	(111)

Total Temporarily Impaired Securities	$984	$(44)	$1,022	$(175)	$2,006	$(219)

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 2 — Investment Securities (Continued)

	September 30, 2008
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. government and agency obligations	$996	$(4)	$—	$—	$996	$(4)
Corporate bonds	—	—	600	(412)	600	(412)
Municipal obligations	2,917	(122)	—	—	2,917	(122)
Equity securities	181	(53)	792	(110)	973	(163)

Total Temporarily Impaired Securities	$4,094	$(179)	$1,392	$(522)	$5,486	$(701)

At March 31, 2010 (unaudited) and September 30, 2009 and 2008, the Company held 17, 13 and 18, respectively, securities in an unrealized loss position. The decline in the fair value of these securities resulted primarily from interest rate fluctuations. The Company does not intend to sell these securities nor is it more likely than not that the Company would be required to sell these securities before its anticipated recovery and the Company believes the collection of the investment and related interest is probable. Based on this, the Company considers all of the unrealized losses to be temporary impairment losses.
Note 3 — Mortgage-Backed Securities
Mortgage-backed securities available for sale of March 31, 2010 (unaudited), September 30, 2009, and 2008, are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Unaudited)
March 31, 2010 (unaudited):
Available for Sale:
Government pass-throughs:
Government National Mortgage Association	$1,087	$34	$—	$1,121
Freddie Mac	9,639	437	—	10,076
Fannie Mae	8,979	308	—	9,287
Private pass-throughs	144	—	(2)	142
Collateralized mortgage obligations	761	1	(17)	745

	$20,610	$780	$(19)	$21,371

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 3 — Mortgage-Backed Securities (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2009:
Available for Sale:
Government pass-throughs:
Government National Mortgage Association	$1,518	$36	$—	$1,554
Freddie Mac	12,466	482	—	12,948
Fannie Mae	10,850	299	—	11,149
Private pass-throughs	148	—	(3)	145
Collateralized mortgage obligations	920	1	(23)	898

	$25,902	$818	$(26)	$26,694

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2008:
Available for Sale:
Government pass-throughs:
Government National Mortgage Association	$1,837	$14	$(12)	$1,839
Freddie Mac	5,835	3	(79)	5,759
Fannie Mae	1,329	8	—	1,337
Private pass-throughs	156	—	(1)	155
Collateralized mortgage obligations	1,186	1	(39)	1,148

	$10,343	$26	$(131)	$10,238

Held to Maturity:
Government pass-throughs:
Freddie Mac	$10,157	$19	$(100)	$10,076
Fannie Mae	9,361	4	(96)	9,269

	$19,518	$23	$(196)	$19,345

Accrued interest receivable on mortgage-backed securities was $77,000, $99,000, and $113,000 at March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.
During the six months ended March 31, 2010 (unaudited), gains on sales of mortgage-backed securities available for sale totaled $8,000 and proceeds from such sales were $848,000. During 2009, all mortgage-backed securities previously categorized as held to maturity were transferred to available for sale. There were no sales of mortgage-backed securities during 2009. During 2008, gains on sales of mortgage-backed securities available for sale totaled $18,000 and proceeds from such sales were $2,432,000.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 3 — Mortgage-Backed Securities (continued)
The following table shows the fair value and gross unrealized losses on mortgage-backed securities and the length of time that the securities have been in a continuous unrealized loss position at March 31, 2010 (unaudited) and September 30, 2009 and 2008 (dollars in thousands):

	March 31, 2010 (unaudited)
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available for Sale:
Private pass-throughs	$—	$—	$142	$(2)	$142	$(2)
Collateralized mortgage obligations	—	—	650	(17)	650	(17)

Total Available for Sale	$—	$—	$792	$(19)	$792	$(19)

	September 30, 2009
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available for Sale:
Private pass-throughs	$—	$—	$145	$(3)	$145	$(3)
Collateralized mortgage obligations	802	(23)	—	—	802	(23)

Total Available for Sale	$802	$(23)	$145	$(3)	$947	$(26)

	September 30, 2008
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available for Sale:
Government National Mortgage Association	$1,344	$(12)	$—	$—	$1,344	$(12)
Freddie Mac	4,480	(57)	1,137	(22)	5,617	(79)
Fannie Mae	14	—			14	—
Private pass-throughs	—	—	154	(1)	154	(1)
Collateralized mortgage obligations	1,054	(39)	—	—	1,054	(39)

Total Available for Sale	$6,892	$(108)	$1,291	$(23)	$8,183	$(131)

Held to Maturity:
Freddie Mac	$2,850	$(19)	$4,213	$(81)	$7,063	$(100)
Fannie Mae	6,019	(52)	1,917	(44)	7,936	(96)

Total Held to Maturity	$8,869	$(71)	$6,130	$(125)	$14,999	$(196)

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 3 — Mortgage-Backed Securities (continued)
At March 31, 2010 (unaudited) and September 30, 2009 and 2008, the Company held 2, 2 and 40, respectively, mortgage-backed securities in an unrealized loss position. The decline in the fair value of these securities resulted primarily from interest rate fluctuations. The Company does not intend to sell these securities nor is it more likely than not that the Company would be required to sell these securities before its anticipated recovery and the Company believes the collection of the investment and related interest is probable. Based on this, the Company considers all of the unrealized losses to be temporary impairment losses.
Mortgage-backed securities with a carrying value of $11,618,000, $15,207,000 and $13,974,000 were pledged to secure repurchase agreements and public funds accounts at March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.
Note 4 — Loans Receivable
Loans receivable at March 31, 2010 (unaudited), September 30, 2009 and 2008 are summarized as follows (dollars in thousands):

	March 31,	September 30,
	2010	2009	2008
	(Unaudited)
First mortgage loans:
One-to-four-family dwellings	$139,018	$134,958	$129,973
Construction	3,133	2,145	5,028
Commercial real estate	80,921	76,890	67,411

	223,072	213,993	202,412
Loans in process	(2,211)	(1,260)	(2,325)
Deferred loan fees, net	(57)	(47)	63

	220,804	212,686	200,150

Loans secured by savings accounts	995	964	616
Consumer loans	1,313	1,323	1,538
Second mortgage loans	38,657	40,598	39,864
Automobile loans	681	974	1,542
Home equity lines of credit	5,012	4,888	4,215
Commercial loans	13,137	12,414	12,052

Loans Receivable Before Allowance for Loan Losses	280,599	273,847	259,977

Allowance for loan losses	(3,451)	(3,078)	(2,426)

	$277,148	$270,769	$257,551

The Company’s primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. Although the Company has a diversified loan portfolio at March 31, 2010 (unaudited), September 30, 2009 and 2008, loans outstanding to individual and businesses are dependent upon the local economic conditions in its immediate trade area.
Accrued interest receivable on loans was $1,000,000, $956,000, and $970,000 at March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 4 — Loans Receivable (continued)
Activity with respect to the allowance for loan losses is summarized as follows (dollars in thousands):

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Balance at beginning of year	$3,078	$2,426	$2,426	$2,379

Provision	429	547	1,100	316
Charge-offs	(62)	(393)	(488)	(353)
Recoveries	6	20	40	84

Balance at end of year	$3,451	$2,600	$3,078	$2,426

There were no loans in arrears three months or more still accruing interest. Loans in arrears three months or more or in process of foreclosure (nonaccrual loans) were as follows (dollars in thousands):

			Percentage
	Number of		of Loans
	Loans	Amount	Receivable
March 31, 2010 (unaudited)	11	$550	0.20%
September 30, 2009	21	1,321	0.49
September 30, 2008	18	1,616	0.63
Total interest income which would have been recognized had these loans paid in accordance with their contractual terms and actual interest income recognized on these loans as for the six months ended March 31, 2010 and 2009 (unaudited) and years ended September 30, 2009 and 2008 are summarized as follows (dollars in thousands):

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Interest income that would have been recognized	$19	$50	$80	$103
Interest income recognized	2	2	34	42

Interest income forgone	$17	$48	$46	$61

Loans serviced for others were $17,655,000, $19,551,000, and $21,656,000 at March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company’s financial statements. Mortgage servicing rights were $31,000, $33,000, and $20,000 at March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively, and are included on the Consolidated Statements of Financial Condition in other assets. Mortgage servicing rights are recorded by allocating the total cost of acquired mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Mortgage servicing rights are deferred and amortized in proportion to and over the period of estimated net service fee income. The estimated fair value of mortgage servicing rights was $91,000, $98,000, and $182,000 at March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively, based on the present value of expected, future cash flows using a market discount rate. The Company periodically evaluates its mortgage servicing rights for impairment based on the fair value of those rights. Impairment, if any, would be recognized through a valuation allowance for each loan portfolio stratum for the recorded amount that exceeds fair value. Strata are defined based on predominant risk characteristics of the underlying loans such as loan type and within type, by loan rate intervals. No impairment reserves were deemed necessary as of March 31, 2010 (unaudited), September 30, 2009 and 2008.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 5 — Office Properties and Equipment
Office properties and equipment at March 31, 2010 (unaudited) and September 30, 2009 and 2008 are summarized by major classifications as follows (dollars in thousands):

	March 31,	September 30,
	2010	2009	2008
	(Unaudited)
Land	$1,109	$1,109	$1,394
Office buildings and improvements	5,261	5,243	5,178
Furniture, fixtures, and equipment	1,941	1,929	1,919

Total, at Cost	8,311	8,281	8,491

Accumulated depreciation and amortization	4,495	4,339	4,086

Total Office Properties and Equipment, Net	$3,816	$3,942	$4,405

Depreciation and amortization charged to operations was $164,000, $179,000, $353,000, and $346,000 for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009 and 2008, respectively.
Note 6 — Deposits
Deposit balances at March 31, 2010 (unaudited) and September 30, 2009 and 2008 are summarized as follows (dollars in thousands):

	March 31, 2010		September 30, 2009		September 30, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Unaudited)
Savings accounts	$125,273	40.2%	$120,896	42.1%	$92,705	36.4%
Demand and NOW accounts, including non-interest-bearing deposits of $29,731 in 2010, $21,439 in 2009 and $22,160 in 2008	61,205	19.7	52,447	18.3	50,771	19.9
Money market accounts	5,821	1.9	5,415	1.9	6,074	2.4

	192,299	61.8	178,758	62.3	149,550	58.7

Certificates of deposit:
0.00 to 1.99%	49,412	15.9	25,602	8.9	10,151	4.0
2.00 to 3.99%	49,270	15.8	60,167	21.0	53,631	21.1
4.00 to 5.99%	17,700	5.7	19,673	6.8	38,514	15.1
6.00 to 7.99%	2,515	0.8	2,734	1.0	2,786	1.1

	118,897	38.2	108,176	37.7	105,082	41.3

Total	$311,196	100.0%	$286,934	100.0%	$254,632	100.0%

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 6 — Deposits (continued)
A summary of certificate accounts by maturity at March 31, 2010 (unaudited) and September 30, 2009, is as follows (dollars in thousands):

	March 31,	September 30,
	2010	2009
	(Unaudited)
One year or less	$33,639	$42,237
One to two years	19,272	21,091
Two to three years	16,997	15,873
Three to four years	15,877	11,134
Four to five years	19,541	4,689
After five years	13,571	13,152

	$118,897	$108,176

Interest expense by deposit category for the six months ended March 31, 2010 and 2009 (unaudited) and years ended September 30, 2009 and 2008, is as follows (dollars in thousands):

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
NOW accounts	$53	$94	$159	$206
Money market deposit accounts	7	20	29	66
Savings and club accounts	665	1,101	1,985	1,760
Certificate accounts	1,671	1,791	3,579	5,023

	$2,396	$3,006	$5,752	$7,055

The aggregate amount of time certificates of deposit including Individual Retirement Accounts with a minimum denomination of $100,000 at March 31, 2010 (unaudited) and September 30, 2009 and 2008 is $32,871,000, $28,479,000, and $22,268,000, respectively.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 7 – Federal Home Loan Bank Advances
Advances from the FHLB of Pittsburgh are collateralized by certain qualifying collateral such as U.S. government and agency obligations, mortgage-backed securities and loans, with weighted-average collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances. At March 31, 2010 (unaudited) and September 30, 2009 and 2008, advances from the FHLB consisted of the following (dollars in thousands):

		March 31,	September 30,
Stated Maturity	Rate	2010	2009	2008
		(Unaudited)
7/6/2009	5.66%	$	$—	$5,000
7/27/2009	5.02		—	3,722
1/4/2010	3.52	—	5,000	5,000
3/22/2010	4.79	—	4,500	4,500
4/26/2010	4.92	5,000	5,000	5,000
5/3/2010	4.95	5,000	5,000	5,000
1/18/2011	4.64	2,190	2,190	2,190
4/15/2011	3.14	1,393	1,393	1,393
6/22/2011	4.87	2,000	2,000	2,000
8/17/2011	5.03	1,000	1,000	1,000
9/6/2011	5.43	491	491	491
9/12/2011	4.48	4,138	4,138	4,138
11/30/2011	5.38	852	852	852
7/9/2012	3.99	2,300	2,300	2,300
9/10/2012	1.88	2,451	2,451	—
12/18/2012	4.13	2,471	2,471	2,471
3/25/2013	3.34	3,130	3,130	3,130
7/11/2013	4.03	2,249	2,249	2,249
9/9/2013	2.52	2,000	2,000	—
1/21/2014	2.31	4,990	—	—
10/5/2015	6.51	423	453	512

Total		$42,078	$46,618	$50,948

Contractual maturities of FHLB advances at March 31, 2010 (unaudited) and September 30, 2009, were as follows (dollars in thousands):

	March 31,	September 30,
	2010	2009
	(Unaudited)
One year or less	$12,254	$19,562
One to two years	9,942	11,279
Two to three years	10,424	5,673
Three to four years	9,317	9,924
Four to five years	83	80
After five years	58	100

	$42,078	$46,618

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 7 – Federal Home Loan Bank Advances (continued)
The Bank has entered into a line of credit agreement whereby it can borrow up to $15,000,000 from the FHLB. The line was not drawn upon as of March 31, 2010 (unaudited) and September 30, 2009 or 2008. The agreement expires in February 2012. The interest rate was .74% and .68% at March 31, 2010 (unaudited) and September 30, 2009, respectively.
The maximum borrowing capacity from the FHLB at March 31, 2010 (unaudited) and September 30, 2009 is $134,500,000 and $111,069,000.
Note 8 – Securities Sold Under Agreement to Repurchase
Short-term borrowings consist of borrowings from securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.
The outstanding balances and related information for short-term borrowings are summarized as follows (dollars in thousands):

	March 31, 2010		March 31, 2009		September 30, 2009		September 30, 2008
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)		(Unaudited)
Balance at year end	$2,905	0.78%	$5,081	1.75%	$3,866	1.26%	$3,537	1.54%
Average balance outstanding during the year	3,534	0.85	4,420	1.86	4,532	1.63	3,429	2.05
Maximum amount outstanding at any month-end	3,667	—	6,380	—	6,380	—	7,231	—
Note 9 – Income Taxes
Total income tax expense (benefit) for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009 and 2008 is as follows (dollars in thousands):

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Federal:
Current	$913	$228	$392	$613
Deferred	(213)	(510)	(430)	173

	$700	$(282)	$(38)	$786

State, current	$101	$28	$39	$(10)

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 9 – Income Taxes (continued)
The difference between the expected and actual tax provision expressed as percentage of earnings before income tax provision are as follows:

	Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008
	(Unaudited)
Expected federal tax rate	34.0%	34.0%	34.0%	34.0%
State taxes, net of federal tax benefit	2.8	1.8	1.2	(0.3)
Valuation allowance	—	(49.6)	(23.8)	26.6
Low income housing tax credit	—	(0.8)	(0.8)	(1.4)
Nontaxable interest income	(2.8)	(4.9)	(5.2)	(4.7)
Bank-owned life insurance	(2.4)	(5.4)	(5.3)	(5.9)
Other items, net	2.6	0.2	(0.1)	(7.8)

Effective Tax Rate	34.2%	(24.7)%	0.0%	40.5%

The Bank is subject to the Pennsylvania and Maryland Mutual Thrift Institutions tax which is calculated at 11.5 and 8.25 percent of earnings based on U.S. generally accepted accounting principles.
The net deferred tax asset (liability) consisted of the following components as of March 31, 2010 (unaudited) and September 30, 2009 and 2008 (dollars in thousands):

	March 31,	September 30,
	2010	2009	2008
	(Unaudited)
Deferred Tax Assets:
Allowance for loan losses	$1,173	$1,047	$825
Impairment reserves	83	83	545
Unrealized loss on securities	—	—	153
Employee benefits	369	314	146
Other, net	2	56	86

Total Deferred Tax Assets	1,627	1,500	1,755

Deferred Tax Liabilities:
Unrealized gain on securities	(456)	(532)	—
Premises and equipment	(182)	(267)	(245)
Purchase accounting	(258)	(283)	(331)
Other, net	(35)	(11)	(7)

Total Deferred Tax Liabilities	(931)	(1,093)	(583)

Valuation allowance	—	—	(510)

Net Deferred Tax Assets	$696	$407	$662

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 9 – Income Taxes (continued)
Retained income at March 31, 2010 (unaudited) and September 30, 2009, includes $3,929,000 of base year reserves for which no tax provision has been made. This amount represents deductions for bad debt reserves for tax purposes, which were only allowed to savings institutions that met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1998 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Bank itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from “applicable excess reserve” defined as the total amount of reserve over the period base year reserve. The Bank’s total reserve exceeds the base year reserve, and deferred taxes have been provided for this excess.
The tax provision for fiscal 2008 was significantly impacted by other-than-temporary declines in market value during the period. The amount of tax benefit recognized on the impairment charges was based on the tax characteristics of each security (capital or ordinary). Those securities that are treated as capital for tax purposes have limited tax benefits recorded. On October 3, 2008, the Emergency Economic Stabalization Act was enacted, which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses. Had the legislation been in effect as of September 30, 2008, and had the Company recognized the loss as an ordinary loss for the fiscal year ended September 30, 2008, the positive impact recorded would have been $510,000. The Company recorded a valuation allowance of $510,000 as of September 30, 2008. The Company recognized an additional tax benefit of $510,000 in the quarter ending December 31, 2008.
Note 10 – Regulatory Capital Requirements
The Company is required to maintain a cash reserve balance in vault cash or with the Federal Reserve Bank. The total of this reserve was approximately $1,265,000 and $1,882,000 at March 31, 2010 (unaudited) and September 30, 2009, respectively.
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2010 (unaudited) and September 30, 2009, that the Company meets all capital adequacy requirements of which it is subject.
As of March 31, 2010 (unaudited) and September 30, 2009, the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s category.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 10 – Regulatory Capital Requirements (continued)
The Bank’s actual capital amounts and ratios are presented in the following table (dollars in thousands):

	March 31, 2010		September 30, 2009		September 30, 2008
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)
Total Capital (to Risk-Weighted Assets)

Actual	$35,431	14.48%	$33,756	14.09%	$31,303	14.33%
For Capital Adequacy Purposes	19,575	8.00	19,173	8.00	17,470	8.00
To Be Well Capitalized	24,469	10.00	23,966	10.00	21,837	10.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,365	13.23%	$30,748	12.83%	$28,877	13.22%
For Capital Adequacy Purposes	9,788	4.00	9,586	4.00	8,735	4.00
To Be Well Capitalized	14,682	6.00	14,380	6.00	13,102	6.00

Tier I Capital (to Average Assets)

Actual	$32,365	8.44%	$30,748	8.32%	$28,877	8.45%
For Capital Adequacy Purposes	15,340	4.00	14,789	4.00	13,667	4.00
To Be Well Capitalized	19,175	5.00	18,486	5.00	17,084	5.00
Note 11 – Employee Benefit Plans
The Company participates in the Financial Institutions Retirement Fund (“FIRF”), a multi-employer pension plan. FIRF provided defined pension benefits to substantially all of the Company’s employees. Effective August 1, 2005, the annual benefit provided to employees under this defined benefit pension plan was frozen by Standard Bank. Freezing the plan eliminates all future benefit accruals; however, the accrued benefit as of August 1, 2005, remains. During the six months ended March 31, 2010 and 2009 (unaudited) and the years ended September 30, 2009 and 2008, the Company recognized $140,000, $471,000, $471,000, and $167,000, respectively, as pension expense and made $32,000, $50,000, $50,000, and $222,000, respectively, as contribution to FIRF.
The Company participates in the Financial Institutions Thrift Plan, a multi-employer 401(k) plan, which provides benefits to substantially all of the Company’s employees. Employees’ contributions to the plan are matched by the Company up to a maximum of 3 percent of such employees’ pretax salaries. Expense recognized for the plans was $41,000, $42,000, $86,000, and $85,000 for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009 and 2008, respectively.
The Company adopted a nonqualified phantom stock appreciation rights plan for key officers and directors of the Bank on January 1, 2002. This plan is an incentive-driven benefit plan with payout deferred until the end of the tenth plan year. Expense recognized for the plan was $64,000, $48,000, $77,000, and $57,000 for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009 and 2008, respectively.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 12 – Financial Instruments With Off-Balance Sheet Risk
In the normal course of business, the Company extends credit in the form of loan commitments and undisbursed home equity lines of credit. These off-balance sheet instruments involve, to various degrees, elements of credit and interest rate risk not reported in the statement of financial condition.
The Company’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contract amount of the financial instrument. The Company uses the same credit policies in making commitments for off-balance sheet financial instrument as it does for on-balance sheet instruments.
Financial instruments with off-balance sheet risk as of March 31, 2010 (unaudited) and September 30, 2009 and 2008 are presented in the following table (dollars in thousands):

	March 31,	September 30,
	2010	2009	2008
	(Unaudited)
One-to-four family dwellings:
Loan commitments	$1,910	$824	$363
Undisbursed home equity lines of credit	12,993	12,549	11,088
Undisbursed funds-construction loans in process	2,211	1,260	2,325
Commercial loan commitments	12,471	12,144	15,927
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but generally includes real estate property. The majority of commitments to originate loans at March 31, 2010 (unaudited) and September 30, 2009 and 2008 were for fixed rate loans. The Company grants loan commitments at prevailing market rates of interest.
Note 13 – Fair Value Measurements
The Company adopted FASB ASC Topic 820 “Fair Value Measurement and Disclosures” effective January 1, 2008, which provides a frame work for measuring fair value under generally accepted accounting procedures. FASB ASC Topic 820 establishes a fair value hierarchy which requires and entity to maximize the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 13 – Fair Value Measurements (continued)
As required by FASB ASC Topic 820, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables present the assets reported on the balance sheet at their fair value as of March 31, 2010 (unaudited) and September 30, 2009 by level within the fair value hierarchy (dollars in thousands):

	March 31, 2010 (unaudited)
	Level I	Level II	Level III	Total
		(Unaudited)
Assets measured at fair value on a recurring basis:
U.S. government and agency obligations	$—	$26,857	$—	$26,857
Corporate bonds	—	2,761	—	2,761
Municipal obligations	—	17,876	—	17,876
Equity securities	1,158	—	—	1,158
Mortgage-backed securities available for sale	—	21,371	—	21,371
Assets measured at fair value on a non-recurring basis:
Foreclosed real estate	—	1,112	—	1,112

	$1,158	$69,977	$—	$71,135

	September 30, 2009
	Level I	Level II	Level III	Total
Assets measured at fair value on a recurring basis:
U.S. government and agency obligations	$—	$17,871	$—	$17,871
Corporate bonds	—	4,780	—	4,780
Municipal obligations	—	18,736	—	18,736
Equity securities	1,163	—	—	1,163
Mortgage-backed securities available for sale	—	26,694	—	26,694
Assets measured at fair value on a non-recurring basis:
Foreclosed real estate	—	1,002	—	1,002

	$1,163	$69,083	$—	$70,246

Investment and Mortgage-Backed Securities Available for Sale
Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique that is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.
Foreclosed Real Estate
Fair values of foreclosed real estate were based on independent third-party appraisals of the properties. These assets are included as Level II. All of the $1,112,000 and $1,002,000 of real estate owned on the

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Consolidated Statement of Financial Condition is carried at fair value at March 31, 2010 (unaudited) and September 30, 2009.
Note 14 – Fair Value of Financial Instruments
Generally accepted accounting principles (“GAAP”) requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison of independent markets and, in many cases, could not be realized in immediate settlement of the instrument. GAAP excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company. The carrying amounts reported in the consolidated statements of financial condition approximate fair value for the following financial instruments: cash on hand and due from banks, interest-earning deposits in other institutions, Federal Home Loan Bank stock, accrued interest receivable, bank-owned life insurance, and accrued interest payable.
Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments with similar credit, maturity, and interest rate characteristics. The fair values for one-to-four-family and other residential loans are estimated using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted prices were available, such market rates were utilized. The carrying amount of construction loans approximates its fair value given their short-term nature. The fair values of loans secured by savings accounts, consumer loans, second mortgage loans, automobile, home equity, commercial loans, and loans for real estate sold on contract are estimated using discounted cash flow analyses, using interest rates currently being offered for loans in the current market with similar terms to borrowers of similar creditworthiness. The estimated fair value of nonperforming loans is the “as is” appraised value of the underlying collateral.
The fair values of deposits with no stated maturities, which include non-interest-bearing checking, NOW accounts, regular passbook, club accounts, and money market demand accounts, are equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of certificate accounts are estimated using a discounted cash flow calculation that applies a comparable market interest rate to the aggregated weighted-average maturity of time deposits.
Fair values of borrowed funds are estimated using a discounted cash flow calculation that applies a comparable FHLB advance rate to the weighted average maturity of the borrowings.
There is no material difference between the carrying value and estimate fair value of commitments to extend credit, which are generally priced at market at the time of commitment.

STANDARD MUTUAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008
Note 14 – Fair Value of Financial Instruments
The carrying amounts and estimated fair value of the Company’s financial assets and financial liabilities at March 31, 2010 (unaudited) and September 30, 2009 and 2008 (dollars in thousands):

	March 31, 2010 (unaudited)		September 30, 2009		September 30, 2008
	Fair	Carrying	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value	Value	Value
Financial Assets:
Cash on hand and due from banks	$2,576	$2,576	$2,871	$2,871	$2,121	$2,121
Interst-earning deposits in other institutions	22,554	22,554	9,549	9,549	16,696	16,696
Investment securities	48,652	48,652	42,550	42,550	18,711	18,711
Mortgage-backed securities	21,371	21,371	26,694	26,694	29,756	29,756
Loans receivable	283,143	277,148	273,955	270,769	258,518	257,551
Accrued interest receivable	1,471	1,471	1,418	1,418	1,265	1,265
Federal Home Loan Bank stock	3,416	3,416	3,416	3,416	3,335	3,335
Bank-owned life insurance	9,244	9,244	9,080	9,080	8,756	8,756

Financial Liabilities:
Deposits	313,617	311,196	290,284	286,934	255,187	254,632
Federal Home Loan Bank advances	43,459	42,078	48,412	46,618	51,886	50,948
Securities sold under agreements to repurchase	2,905	2,905	3,866	3,866	3,537	3,537
Accrued interest payable	419	419	465	465	630	630

Off-balance sheet financial insturments:
Commitment to extend credit and letters of credit	—	—	—	—	—	—
Note 15 – Subsequent Events
The Company assessed events occurring subsequent to September 30, 2009, through December 14, 2009, for potential recognition and disclosure in the consolidated financial statements. No events have occurred that would require adjustment to or disclosure in the consolidated financial statements which were issued on December 14, 2009.
On June 8, 2010, the Board of Trustees approved a plan of conversion under which Standard Mutual Holding Company would convert from a mutual holding company to a stock holding company. The conversion to a stock holding company is subject to approval of the members of Standard Mutual Holding Company, which are the depositors of Standard Bank, as well as the Pennsylvania Department of Banking and the Federal Reserve Board. If such approvals are obtained, Standard Mutual Holding Company will cease to exist as a separate legal entity and a stock holding company, Standard Financial Corp., will issue and sell shares of capital stock to eligible depositors and others as outlined in the Plan of Conversion. In addition, the Plan of Conversion establishes a charitable foundation to be funded through a cash contribution and a contribution of common stock of Standard Financial Corp. The cost of the conversion and the issuing of common stock will be deferred and deducted from the proceeds of the stock offering. In the event the conversion and the offering are not completed, any deferred costs will be charged to operations.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Standard Financial Corp. or Standard Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Standard Financial Corp. or Standard Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 3,450,000 Shares of

COMMON STOCK
par value $0.01 per share

(Subject to Increase to up to 3,967,500 Shares)

STANDARD FINANCIAL CORP.

(Proposed Holding Company for
Standard Bank)

PROSPECTUS

Stifel, Nicolaus & Company

[Prospectus Date]

Until [expiration date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$515,000
*	Registrant’s Accounting Fees and Expenses	40,000
*	Conversion Agent and Data Processing Fees	25,000
*	Marketing Agent Fees (1)	347,900
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	190,000
*	Appraisal Fees and Expenses	62,500
*	Printing, Postage, Mailing and EDGAR Fees	138,000
*	Filing Fees (Pennsylvania Department of Banking, Nasdaq, FINRA and SEC)	66,000
*	Transfer Fees and Expenses	35,000
*	Business Plan Fees and Expenses	37,000
*	Other	30,000

*	Total	$1,486,400

*	Estimated

(1)	Standard Financial Corp. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers
     Articles 10 and 11 of the Articles of Incorporation of Standard Financial Corp. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
     ARTICLE 10. Indemnification, etc. of Directors and Officers.
     A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
     B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.
     C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or action by the Board of Directors, or otherwise.
     D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.
     E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
     F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law.
     Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.
     ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.
     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities
     Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:
     The exhibits and financial statement schedules filed as part of this registration statement are as follows:
          (a)    List of Exhibits

1.1	Engagement Letter between Standard Mutual Holding Company, Standard Bank, PaSB and Stifel, Nicolaus & Company, Incorporated
1.2	Form of Agency Agreement between Standard Mutual Holding Company, Standard Financial Corp., Standard Bank, PaSB and Stifel, Nicolaus & Company, Incorporated *
2	Plan of Conversion, as amended
3.1	Articles of Incorporation of Standard Financial Corp.
3.2	Bylaws of Standard Financial Corp.
4	Form of Common Stock Certificate of Standard Financial Corp.
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered
8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.
10.1	Form of Standard Bank, PaSB Employee Stock Ownership Plan
10.2	Form of Standard Financial Corp. and Standard Bank, PaSB Three-Year Employment Agreement
10.3	Form of Standard Financial Corp. and Standard Bank, PaSB Two-Year Employment Agreement
10.4	Form of Standard Bank, PaSB Change in Control Agreement
10.5	Form of Phantom Stock Agreement for Officers
10.6	Form of Phantom Stock Agreement for Directors
10.7	Chief Financial Officer Performance Based Compensation Plan
10.8	Chief Commercial Lending Officer Performance Based Compensation Plan
10.9	Non-Compete Agreement between Standard Bank, PaSB and David C. Mathews
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of S.R. Snodgrass, A.C.
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Standard Mutual Holding Company, Standard Bank, PaSB and RP Financial, LC.
99.2	Letter of RP Financial, LC. with respect to Subscription Rights
99.3	Appraisal Report of RP Financial, LC. **
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*
99.6	Business Plan Agreement with Keller & Company, Inc.
99.7	Conversion Agent Agreement between Stifel, Nicolaus & Company, Incorporated, Standard Mutual Holding Company and Standard Bank, PaSB
99.8	Letter of RP Financial, LC. with respect to Liquidation Account

*	To be filed supplementally

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

     (b) Financial Statement Schedules
     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings
     The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Monroeville, Commonwealth of Pennsylvania on June 17, 2010.

STANDARD FINANCIAL CORP.
By:	/s/ Timothy K. Zimmerman
Timothy K. Zimmerman
President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY
     We, the undersigned directors and officers of Standard Financial Corp. (the “Company”) hereby severally constitute and appoint Timothy K. Zimmerman as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Timothy K. Zimmerman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Timothy K. Zimmerman shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Timothy K. Zimmerman Timothy K. Zimmerman	President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2010
/s/ Colleen M. Brown Colleen M. Brown	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2010
/s Terence L. Graft Terence L. Graft	Chairman of the Board	June 17, 2010
/s/ Dale A. Walker Dale A. Walker	Vice Chairman of the Board	June 17, 2010
/s/ Horace G. Cofer Horace G. Cofer	Director	June 17, 2010
/s/ William T. Ferri William T. Ferri	Director	June 17, 2010

Signatures	Title	Date
/s/ David C. Mathews David C. Mathews	Director	June 17, 2010
/s/ Thomas J. Rennie Thomas J. Rennie	Director	June 17, 2010